 CRC GENERATIONS
 MODIFIED GUARANTEED ANNUITY CONTRACT
 HARTFORD LIFE INSURANCE COMPANY
 P.O. BOX 5085
 HARTFORD, CONNECTICUT 06102-5085                             [The
 TELEPHONE: 1-800-862-6668 (CONTRACT OWNERS)                  Hartford
 1-800-862-7155 (REGISTERED REPRESENTATIVES)                  LOGO]

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This prospectus describes information you should know before you purchase CRC
Generations. Please read it carefully.

CRC Generations is a contract between you and Hartford Life Insurance Company where you agree to make one Purchase Payment to us and we agree to pay you interest for a Guarantee Period you select and we agree to make a series of Annuity Payouts at a later date. This annuity is a single premium, tax-deferred, modified guaranteed annuity offered to both individuals and groups. It is:

X  Single premium, because you make a one-time Purchase Payment.

X Tax-deferred, which means you don't pay taxes until you take money out or until we start to make Annuity Payouts.
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It is a "modified guaranteed" annuity because Hartford guarantees to pay you your Purchase Payment and the interest earned on that Purchase Payment unless you cancel during the right to examine period, fully or partially Surrender your Contract, transfer to a different Guarantee Period or request Annuity Payouts before the end of your Guarantee Period.

Although we file this prospectus with the Securities and Exchange Commission ("SEC"), the SEC doesn't approve or disapprove of these securities or determine if this prospectus is truthful or complete. Anyone who represents that the SEC does these things may be guilty of a criminal offense.

This prospectus can also be obtained from the Securities and Exchange Commission's website: (www.sec.gov).

This annuity IS NOT:

-  A bank deposit or obligation

-  Federally insured

-  Endorsed by any bank or governmental agency

This annuity may not be available for sale in all states.
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PROSPECTUS DATED: AUGUST 2, 2004

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2                                                HARTFORD LIFE INSURANCE COMPANY
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AVAILABLE INFORMATION

We are required by the Securities Exchange Act of 1934 to file reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.

We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.

In addition, the SEC allows Hartford to "incorporate by reference" information that Hartford files with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. Hartford can disclose important information to you by referring you to those documents. Information that Hartford files with the SEC will automatically update and supercede the information in this prospectus.

This prospectus incorporates by reference the following documents:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b) Our Quarterly Report on Form 10-Q for the period ended March 31, 2004;

(c) Our Current Report on Form 8-K filed on May 27, 2004, which updated certain historical segment information included in our Annual Report on Form 10-K for the year ended December 31, 2003, to give effect to our new reportable operating segments, which were disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

(d) Until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in this Prospectus, other than exhibits to such document. Requests for such copies should be directed to Hartford Life Insurance Company, P.O. Box
5085, Hartford, Connecticut 06102-5085, telephone: 1-800-862-6668.
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HARTFORD LIFE INSURANCE COMPANY                                                3
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TABLE OF CONTENTS

                                                                PAGE
----------------------------------------------------------------------
DEFINITIONS                                                       4
----------------------------------------------------------------------
HIGHLIGHTS                                                        5
----------------------------------------------------------------------
THE CONTRACT                                                      6
----------------------------------------------------------------------
  Annuity Payouts                                                12
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  Miscellaneous Provisions                                       14
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    Investments by Hartford                                      14
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    Amendment of Contracts                                       14
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    Assignment of Contracts                                      14
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    Distribution of Contracts                                    14
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FEDERAL TAX CONSIDERATIONS                                       15
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THE COMPANY                                                      21
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LEGAL OPINION                                                    57
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EXPERTS                                                          57
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APPENDIX A -- MODIFIED GUARANTEED ANNUITY FOR QUALIFIED
  PLANS                                                          58
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APPENDIX B -- MARKET VALUE ADJUSTMENT                            59
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APPENDIX C -- UNAUDITED INTERIM FINANCIAL STATEMENTS             60
----------------------------------------------------------------------
APPENDIX D -- FINANCIAL STATEMENTS
----------------------------------------------------------------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

4                                                HARTFORD LIFE INSURANCE COMPANY
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DEFINITIONS

These terms are capitalized when used throughout this prospectus. Please refer to these defined terms if you have any questions as you read your prospectus.

ADMINISTRATIVE OFFICE OF THE COMPANY -- Our location and overnight mailing address is: 200 Hopmeadow Street, Simsbury, Connecticut 06089. Our standard mailing address is: Investment Product Services, P.O. Box 5085, Hartford, CT 06102-5085

ANNUITANT -- The person on whose life this Contract is based. The Annuitant may not be changed.

ANNUITY COMMENCEMENT DATE -- The date we start to make Annuity Payouts.

CODE -- The Internal Revenue Code of 1986, as amended.

CONTINGENT ANNUITANT -- The person you designate to become the Annuitant if the Annuitant dies prior to the Annuity Commencement Date.

CONTRACT -- The individual Annuity Contract and any endorsements or riders. Group participants and some individuals will receive a certificate rather than a Contract.

CONTRACT OWNER OR YOU -- The owner or holder of this Contract.

CONTRACT VALUE -- The sum of your Purchase Payment and all interest earned minus any Surrenders and any applicable Premium Taxes.

CONTRACT YEAR -- The 12 months following the date you purchased your annuity and then each subsequent year.

HARTFORD, WE, US OR OUR -- Hartford Life Insurance Company. Only Hartford is a capitalized term in the prospectus.

JOINT ANNUITANT -- The person on whose life Annuity Payouts are based if the Annuitant dies after the Annuity Calculation Date. You may name a Joint Annuitant only if your Annuity Payout Option provides for a survivor. The Joint Annuitant may not be changed.

MARKET VALUE ADJUSTMENT -- An adjustment that either increases or decreases the amount we pay you under certain circumstances.

POWER OF ATTORNEY -- You may authorize another person to act on your behalf by submitting a completed Power of Attorney form. Once we have the completed form on file, we will accept instructions from your designated third party until we receive instructions terminating the power of attorney in writing from you. You may not be able to make changes to your Contract if you have authorized someone else to act under a Power of Attorney.
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HARTFORD LIFE INSURANCE COMPANY                                                5
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HIGHLIGHTS

HOW DO I PURCHASE THIS ANNUITY?

You must complete our application or order request and submit it to us for approval with your Purchase Payment. Your Purchase Payment must be at least $5,000, unless this Contract is purchased as part of certain retirement plans.

- For a limited time, usually within ten days after you receive your annuity, you may cancel it without paying a Surrender Charge. Your Purchase Payment will be subject to a Market Value Adjustment.

WHAT IS A GUARANTEE PERIOD?

A Guarantee Period is the length of time you select for which Hartford guarantees to pay you interest.
WHAT HAPPENS AT THE END OF EACH GUARANTEE PERIOD?

We will notify you of your options before the end of your Guarantee Period. These options currently include:

- Fully Surrendering your Contract,

- Having your Contract Value rollover to a Subsequent Guarantee Period of the same length of time,

- Transferring to a Guarantee Period of a different duration,

- Asking us to begin making Annuity Payouts,

- Purchasing a variable annuity issued by Hartford, or

- Any other option that may become available.

UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU SELECTING A DIFFERENT OPTION, HARTFORD WILL ROLL YOUR CONTRACT VALUE INTO A SUBSEQUENT GUARANTEE PERIOD FOR THE SAME LENGTH OF TIME. YOUR CONTRACT WILL RECEIVE THE INTEREST RATE WE HAVE ESTABLISHED FOR THAT NEW GUARANTEE PERIOD.

CAN I TAKE OUT ANY OF MY MONEY?

You may Surrender all or part of your Contract Value or transfer to a different Guarantee Period at any time before we start making Annuity Payouts. You may not Surrender any of your Contract Value after we begin making Annuity Payouts.

-  You may have to pay a Surrender Charge.

We may charge you a Surrender Charge when you partially or fully Surrender your annuity. The percentage of the Surrender Charge assessed will depend on the length of time that has lapsed from the beginning of the Guarantee Period in effect at the time you request your Surrender to the date we receive your request for Surrender. You may take out all or some of the interest we have credited to your Contract Value in the 12 months prior to your request without a Surrender Charge.

-  You may have a Market Value Adjustment.

If you request a Surrender, cancel during the right to examine period, transfer to a new Guarantee Period, or begin to take Annuity Payouts before the end of your Guarantee Period, the amount you receive will be modified to include a Market Value Adjustment. A Market Value Adjustment, which is described later, may decrease or increase the amount you receive, depending on whether interest rates have risen or fallen since the beginning of your Guarantee Period. You may take out all or some of the interest we have credited to your Contract Value in the 12 months prior to your request without a Market Value Adjustment.

- You may have to pay income tax on any money you take out and, if you Surrender before you are age 59 1/2, you may have to pay an income tax penalty.

WILL HARTFORD PAY A DEATH BENEFIT?

There is a Death Benefit if the Contract Owner, joint contract owner or Annuitant die before we begin to make Annuity Payouts. This Death Benefit is equal to the Contract Value on the date we receive a certified death certificate or other proof of death acceptable to us.

Depending on the Annuity Payout Option you select, we may pay a Death Benefit after we begin to make Annuity Payouts.

WHAT ANNUITY PAYOUT OPTIONS ARE AVAILABLE?

You may choose one of the following Annuity Payout Options: Life Annuity, Life Annuity with a Cash Refund, Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity, Joint and Last Survivor Life Annuity with Payments for a Period Certain, and Payments for a Period Certain. We may make other Annuity Payout Options available at any time.

You must begin to take Annuity Payouts by end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the 10th Contract Year, whichever is later, unless you elect a later date to begin receiving payments subject to the laws and regulations then in effect and our approval.

If the end of your Guarantee Period occurs after the Annuity Commencement Date, we begin Annuity Payouts on the Annuity Commencement Date, unless you change that date to coincide with the end of the Guarantee Period. If we begin to make Annuity Payouts before the end of your Guarantee Period, a Market Value Adjustment will be made to your Contract Value.

If you do not tell us what Annuity Payout Option you want before the Annuity Commencement Date, we will make payments under the Life Annuity with a 10-year Period Certain Annuity Payout Option.
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6                                                HARTFORD LIFE INSURANCE COMPANY
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THE CONTRACT

WHAT TYPES OF CONTRACTS ARE AVAILABLE?

The Contract is an individual tax-deferred modified guaranteed annuity contract. It is designed for retirement planning purposes and may be purchased by any individual, group, or trust, including:

- IRAs adopted according to Section 408 of the Code;

- Annuity purchase plans adopted by public school systems and certain tax-exempt organizations according to Section 403(b) of the Code;

The examples above represent Qualified Contracts, as defined by the Code. In addition, individuals and trusts can also purchase Contracts that are not part of a tax qualified retirement plan. These are known as Non-Qualified Contracts.

If you are purchasing the Contract for use in an IRA or qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or qualified plan receives tax deferred treatment under the Code.

This Contract is not available in Puerto Rico or Maryland.

HOW DO I PURCHASE A CONTRACT?

You may purchase a Contract by completing and submitting an application or an order request along with your Purchase Payment. For most Contracts, the minimum Purchase Payment is $5,000, unless the Contract is purchased as part of certain retirement plans. Prior approval is required for a Purchase Payment of $1,000,000 or more.

You may not make additional Purchase Payments to this Contract, but you may purchase a new contract. The new contracts may have different Guarantee Periods and will earn interest at the rate set for those new contracts.

You must be of legal age in the state where the Contract is being purchased or a guardian must act on your behalf.

HOW IS THE PURCHASE PAYMENT APPLIED TO MY CONTRACT?

Your Contract will be issued after we receive your Purchase Payment. Your Purchase Payment becomes part of a non-unitized separate account established by Hartford. You have no priority claim on assets in this separate account. All assets of Hartford, including those in this separate account, are available to meet Hartford's guarantees under the Contract and are available to meet the general obligations of Hartford.

If the request or other information accompanying the Purchase Payment is incomplete when we receive it, we will hold the money in a non-interest bearing account for up to three weeks while we try to obtain complete information. For Contracts issued in New York, we will hold the money in a non-interest bearing account for up to ten days. If we cannot obtain the information within that time, we will either return the Purchase Payment and explain why the Purchase Payment could not be processed or keep the Purchase Payment if you authorize us to keep it until you provide the necessary information.

We will send you a confirmation after we apply your Purchase Payment.

CAN I CANCEL MY CONTRACT AFTER I PURCHASE IT?

We want you to be satisfied with the Contract you have purchased. We urge you to closely examine its provisions. If for any reason you are not satisfied with your Contract, simply return it within ten days after you receive it with a written request for cancellation that indicates your tax-withholding instructions. In some states, you may be allowed more time to cancel your Contract. We will not deduct any Surrender Charge during this time, however a Market Value Adjustment, which is described later, may apply. We may require additional information, including a signature guarantee, before we can cancel your Contract.

The amount we pay you upon cancellation depends on the requirements of the state where you purchased your Contract, the method of purchase, the type of Contract you purchased and your age.

WHAT IS A GUARANTEE PERIOD?

A Guarantee Period is the length of time you select for which Hartford guarantees to pay you interest. There are two types of Guarantee Periods:
Initial Guarantee Periods and Subsequent Guarantee Periods.

WHAT IS AN INITIAL GUARANTEE PERIOD?

The Initial Guarantee Period is the first Guarantee Period when you purchase your Contract. We currently offer Initial Guarantee Periods of five and ten years. For Contract Owners under age 86 the Initial Guarantee Period is ten years. For Contract Owners age 86 or older the Initial Guarantee Period is five years. During the Initial Guarantee Period, your Contract earns interest at the Initial Guarantee Rate, which will never be less than 3% on an annual basis. The Initial Guarantee Rate depends on your Initial Guarantee Period. During the Initial Guarantee Period we may, in our sole discretion, credit interest greater than the Initial Guarantee Rate to all Contracts of the same Initial Guarantee Period.

WHAT IS A SUBSEQUENT GUARANTEE PERIOD?

If you transfer to a new Guarantee Period or reach the end of your Initial Guarantee Period and allow this Contract to "rollover" to another Guarantee Period of the same length of time, this is a Subsequent Guarantee Period. Basically, any Guarantee Period that is not an Initial Guarantee Period is a Subsequent Guarantee Period. We currently offer a Subsequent Guarantee Period of ten years. During a Subsequent Guarantee Period, your Contract earns interest at the Subsequent Guarantee Rate, which will never be less than 3% on an annual basis. The Subsequent Guarantee Rate depends on the Subsequent Guarantee Period you select.

HARTFORD LIFE INSURANCE COMPANY                                                7
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Hartford, in its sole discretion, determines the interest rates credited to each
Guarantee Period. These interest rates generally reflect prevailing interest rates of other investments that are similar in nature and duration. In computing our interest rates, we may also consider the impact of regulations, taxes, sales commissions, administrative expenses, general economic trends and competitive factors. Contracts with Purchase Payments of $1,000,000 or more may earn interest at a different rate than other Contracts with the same Guarantee
Period. Hartford or its agents cannot predict nor guarantee our future interest rates.

CAN I TRANSFER INTO A DIFFERENT GUARANTEE PERIOD?

Once each Contract Year, beginning after the first Contract Year, you may transfer from your Guarantee Period into a Guarantee Period of a different duration, provided the new Guarantee Period you select is at least five years or longer. There is no Surrender Charge for transfers between Guarantee Periods. If your Contract was issued in Florida you will not be able to transfer to a Subsequent Guarantee Period until the end of your Initial Guarantee Period. While we currently do not impose a transfer charge, we reserve the right to charge a fee of up to $50 for each transfer. A Market Value Adjustment, which is described later, will be applied to your Contract Value at the time of transfer, unless the transfer occurs at the end of the Guarantee Period. The amount transferred into the new Guarantee Period is equal to the Contract Value of the old Guarantee Period on the date of the transfer minus or plus the Market Value Adjustment.

While you may transfer to a different Guarantee Period with a duration of 5 years or more, you cannot transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to transfer into a new Guarantee Period unless you extended your Annuity Commencement Date.

WHAT HAPPENS AT THE END OF EACH GUARANTEE PERIOD?

We will notify you of your options before the end of your Guarantee Period. These options currently include:

- Fully Surrendering your Contract,

- Having your Contract Value rollover to a Subsequent Guarantee Period of the same length of time,

- Transferring to a Guarantee Period of a different duration,

- Asking us to begin making Annuity Payouts,

- Purchase a variable annuity from Hartford, or

- Any other option that may become available.

Unless we receive written instructions from you selecting a different option, Hartford will roll your Contract Value into a Subsequent Guarantee Period of the same length of time. Your Contract will receive the interest rate we have established for that new Guarantee Period. If we roll your Contract Value into a Subsequent Guarantee Period because we have not received any other instructions from you, Hartford will, for some period of time after the end of your Guarantee Period, allow you to exercise a different option. Currently, we will allow 21 days after the end of a Guarantee Period to request a different option. However, Hartford reserves the right to change or terminate this administrative processing period. A request for a different option received during this time will be treated as if it was received prior to the end of the current Guarantee Period. However, a request to transfer to another Guarantee Period of a different duration is processed as of the date we receive the request and receives the interest rate credited to that Guarantee Period as of that date.

If you rollover into a Subsequent Guarantee Period or transfer to a Guarantee Period of a different duration, you cannot rollover or transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to rollover or transfer into a new Guarantee Period with a duration longer than three years unless you extended your Annuity Commencement Date.

FOR CONTRACTS ISSUED IN NEW YORK -- We will notify you of your options at least 15 days, but no more than 45 days, before the end of your Guarantee Period. If you fully or partially Surrender your Contract within the 30 day period prior to the end of your Guarantee Period, no Surrender Charge is deducted or Market Value Adjustment made.

HOW IS THE VALUE OF MY CONTRACT CALCULATED BEFORE THE ANNUITY COMMENCEMENT DATE?

We calculate your Contract Value by deducting any applicable Premium Tax from your Purchase Payment, or your rollover value, if you are in a Subsequent Guarantee Period. We then credit your Contract Value on a daily basis with an amount that is equivalent to your Guarantee Period's interest rate on an annual basis and deduct any partial Surrenders.

The following example shows how interest would be credited to your Contract Value. The example assumes you purchased a Contract with a five-year Guarantee Period crediting a hypothetical Initial Guarantee Rate of 5% on an annual basis. The example assumes no money is taken from the Contract during the Guarantee Period. We are using a hypothetical interest rate of 5%. This interest rate is for illustration only and is no indication of future interest rates. Actual interest rates may be more or less than those shown.

Year one                                 $10,000       Purchase Payment or rollover value
                                         $   500       total year's interest payments
                                         -------
                                         $10,500       end of year Contract Value

8                                                HARTFORD LIFE INSURANCE COMPANY
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
Year two                                 $10,500       beginning Contract Value
                                         $   525       total year's interest payments
                                         -------
                                         $11,025       end of year Contract Value

Year three                               $11,025       beginning Contract Value
                                         $   551       total year's interest payments
                                         -------
                                         $11,576       end of year Contract Value

Year four                                $11,576       beginning Contract Value
                                         $   579       total year's interest payments
                                         -------
                                         $12,155       end of year Contract Value

Year five                                $12,155       beginning Contract Value
                                         $   608       total year's interest payments
                                         -------
                                         $12,763       end of year Contract Value

Once each Contract Year, we will send you a statement which shows

-  your Contract Value as of the end of the preceding Contract Year,

-  any money you take out of your Contract during the Contract Year,

-  your Contract Value at the end of the current Contract Year, and

-  the annual rate of interest being credited to your Contract.

FEES AND CHARGES

WHAT HAPPENS IF I REQUEST A SURRENDER BEFORE THE END OF THE GUARANTEE PERIOD?

We don't charge you a sales charge when you purchase this Contract or assess any annual fees. However, if you want to take money out of the Contract before the end of your Guarantee Period, there are two charges we may assess, plus a Market Value Adjustment that may, at times, result in a deduction. The two charges are Premium Tax and a Surrender Charge.
X  PREMIUM TAXES
We deduct Premium Taxes, if required, by a state or other government agency. Some states collect the taxes when Purchase Payments are made; others collect at annuitization. Since we pay Premium Taxes when they are required by applicable law, we may deduct them from your Contract when we pay the taxes, upon Surrender, or on the Annuity Commencement Date. The Premium Tax rate varies by state or municipality. Currently, the maximum rate charged by any state is 5.0%.

X SURRENDER CHARGE -- The Surrender Charge covers some of the expenses relating to the sale and distribution of the Contract, including commissions paid to registered representatives and the cost of preparing sales literature and other promotional activities.

We assess a Surrender Charge when you request a full or partial Surrender, unless your Surrender occurs at the end of a Guarantee Period. The percentage we assess for the Surrender Charge varies according to the length of time between the beginning of the Guarantee Period in effect at the time of your Surrender and the date of your request for Surrender. When you request a Surrender, we deduct the dollar amount you request from your Contract Value. Then we subtract any interest we have credited to your Contract in the 12 months prior to the request for Surrender that has not already been withdrawn from the amount requested for Surrender. This difference is then the amount subject to a Surrender Charge. We then determine the appropriate percentage of Surrender Charge, if any, to be deducted by calculating the length of time the money has been part of your present Guarantee Period. We deduct the percentage of the amount Surrendered from the amount you requested, and, provided there is no Market Value Adjustment, pay you that amount.

If you are in your Initial Guarantee Period, the percentage we deduct is equal to:

------------------------------------------
NUMBER OF YEARS FROM THE
BEGINNING OF THE INITIAL
    GUARANTEE PERIOD      SURRENDER CHARGE
           1                    6%
------------------------------------------
           2                    6%
------------------------------------------
           3                    5%
------------------------------------------
           4                    4%
------------------------------------------
           5                    3%
------------------------------------------
           6+                   2%
------------------------------------------

We do not deduct a Surrender Charge for Subsequent Guarantee Periods.

HARTFORD LIFE INSURANCE COMPANY                                                9
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If your Contract is issued in New York or Washington, and you are in your
Initial Guarantee Period or Subsequent Guarantee Period, the percentage we deduct is equal to:

  CONTRACT YEAR IN WHICH
     SURRENDER IS MADE       SURRENDER CHARGE
---------------------------------------------
             1                     7%
---------------------------------------------
             2                     6%
---------------------------------------------
             3                     5%
---------------------------------------------
             4                     4%
---------------------------------------------
             5                     3%
---------------------------------------------
             6                     2%
---------------------------------------------
             7                     1%
---------------------------------------------
            8+                     0%
---------------------------------------------

THE FOLLOWING SITUATIONS ARE NOT SUBJECT TO A SURRENDER CHARGE:

- Surrenders made at the end of a Guarantee Period.

- Surrender of interest that has been credited to the Contract Value during the 12 months prior to the Surrender that has not previously been withdrawn.

- Upon death of the Annuitant, joint owner or Contract Owner.

- Upon Annuitization.

- Upon cancellation during the right to examine period.

- Required Minimum Distributions from IRAs or 403(b) plans.

SURRENDERS MADE UNDER THE NURSING HOME WAIVER RIDER. We will waive any Surrender Charge applicable to a partial or full Surrender if you, the joint owner or the Annuitant, is confined for at least 180 calendar days to a: (a) hospital recognized as a general hospital by the proper authority of the state in which it is located; or (b) hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or (c) facility certified by Medicare as a hospital or long-term care facility; or (d) nursing home licensed by the state in which it is located and offers the services of a registered nurse 24 hours a day. If you, the joint owner or the Annuitant is confined when you purchase the Contract, this waiver is not available. For the waiver to apply, you must: (a) have owned the Contract continuously since it was issued,
(b) provide written proof of confinement satisfactory to us, and (c) request the Surrender within 91 calendar days of the last day of confinement. Your confinement must be at the recommendation of a physician for medically necessary reasons. This waiver may not be available in all states. Please contact your registered representative or us to determine if it is available for you.

MARKET VALUE ADJUSTMENT

If you request to Surrender, cancel during the right to examine period, transfer to a new Guarantee Period or ask that we begin to make Annuity Payouts at any time other than at the end of your Guarantee Period, we may apply a Market Value Adjustment. That means that the amount we pay you for a Surrender or the Contract Value we transfer to a new Guarantee Period or use to determine your Annuity Payouts will be adjusted up or down.

The Market Value Adjustment reflects both the amount of time left in your Guarantee Period, and, the difference between the Guarantee Rate credited to your current Guarantee Period and the interest rate we are crediting to a new Guarantee Period with a duration equal to the amount of time left in your Guarantee Period. If your Guarantee Period's interest rate is lower than the interest rate we are currently crediting the new Guarantee Period, then the application of the Market Value Adjustment will reduce the amount you receive. Conversely, if your Guarantee Period's interest rate is higher than the interest rate we are crediting for the new Guarantee Period, then the application of the Market Value Adjustment will increase the amount you receive.

For example, assume you purchase a Contract with an Initial Guarantee Period of ten years crediting interest at an Initial Guarantee Rate of 8% on an annual basis. You request a partial Surrender at the end of the seventh Contract Year. At that time you request a Surrender, Hartford's interest rate was 6% on an annual basis for Subsequent Guarantee Periods with a three-year duration, the amount of time left in your Initial Guarantee Period. Then the amount payable upon partial Surrender will increase after the application of the Market Value Adjustment. On the other hand, if Hartford was crediting an interest rate higher than your 8% Initial Guarantee Rate, then the application of the Market Value Adjustment will decrease the amount payable to you upon partial Surrender.

The Market Value Adjustment will apply to any request to Surrender, cancel during the right to examine period, transfer to a new Guarantee Period prior to the end of a Guarantee Period, or if you ask us to begin Annuity Payouts prior to the end of a Guarantee Period except:

- Previous 12 months' interest payments that you ask us to send to you that you have not previously Surrendered.

- Distributions made due to death.

- Payments we make to you as part of your Annuity Payout.

The actual formula for calculating the Market Value Adjustment is set forth in the Appendix B that also contains an additional illustrations of the application of the Market Value Adjustment.

Since the interest rates Hartford credits may reflect, in part, the investment yields available to Hartford (see "Investments by Hartford"); the Market Value Adjustment may also reflect, in part, the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, coupled with the application of the Surrender Charges, the amount you would receive upon a full Surrender of your Contract could be less than your original Purchase Payment.

WE MAY OFFER, IN OUR DISCRETION, REDUCED FEES AND CHARGES FOR CERTAIN CONTRACTS THAT MAY RESULT IN DECREASED COSTS

10                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
AND EXPENSES. REDUCTIONS IN THESE FEES AND CHARGES WILL NOT BE UNFAIRLY DISCRIMINATORY AGAINST ANY CONTRACT OWNER.

SURRENDERS

ARE THERE ANY RESTRICTIONS ON PARTIAL SURRENDERS?

If you request a partial Surrender before we begin to make Annuity Payouts, there are two restrictions:

- The amount you want to Surrender must be at least equal to $1,000, our current minimum for partial Surrenders, and

- The Contract must have a minimum Contract Value of $5,000 after the Surrender.

The above restrictions do not apply if you Surrender interest that has been credited to the Contract Value during the 12 months prior to Surrender.

We reserve the right to terminate your Contract and pay you the Contract Value minus any applicable charges or adjustments if your Contract Value is under the minimum after the Surrender.

HOW DO I REQUEST A SURRENDER?

Requests for Surrenders must be in writing. To request a full or partial Surrender, complete a Surrender Form or send us a letter, signed by you, stating:

- the dollar amount that you want to receive, either before or after we withhold taxes and deduct for any applicable charges,

- your tax withholding amount or percentage, if any, and

- your mailing address.

If there are joint Contract Owners, both must authorize all Surrenders.

We may defer payment of any partial or full Surrender for a period not exceeding six months from the date of our receipt of your notice of Surrender or the period permitted by state insurance law, if less. We may defer a Surrender payment more than 10 days and, if we do, we will pay interest of at least 3% per annum on the amount deferred.

WHAT SHOULD BE CONSIDERED ABOUT TAXES?

There are certain tax consequences associated with Surrenders:

PRIOR TO AGE 59 1/2 -- If you make a Surrender prior to age 59 1/2, there may be adverse tax consequences including a 10% federal income tax penalty on the taxable portion of the Surrender payment. Surrendering before age 59 1/2 may also affect the continuing tax-qualified status of some Contracts.

WE DO NOT MONITOR SURRENDER REQUESTS. TO DETERMINE WHETHER A SURRENDER IS PERMISSIBLE, WITH OR WITHOUT FEDERAL INCOME TAX PENALTY, PLEASE CONSULT YOUR PERSONAL TAX ADVISER.

MORE THAN ONE CONTRACT ISSUED IN THE SAME CALENDAR YEAR -- If you own more than one Contract issued by us or our affiliates in the same calendar year, then these Contracts may be treated as one Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. Please consult your tax adviser for additional information.

INTERNAL REVENUE CODE SECTION 403(b) ANNUITIES -- As of December 31, 1988, all
section 403(b) annuities have limits on full and partial Surrenders. Contributions to your Contract made after December 31, 1988 and any increases in cash value after December 31, 1988 may not be distributed unless you are:
(a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship (cash value increases may not be distributed for hardships prior to age 59 1/2). Distributions prior to age
59 1/2 due to financial hardship; unemployment or retirement may still be subject to a penalty tax of 10%.

WE ENCOURAGE YOU TO CONSULT WITH YOUR TAX ADVISER BEFORE MAKING ANY SURRENDERS. PLEASE SEE THE "FEDERAL TAX CONSIDERATIONS" SECTION FOR MORE INFORMATION.

DEATH BENEFIT

WHAT IS THE DEATH BENEFIT AND HOW IS IT CALCULATED?

Before we begin to make Annuity Payouts, we will pay a Death Benefit upon the death of the Contract Owner, joint owner, or the Annuitant, if there is no surviving Contingent Annuitant. The Death Benefit is calculated when we receive a certified death certificate or other legal document acceptable to us. The Death Benefit we pay is equal to the Contract Value on the date we receive the certified death certificate or other legal document.

HOW IS THE DEATH BENEFIT PAID?

The Death Benefit may be taken in one lump sum or under any of the Annuity Payout Options then being offered by us. On the date we receive complete instructions from the Beneficiary, we will compute the Death Benefit amount to be paid out or applied to a selected Annuity Payout Option. When there is more than one Beneficiary, we will calculate the Death Benefit amount for each Beneficiary's portion of the proceeds and then pay it out or apply it to a selected Annuity Payout Option according to each Beneficiary's instructions acceptable to us.

If the Contract Owner dies before we begin to make Annuity Payouts, the Beneficiary may elect to leave proceeds from the Death Benefit with us for up to five years from the date of the Contract Owner's death under the Annuity Proceeds Settlement Option "Death Benefit Remaining with the Company". The proceeds will remain in the same Guarantee Period in effect at the time of death and receive the same interest rate credited to that Contract. If the Guarantee Period has more than five years remaining, then Hartford will, before the completion of the 5th Contract Year after the death of the Contract Owner, terminate the Contract and waiving all Surrender Charges, pay the Contract Value to the Beneficiary. A Market Value Adjustment will be applicable.

The Beneficiary of a non-qualified Contract or IRA may also elect the "Single Life Expectancy Only" option. This option allows the Beneficiary to take the Death Benefit in a series of payments spread over a period equal to the Beneficiary's remaining life

HARTFORD LIFE INSURANCE COMPANY                                               11
--------------------------------------------------------------------------------
expectancy. Distributions are calculated based on IRS life expectancy tables. This option is subject to different limitations and conditions depending on whether the Contract is non-qualified or an IRA.

REQUIRED DISTRIBUTIONS -- If the Contract Owner dies before the Annuity Commencement Date, the Death Benefit must be distributed within five years after death. The Beneficiary can choose any Annuity Payout Option that results in complete Annuity Payout within five years.

If the Contract Owner dies on or after the Annuity Commencement Date under an Annuity Payout Option with a Payout upon Death Benefit, any remaining value must be distributed at least as rapidly as under the Annuity Payout Option being used as of the Contract Owner's death.

If the Contract Owner is not an individual (e.g. a trust), then the original Annuitant will be treated as the Contract Owner in the situations described above and any change in the original Annuitant will be treated as the death of the Contract Owner.

WHAT SHOULD THE BENEFICIARY CONSIDER?

ALTERNATIVES TO THE REQUIRED DISTRIBUTIONS -- The selection of an Annuity Payout Option and the timing of the selection will have an impact on the tax treatment of the Death Benefit. To receive favorable tax treatment, the Annuity Payout Option selected: (a) cannot extend beyond the Beneficiary's life or life expectancy, and (b) must begin within one year of the date of death.

If these conditions are NOT met, the Death Benefit will be treated as a lump sum payment for tax purposes. This sum will be taxable in the year in which it is considered received.

SPOUSAL CONTRACT CONTINUATION -- If the Contract Owner dies, the Contract Owner's spouse, if named as a Beneficiary, may elect to continue the Contract as the new Contract Owner. This spousal continuation is available only once for each Contract. The spouse may, in the alternative, elect to receive the Death Benefit in one lump sum payment or have the Death Benefit paid under one of the Annuity Payout Options.

WHO WILL RECEIVE THE DEATH BENEFIT?

The distribution of the Death Benefit is based on whether death is before, on or after the Annuity Commencement Date.

IF DEATH OCCURS BEFORE THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .          AND . . .                   AND . . .                 THEN THE . . .
Contract Owner                There is a surviving joint  The Annuitant is living or  Joint Contract Owner
                              Contract Owner              deceased                    receives the Death
                                                                                      Benefit.
Contract Owner                There is no surviving       The Annuitant is living or  Designated Beneficiary
                              joint Contract Owner        deceased                    receives the Death
                                                                                      Benefit.
Contract Owner                There is no surviving       The Annuitant is living or  Contract Owner's estate
                              joint Contract Owner or     deceased                    receives the Death
                              surviving Beneficiary                                   Benefit.
Annuitant                     The Annuitant is also the   There is no named           Designated Beneficiary
                              Contract Owner              Contingent Annuitant        receives the Death
                                                                                      Benefit.
Annuitant                     The Contract Owner is a     There is no named           The Contract Owner
                              trust or other non-natural  Contingent Annuitant        receives the Death
                              person                                                  Benefit.
Annuitant                     The Contract Owner is       There is no named           The Contract Owner is
                              living                      Contingent Annuitant        presumed to be the
                                                                                      Contingent Annuitant and
                                                                                      the Contract continues.
                                                                                      The Contract Owner may
                                                                                      waive this presumption and
                                                                                      receive the Death Benefit.
Annuitant                     The Contract Owner is       The Contingent Annuitant    Contingent Annuitant
                              living                      is living                   becomes the Annuitant, and
                                                                                      the Contract continues.

12                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

IF DEATH OCCURS ON OR AFTER THE ANNUITY COMMENCEMENT DATE:

IF THE DECEASED IS THE . . .                 AND . . .                               THEN THE . . .
Contract Owner                The Annuitant is living                   Designated Beneficiary becomes the
                                                                        Contract Owner, and the payments
                                                                        continue.
Annuitant                     The Contract Owner is living              Contract Owner receives the Death
                                                                        Benefit.
Annuitant                     The Annuitant is also the Contract Owner  Designated Beneficiary receives the
                                                                        Death Benefit.

THESE ARE THE MOST COMMON DEATH BENEFIT SCENARIOS, HOWEVER, THERE ARE OTHERS. SOME OF THE ANNUITY PAYOUT OPTIONS MAY NOT RESULT IN THE PAYMENT OF A DEATH BENEFIT. IF YOU HAVE QUESTIONS ABOUT THESE AND ANY OTHER SCENARIOS, PLEASE CONTACT YOUR REGISTERED REPRESENTATIVE OR US.

ANNUITY PAYOUTS

This section describes what happens when we begin to make regular Annuity Payouts from your Contract. You, as the Contract Owner, should answer four questions:

1.  When do you want Annuity Payouts to begin?

2.  What Annuity Payout Option do you want to use?

3.  How often do you want the Payee to receive Annuity Payouts?

4.  How are Annuity Payouts calculated?

Please check with your financial adviser to select the Annuity Payout Option that best meets your income needs.

1. WHEN DO YOU WANT ANNUITY PAYOUTS TO BEGIN?

You select an Annuity Commencement Date when you purchase your Contract or at any time before we begin making Annuity Payouts. You may change the Annuity Commencement Date by notifying us before we begin to make Annuity Payouts.

The Annuity Commencement Date cannot be deferred beyond the end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the Guarantee Period immediately following the end of the 10th Contract Year, whichever is later, unless you elect a later date to begin receiving payments, subject to the laws and regulations then in effect and our approval. Unless you elect an Annuity Payout Option before the Annuity Commencement Date, we will begin to make Annuity Payouts under the Life Annuity with a 10-Year Period Certain Annuity Payout Option.

If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, a Market Value Adjustment will apply. In that case, Hartford will determine the amount available for Annuity Payouts by taking your Contract Value, deducting any applicable Premium Taxes and then multiplying that amount by the Market Value Adjustment. No Market Value Adjustment will apply if the Annuity Commencement Date coincides with the end of your Guarantee Period.

If you rollover into a Subsequent Guarantee Period or transfer to a Guarantee Period of a different duration, you cannot rollover or transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to rollover or transfer into a new Guarantee Period with a duration longer than three years unless you extended your Annuity Commencement Date.

All Annuity Payouts, regardless of frequency, will occur on the same day of the month as the Annuity Commencement Date.

Once you pass the Annuitant's 90th birthday or the end of your 10th Contract Year, some Guarantee Period durations, may not be available.

In New York, you must give Hartford 30 days advance written notice of your intent to change your Annuity Commencement Date, and cannot defer that date past the Annuitant's 90th birthday.

2. WHICH ANNUITY PAYOUT OPTION DO YOU WANT TO USE?

Your Contract contains the Annuity Payout Options described below. We may at times offer other Annuity Payout Options. Once Annuity Payouts begin, you cannot change the Annuity Payout Option.

LIFE ANNUITY -- We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. A Payee would receive only one Annuity Payout if the Annuitant dies after the first Payout, two Annuity Payouts if the Annuitant dies after the second Payout, and so forth.

LIFE ANNUITY WITH A CASH REFUND -- We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. At the death of the Annuitant, if the Contract Value on the Annuity Commencement Date minus any Premium Tax is greater than the sum of all Annuity Payouts already made, any difference will be paid to the Beneficiary.

LIFE ANNUITY WITH PAYMENTS FOR A PERIOD CERTAIN -- We make Annuity Payouts during the lifetime of the Annuitant but Annuity Payouts are at least guaranteed for a period of time you select between 5 years and 100 years minus the age of the Annuitant. If, at the death of the Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.

HARTFORD LIFE INSURANCE COMPANY                                               13
--------------------------------------------------------------------------------

JOINT AND LAST SURVIVOR LIFE ANNUITY -- We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies. You must select Annuity Payouts that:

- Remain the same at 100%, or

- Decrease to 66.67%, or

- Decrease to 50%.

The percentages represent actual dollar amounts. The percentage will also impact the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.

JOINT AND LAST SURVIVOR LIFE ANNUITY WITH PAYMENTS FOR A PERIOD CERTAIN -- We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living, but Annuity Payouts are at least guaranteed for a period of time you select between 5 years and 100 years minus the age of the Annuitant. If, at the death of the last Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies and the Period Certain has ended. You must select Annuity Payouts that:

- Remain the same at 100%, or

- Decrease to 66.67%, or

- Decrease to 50%.

The percentages represent actual dollar amounts. The percentage will also impact the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.

PAYMENTS FOR A PERIOD CERTAIN -- We will make Annuity Payouts for the number of years that you select. During the first Contract Year, you can select any period of time between 10 years and 100 years minus the Annuitant's age. After the first Contract Year, you can select any period of time between 5 and 100 years minus the Annuitant's age. If, at the death of the Annuitant, Annuity Payouts have been made for less than the period certain, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.

IMPORTANT INFORMATION:

- YOU CANNOT SURRENDER YOUR CONTRACT ONCE ANNUITY PAYOUTS BEGIN.

- For Qualified Contracts, if you elect an Annuity Payout Option with a Period Certain, the guaranteed number of years must be less than the life expectancy of the Annuitant at the time the Annuity Payouts begin. We compute life expectancy using the IRS mortality tables.

- AUTOMATIC ANNUITY PAYMENTS -- If you do not elect an Annuity Payout Option, Annuity Payouts will automatically begin on the Annuity Commencement Date under the Life Annuity with Payments for a Period Certain Annuity Payout Option with a ten-year period certain.

3. HOW OFTEN DO YOU WANT THE PAYEE TO RECEIVE ANNUITY PAYOUTS?

In addition to selecting an Annuity Commencement Date and an Annuity Payout Option, you must also decide how often you want the Payee to receive Annuity Payouts. You may choose to receive Annuity Payouts:

- monthly,

- quarterly,

- semi-annually, or

- annually.

Once you select a frequency, it cannot be changed after the Annuity Commencement Date. If you do not make a selection, the Payee will receive monthly Annuity Payouts. The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.

4. HOW ARE ANNUITY PAYOUTS CALCULATED?

The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the Annuity Payout Options. Under the Life Annuity, Life Annuity with Cash Refund and Life Annuity with Payments for a Period Certain, the amount of each Annuity Payout will depend upon the age and gender of the Annuitant at the time the first Annuity Payout is due. Under the Joint and Last Survivor Life Annuity and Joint and Last Survivor Life Annuity with Payments for a Period Certain, the amount of the first Annuity Payout will depend upon the gender of both Annuitants and their ages at the time the Annuity Payout is due.

Gender will not be used to determine the amount of the Annuity Payouts if the Contract is issued to qualify under certain sections of the Code. If gender is used to determine the amount of Annuity Payouts, the Annuity tables in the Contract will provide rates of payment for male Annuitants and female Annuitants.

The fixed payment Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an

14                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
interest rate of 2.5%. The table for the Payments for a Period Certain Annuity Payout Option is based on an interest rate of 2.5% per annum.

The Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are age dependent. For Annuity payments beginning after 2000, the amount of the first payment will be based on an age a specified number of years younger than the Annuitant's then attained age. The age setback is as follows:

DATE OF FIRST PAYMENT    AGE SETBACK
------------------------------------
 Prior to 2005             1 year
------------------------------------
 2005 - 2014               2 years
------------------------------------
 2015 - 2019               3 years
------------------------------------
 2020 - 2029               4 years
------------------------------------
 2030 - 2039               5 years
------------------------------------
 2040 or later             6 years
------------------------------------

MISCELLANEOUS PROVISIONS

INVESTMENTS BY HARTFORD

Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.

Nonetheless, in establishing Guarantee Rates and Current Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guarantee Rates"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

AMENDMENT OF CONTRACTS

We may modify the Contract, but no modification will affect the amount or term of any Contract unless a modification is required to conform the Contract to applicable Federal or State law. No modification will affect the method by which Contract Values are determined. We will notify you in writing of any modifications.

ASSIGNMENT OF CONTRACTS

Ownership of this Contract is generally assignable. However, if the Contract is issued to a tax qualified retirement plan, it is possible that the ownership of the Contract may not be transferred or assigned. An assignment of a Non-Qualified Contract may subject the Contract Values or Surrender Value to income taxes and certain penalty taxes.

DISTRIBUTION OF CONTRACTS

Hartford Securities Distribution Company, Inc. ("HSD") serves as principal underwriter for the Contracts. HSD is a wholly owned subsidiary of Hartford. The principal business address of HSD is the same as Hartford. HSD is registered with the Commission under the 1934 Act as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

The Contracts are sold by certain independent broker-dealers registered under the 1934 Act to persons who have established an account with the broker-dealer. In addition, the Contracts may be offered to members of certain other eligible groups or certain individuals. Hartford will pay a maximum commission of 5% for the sale of a Contract. From time to time, customers of certain broker-dealers may be offered special initial Guarantee Rates and negotiated commissions.

Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners.

In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by

HARTFORD LIFE INSURANCE COMPANY                                               15
--------------------------------------------------------------------------------
the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not effect the amounts paid by the policyholders or contract owners to purchase, hold or Surrender insurance products.

FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

What are some of the federal tax consequences which affect these Contracts?

A.  GENERAL

Since federal tax law is complex, the tax consequences of purchasing this contract will vary depending on your situation. You may need tax or legal advice to help you determine whether purchasing this contract is right for you.

Our general discussion of the tax treatment of this contract is based on our understanding of federal income tax laws as they are currently interpreted. A detailed description of all federal income tax consequences regarding the purchase of this contract cannot be made in the prospectus. We also do not discuss state, municipal or other tax laws that may apply to this contract. For detailed information, you should consult with a qualified tax adviser familiar with your situation.

B.  TAXATION OF HARTFORD

Hartford is taxed as a life insurance company under Subchapter L of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"). The assets underlying the Contracts will be owned by Hartford. The income earned on such assets will be Hartford's income.

C. TAXATION OF ANNUITIES -- GENERAL PROVISIONS AFFECTING PURCHASERS OTHER THAN QUALIFIED RETIREMENT PLANS

Section 72 of the Code governs the taxation of annuities in general.

 1. NON-NATURAL PERSONS, CORPORATIONS, ETC.

Code Section 72 contains provisions for contract owners which are not natural persons. Non-natural persons include corporations, trusts, limited liability companies, partnerships and other types of legal entities. The tax rules for contracts owned by non-natural persons are different from the rules for contracts owned by individuals. For example, the annual net increase in the value of the contract is currently includable in the gross income of a non-natural person, unless the non-natural person holds the contract as an agent for a natural person. There are additional exceptions from current inclusion for:

- certain annuities held by structured settlement companies,

- certain annuities held by an employer with respect to a terminated qualified retirement plan and

- certain immediate annuities.

A non-natural person which is a tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

If the contract owner is a non-natural person, the primary annuitant is treated as the contract owner in applying mandatory distribution rules. These rules require that certain distributions be made upon the death of the contract owner. A change in the primary annuitant is also treated as the death of the contract owner.

 2. OTHER CONTRACT OWNERS (NATURAL PERSONS).

A Contract Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.

The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.

    a. DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.

  i. Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

 ii. To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract." It is unclear what value should be used in determining the "income on the contract." We believe that the current Contract value (determined without regard to surrender charges) is an appropriate measure. However, the IRS could take the position that the value should be the current Contract value (determined without regard to surrender charges) increased by some measure of the value of certain future benefits.

 iii. Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the
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    Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

 iv. The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.

 v. In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.

    b. DISTRIBUTIONS AFTER ANNUITY COMMENCEMENT DATE.

Annuity payments made periodically after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").

  i. When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.

 ii. If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.

 iii. Generally, nonperiodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after such date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).

    c. AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.

Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. We believe that for any annuity subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will first be treated as withdrawals of income until all of the income from all such Contracts is withdrawn. As of the date of this prospectus, there are no regulations interpreting this provision.

    d. 10% PENALTY TAX -- APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY
       PAYMENTS.

  i. If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.

 ii. The 10% penalty tax will not apply to the following distributions:

    1. Distributions made on or after the date the recipient has attained the age of 59 1/2.

    2. Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.

    3.  Distributions attributable to a recipient's becoming disabled.

    4. A distribution that is part of a scheduled series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's designated Beneficiary). In determining whether a payment stream designed to satisfy this exception qualifies, it is possible that the IRS could take the position that the entire interest in the Contract should include not only the current Contract value, but also some measure of the value of certain future benefits.

    5. Distributions made under certain annuities issued in connection with structured settlement agreements.

    6. Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).

    e. SPECIAL PROVISIONS AFFECTING CONTRACTS OBTAINED THROUGH A TAX-FREE EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.

If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come
(1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract,
(2) then from the portion of the
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"income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment,
(3) then from the remaining "income on the contract" and (4) last from the remaining "investment in the contract." As a result, to the extent that such amount received or deemed received does not exceed such pre-8/14/82 investment, such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph e.

    f. REQUIRED DISTRIBUTIONS.

  i. Death of Contract Owner or Primary Annuitant
    Subject to the alternative election or spouse beneficiary provisions in ii or iii below:

     1. If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;

     2. If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within 5 years after such death; and

     3. If the Contract Owner is not an individual, then for purposes of 1. or
        2. above, the primary annuitant under the Contract shall be treated as the Contract Owner, and any change in the primary annuitant shall be treated as the death of the Contract Owner. The primary annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

 ii. Alternative Election to Satisfy Distribution Requirements
    If any portion of the interest of a Contract Owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. Distributions must begin within a year of the Contract Owner's death.

 iii. Spouse Beneficiary
    If any portion of the interest of a Contract Owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the Contract Owner of such portion for purposes of section i. above. This spousal contract continuation shall apply only once for this contract.

    g. ADDITION OF RIDERS.

The addition of a rider to the Contract could cause it to be considered newly issued or entered into, for tax purposes, and thus could result in the loss of certain grandfathering with respect to the Contract. Please contact your tax adviser for more information.

D.  FEDERAL INCOME TAX WITHHOLDING

Any portion of a distribution that is current taxable income to the Contract Owner will generally be subject to federal income tax withholding and reporting under the Code. Generally, however, a Contract Owner may elect not to have income taxes withheld or to have income taxes withheld at a different rate by filing a completed election form with us. Election forms will be provided at the time distributions are requested.

E.  GENERAL PROVISIONS AFFECTING QUALIFIED RETIREMENT PLANS

The Contract may be used for a number of qualified retirement plans. If the Contract is being purchased with respect to some form of qualified retirement plan, please see "Information Regarding Tax-Qualified Retirement Plans" below for information relative to the types of plans for which it may be used and the general explanation of the tax features of such plans.

F.  ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal income tax and withholding on taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required tax forms are submitted to us. In addition, purchasers may be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity purchase.

G.  GENERATION SKIPPING TRANSFER TAX

Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

H.  ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001

The Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") repealed the Federal estate tax and replaced it with a carryover basis income tax regime effective for estates of decedents dying after December 31, 2009. EGTRRA also repealed the generation skipping transfer tax, but not the gift tax, for transfers made after December 31, 2009. EGTRRA contains
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a sunset provision, which essentially returns the Federal estate, gift and generation skipping transfer taxes to their pre-EGTRRA form, beginning in 2011. Congress may or may not enact permanent repeal between now and then.

During the period prior to 2010, EGTRRA provides for periodic decreases in the maximum estate tax rate coupled with periodic increases in the unified credit exemption amount. For 2003, the maximum estate tax rate is 48% and the unified credit exemption amount is $1,500,000.

The complexity of the new tax law, along with uncertainty as to how it might be modified in coming years, underscores the importance of seeking guidance from a qualified advisor to help ensure that your estate plan adequately addresses your needs and that of your beneficiaries under all possible scenarios.

INFORMATION REGARDING TAX-QUALIFIED RETIREMENT PLANS

This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by a tax-qualified retirement plan. State income tax rules applicable to tax-qualified retirement plans often differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.

The Contracts may offer death benefits that may exceed the greater of the amounts paid for the Contract or the Contract's cash value. Owners who intend to use the Contract in connection with tax-qualified retirement plans should consider the income tax effects that such a death benefit may have on the plan.

The federal tax rules applicable to owners of Contracts under tax-qualified retirement plans vary according to the type of plan as well as the terms and conditions of the plan itself. Contract owners, plan participants and beneficiaries are cautioned that the rights and benefits of any person may be controlled by the terms and conditions of the tax-qualified retirement plan itself, regardless of the terms and conditions of a Contract. We are not bound by the terms and conditions of such plans to the extent such terms conflict with a Contract, unless we specifically consent to be bound.

Some tax-qualified retirement plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable law. Tax penalties may apply to transactions with respect to tax-qualified retirement plans if applicable federal income tax rules and restrictions are not carefully observed.

WE DO NOT CURRENTLY OFFER THE CONTRACTS IN CONNECTION WITH ALL OF THE TYPES OF TAX-QUALIFIED RETIREMENT PLANS DISCUSSED BELOW AND MAY NOT OFFER THE CONTRACTS FOR ALL TYPES OF TAX-QUALIFIED RETIREMENT PLANS IN THE FUTURE.

1. TAX-QUALIFIED PENSION OR PROFIT-SHARING PLANS -- Eligible employers can establish certain tax-qualified pension and profit-sharing plans under section 401 of the Code. Rules under section 401(k) of the Code govern certain "cash or deferred arrangements" under such plans. Rules under section 408(k) govern "simplified employee pensions." Tax-qualified pension and profit-sharing plans are subject to limitations on the amount that may be contributed, the persons who may be eligible to participate, the time when distributions must commence, and the form in which distributions must be paid. Employers intending to use the Contracts in connection with tax-qualified pension or profit-sharing plans should seek competent tax and other legal advice. If the death benefit under the Contract can exceed the greater of the amount paid for the Contract and the Contract's cash value, it is possible that the IRS would characterize such death benefit as an "incidental death benefit." There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in currently taxable income to the participants.

2. TAX SHELTERED ANNUITIES UNDER SECTION 403(B) -- Public schools and certain types of charitable, educational and scientific organizations, as specified in section 501(c)(3) of the Code, can purchase tax-sheltered annuity contracts for their employees. Tax-deferred contributions can be made to tax-sheltered annuity contracts under section 403(b) of the Code, subject to certain limitations. In general, total contributions may not exceed the lesser of (1) 100% of the participant's compensation, and (2) $41,000 (adjusted for increases in cost-of-living). The maximum elective deferral amount is equal to $13,000 for 2004, $14,000 for 2005, and $15,000 for 2006 and thereafter, indexed. The limitation on elective deferrals may be increased to allow certain "catch-up" contributions for individuals who have attained age 50.

Tax-sheltered annuity programs under section 403(b) are subject to a PROHIBITION AGAINST DISTRIBUTIONS FROM THE CONTRACT ATTRIBUTABLE TO CONTRIBUTIONS MADE PURSUANT TO A SALARY REDUCTION AGREEMENT, unless such distribution is made:

- after the participating employee attains age 59 1/2;

- upon severance from employment;

- upon death or disability; or

- in the case of hardship (and in the case of hardship, any income attributable to such contributions may not be distributed).

Generally, the above restrictions do not apply to distributions attributable to cash values or other amounts held under a section 403(b) contract as of December 31, 1988.

If the death benefit under the Contract can exceed the greater of the amount paid for the Contract and the Contract's cash value, it is possible that the IRS would characterize such death benefit as an "incidental death benefit." If the death benefit were so characterized, this could result in currently taxable income to purchasers. In addition, there are limitations on the amount of
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incidental death benefits that may be provided under a section
403(b) arrangement.

3. DEFERRED COMPENSATION PLANS UNDER SECTION 457 -- Certain governmental employers or tax-exempt employers other than a governmental unit can establish a Deferred Compensation Plan under section 457 of the Code. For these purposes, a "governmental employer" is a State, a political subdivision of a State, or an agency or an instrumentality of a State or political subdivision of a State. Employees and independent contractors performing services for a governmental or tax-exempt employer can elect to have contributions made to a Deferred Compensation Plan of their employer in accordance with the employer's plan and section 457 of the Code.

Deferred Compensation Plans that meet the requirements of section 457(b) of the Code are called "eligible" Deferred Compensation Plans. Section 457(b) limits the amount of contributions that can be made to an eligible Deferred Compensation Plan on behalf of a participant. Generally, the limitation on contributions is the lesser of (1) 100% of a participant's includible compensation or (2) the applicable dollar amount, equal to $12,000 for 2003, $13,000 for 2004, $14,000 for 2005, and $15,000 for 2006 and thereafter, indexed. The plan may provide for additional "catch-up" contributions during the three taxable years ending before the year in which the participant attains normal retirement age. In addition, the contribution limitation may be increased to allow certain "catch-up" contributions for individuals who have attained age 50.

All of the assets and income of an eligible Deferred Compensation Plan for a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, certain custodial accounts and annuity contracts are treated as trusts. The requirement of a trust does not apply to amounts under an eligible Deferred Compensation Plan of a tax-exempt (non-governmental) employer. In addition, the requirement of a trust does not apply to amounts under a Deferred Compensation Plan of a governmental employer if the Deferred Compensation Plan is not an eligible plan within the meaning of section 457(b) of the Code. In the absence of such a trust, amounts under the plan will be subject to the claims of the employer's general creditors.

In general, distributions from an eligible Deferred Compensation Plan to a participant or beneficiary are prohibited under section 457 of the Code unless made after the participating employee:

- attains age 70 1/2

- has a severance from employment as defined in the Code (including death of the participating employee), or

- suffers an unforeseeable financial emergency as defined in the Code.

4. INDIVIDUAL RETIREMENT ANNUITIES ("IRAS") UNDER SECTION 408

TRADITIONAL IRAs -- Eligible individuals can establish individual retirement programs under section 408 of the Code through the purchase of an IRA.
Section 408 imposes limits with respect to IRAs, including limits on the amount that may be contributed to an IRA, the amount of such contributions that may be deducted from taxable income, the persons who may be eligible to contribute to an IRA, and the time when distributions commence from an IRA. See Section 6 below for a discussion of rollovers involving IRAs.

SIMPLE IRAs -- Eligible employees may establish SIMPLE IRAs in connection with a SIMPLE IRA plan of an employer under section 408(p) of the Code. Special rollover rules apply to SIMPLE IRAs. Amounts can be rolled over from one SIMPLE IRA to another SIMPLE IRA. However, amounts can be rolled over from a SIMPLE IRA to a Traditional IRA only after two years have expired since the employee first commenced participation in the employer's SIMPLE IRA plan. Amounts cannot be rolled over to a SIMPLE IRA from a qualified plan or a Traditional IRA. Hartford is a non-designated financial institution for purposes of the SIMPLE IRA rules.

ROTH IRAs -- Eligible individuals may establish Roth IRAs under section 408A of the Code. Contributions to a Roth IRA are not deductible. Subject to special limitations, a Traditional IRA, SIMPLE IRA or Simplified Employee Pension under
Section 408(k) of the Code may be converted into a Roth IRA or a distribution from such an arrangement may be rolled over to a Roth IRA. However, a conversion or a rollover to a Roth IRA is not excludable from gross income. If certain conditions are met, qualified distributions from a Roth IRA are tax-free.

5. FEDERAL TAX PENALTIES AND WITHHOLDING -- Distributions from tax-qualified retirement plans are generally taxed as ordinary income under section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the portion of the distribution that bears the same ratio as the after-tax contributions bear, if any, to the expected return.

(a) PENALTY TAX ON EARLY DISTRIBUTIONS Section 72(t) of the Code imposes an additional penalty tax equal to 10% of the taxable portion of a distribution from certain tax-qualified retirement plans. However, the 10% penalty tax does not apply to a distribution that is:

- Made on or after the date on which the employee reaches age 59 1/2;

- Made to a beneficiary (or to the estate of the employee) on or after the death of the employee;

- Attributable to the employee's becoming disabled (as defined in the Code);

- Part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and his or her designated beneficiary;
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- Except in the case of an IRA, made to an employee after separation from service after reaching age 55; or

- Not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year.

IN ADDITION, THE 10% PENALTY TAX DOES NOT APPLY TO A DISTRIBUTION FROM AN IRA THAT IS:

- Made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions are met;

- Not in excess of the amount of certain qualifying higher education expenses, as defined by section 72(t)(7) of the Code; or

- A qualified first-time homebuyer distribution meeting the requirements specified at section 72(t)(8) of the Code.

Certain other exceptions also are available.

If you are a participant in a SIMPLE IRA plan, you should be aware that the 10% penalty tax is increased to 25% with respect to non-exempt early distributions made from your SIMPLE IRA during the first two years following the date you first commenced participation in any SIMPLE IRA plan of your employer.

(b) MINIMUM DISTRIBUTION PENALTY TAX If the amount distributed is less than the minimum required distribution for the year, the Participant is subject to a 50% penalty tax on the amount that was not properly distributed.

An individual's interest in a tax-qualified retirement plan generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the later of:

- the calendar year in which the individual attains age 70 1/2; or

- the calendar year in which the individual retires from service with the employer sponsoring the plan.

The Required Beginning Date for an individual who is a five (5) percent owner (as defined in the Code), or who is the owner of an IRA, is April 1 of the calendar year following the calendar year in which the individual attains age 70 1/2.

The entire interest of the Participant must be distributed beginning no later than the Required Beginning Date over:

- the life of the Participant or the lives of the Participant and the Participant's designated beneficiary (as defined in the Code), or

- over a period not extending beyond the life expectancy of the Participant or the joint life expectancy of the Participant and the Participant's designated beneficiary.

Each annual distribution must equal or exceed a "minimum distribution amount" which is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution. Required minimum distributions also can be made in the form of annuity payments. The death benefit under the contract may affect the amount of the minimum required distribution that must be taken.

If an individual dies before reaching his or her Required Beginning Date, the individual's entire interest must generally be distributed within five years of the individual's death. However, this rule will be deemed satisfied, if distributions begin before the close of the calendar year following the individual's death to a designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2.

If an individual dies after reaching his or her Required Beginning Date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

The minimum distribution requirements apply to Roth IRAs after the Contract owner dies, but not while the Contract owner is alive. In addition, if the owner of a Traditional or Roth IRA dies and the Contract owner's spouse is the sole designated beneficiary, the surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.

In 2002, the Internal Revenue Service issued final and temporary regulations in the Federal Register relating to minimum required distributions. The death benefit under your Contract may affect the amount of the required distribution that must be taken from your Contract. Please consult with your tax or legal adviser with any questions regarding these new regulations.

(c) WITHHOLDING We are generally required to withhold federal income tax from the taxable portion of each distribution made under a Contract. The federal income tax withholding requirements, including the rate at which withholding applies, depend on whether a distribution is or is not an eligible rollover distribution.

Federal income tax withholding from the taxable portion of distributions that are not eligible rollover distributions is required unless the payee is eligible to, and does in fact, elect not to have income tax withheld by filing an election with us. Where the payee does not elect out of withholding, the rate of income tax to be withheld depends on whether the distribution is nonperiodic or periodic. Regardless of whether an election is made not to have federal income taxes withheld, the recipient is still liable for payment of federal income tax on the taxable portion of the distribution.
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For periodic payments, federal income tax will be withheld from the taxable portion of the distribution by treating the payment as wages under IRS wage withholding tables, using the marital status and number of withholding allowances elected by the payee on an IRS Form W-4P, or acceptable substitute, filed us. Where the payee has not filed a Form W-4P, or acceptable substitute, with us, the payee will be treated as married claiming three withholding allowances. Special rules apply where the payee has not provided us with a proper taxpayer identification number or where the payments are sent outside the United States or U.S. possessions.

For nonperiodic distributions, where a payee has not elected out of withholding, income tax will be withheld at a rate of 10 percent from the taxable portion of the distribution.

Federal income tax withholding is required at a rate of 20 percent from the taxable portion of any distribution that is an eligible rollover distribution to the extent it is not directly rolled over to an eligible retirement plan. Payees cannot elect out of income tax withholding with respect to such distributions.

Also, special withholding rules apply with respect to distributions from non-governmental section 457(b) plans, and to distributions made to individuals who are neither citizens or resident aliens of the United States.

6. ROLLOVER DISTRIBUTIONS -- Under present federal tax law, "eligible rollover distributions" from qualified retirement plans under section 401(a) of the Code, qualified annuities under section 403(a) of the Code, section 403(b) arrangements, and governmental 457(b) plans generally can be rolled over tax-free within 60 days to any of such plans or arrangements that accept such rollovers. Similarly, distributions from an IRA generally are permitted to be rolled over tax-free within 60 days to a qualified plan, qualified annuity, section 403(b) arrangement, or governmental 457(b) plan. After-tax contributions may be rolled over from a qualified plan, qualified annuity or governmental 457 plan into another qualified plan or an IRA. In the case of such a rollover of after-tax contributions, the rollover is permitted to be accomplished only through a direct rollover. In addition, a qualified plan is not permitted to accept rollovers of after tax contributions unless the plan provides separate accounting for such contributions (and earnings thereon). Similar rules apply for purposes of rolling over after tax contributions from a section 403(b) arrangement. After tax contributions (including nondeductible contributions to an IRA) are not permitted to be rolled over from an IRA into a qualified plan, qualified annuity, section 403(b) arrangement, or governmental 457(b) plan.

For this purpose, an eligible rollover distribution is generally a distribution to an employee of all or any portion of the balance to the credit of the employee in a qualified trust under section 401(a) of the Code, qualified annuity under section 403(a) of the Code, a 403(b) arrangement or a governmental 457(b) plan. However, an eligible rollover distribution does not include: any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made (1) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and the employee's designated beneficiary, or (2) for a specified period of 10 years or more; any distribution to the extent it is a required minimum distribution amount (discussed above); or any distribution which is made upon hardship of the employee.

Separate accounting is required on amounts rolled from plans described under Code sections 401, 403(b) or 408(IRA), when those amounts are rolled into plans described under section 457(b) sponsored by governmental employers. These amounts, when distributed from the governmental 457(b) plan, will be subject to the 10% early withdrawal tax applicable to distributions from plans described under sections 401, 403(b) or 408(IRA), respectively.

THE COMPANY
--------------------------------------------------------------------------------

BUSINESS OF HARTFORD LIFE INSURANCE COMPANY

(Dollar amounts in millions, unless otherwise stated)

GENERAL

Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is an indirect subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"). The Company, together with HLA, provides (i) investment products, including variable annuities, fixed market value adjusted ("MVA") annuities, mutual funds and retirement plan services for the savings and retirement needs of over 1.5 million customers, (ii) life insurance for wealth protection, accumulation and transfer needs for approximately 735,000 customers, (iii) group benefits products such as group life and group disability insurance for the benefit of millions of individuals and (iv) corporate owned life insurance, which includes life insurance policies purchased by a company on the lives of its employees. The Company is one of the largest sellers of individual variable annuities, variable universal life insurance and group disability insurance in the United States. The Company's strong position in each of its core businesses provides an opportunity to increase the sale of the Company's products and services as individuals increasingly save and plan for retirement, protect themselves and their families against the financial uncertainties associated with disability or death and engage in estate planning. In an effort to advance the Company's strategy of growing its life and asset accumulation businesses, The Hartford acquired the individual life insurance, annuity and mutual fund businesses of Fortis on April 2, 2001. (For additional information, see the Capital Resources and Liquidity section of the MD&A and Note 15 of Notes to Consolidated Financial Statements).

In the past year, the Company's total assets, increased 21% to $171.9 billion at December 31, 2003 from $142.1 billion at December 31, 2002. The Company generated revenues of $4.9 billion, $3.9 billion and $4.5 billion in 2003, 2002 and 2001,
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respectively. Additionally, Hartford Life Insurance Company generated net income of $626, $426 and $646 in 2003, 2002, and 2001, respectively.

CUSTOMER SERVICE, TECHNOLOGY AND ECONOMIES OF SCALE

The Company maintains advantageous economies of scale and operating efficiencies due to its growth, attention to expense and claims management and commitment to customer service and technology. These advantages allow the Company to competitively price its products for its distribution network and policyholders. In addition, the Company utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products and, as a result, provides high-quality customer service. In recognition of excellence in customer service for variable annuities, Hartford Life Insurance Company was awarded the 2003 Annuity Service Award by DALBAR Inc., a recognized independent financial services research organization, for the eighth consecutive year. Hartford Life Insurance Company is the only company to receive this prestigious award in every year of the award's existence. Also, in 2003 the Company earned its first DALBAR Award for Retirement Plan Service which recognizes Hartford Life Insurance Company as the No. 1 service provider of retirement plans in the industry. Additionally, the Company's Individual Life segment won its third consecutive DALBAR award for service of life insurance customers and its second DALBAR Intermediary Service Award in 2003.

RISK MANAGEMENT

The Company's product designs, prudent underwriting standards and risk management techniques are structured to protect it against disintermediation risk, greater than expected mortality and morbidity experience and, for certain product features, specifically the guaranteed minimum death benefit ("GMDB") and guaranteed minimum withdrawal benefit ("GMWB") offered with variable annuity products, equity market volatility. As of December 31, 2003, the Company had limited exposure to disintermediation risk on approximately 96% of its domestic life insurance and annuity liabilities through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions. The Company effectively utilizes prudent underwriting to select and price insurance risks and regularly monitors mortality and morbidity assumptions to determine if experience remains consistent with these assumptions and to ensure that its product pricing remains appropriate. The Company also enforces disciplined claims management to protect itself against greater than expected morbidity experience. The Company uses reinsurance structures and has modified benefit features to mitigate the mortality exposure associated with guaranteed minimum death benefits. The Company also uses reinsurance to minimize the volatility associated with the GMWB liability.

REPORTING SEGMENTS

Hartford Life Insurance Company has changed its reportable operating segments from Investment Products, Individual Life and Corporate Owned Life Insurance ("COLI") to Retail Products Group ("Retail"), Institutional Solutions Group ("Institutional") and Individual Life. The Company also includes, in an "Other" category, net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits; corporate items not directly allocable to any of its reportable operating segments and intersegment eliminations, as well as certain group benefit products, including group life and group disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA. The following is a description of each segment, including a discussion of principal products, methods of distribution and competitive environments. Additional information on Hartford Life Insurance Company's segments may be found in the MD&A and Note 14 of Notes to Consolidated Financial Statements.

RETAIL PRODUCTS GROUP

The Retail Products Group segment focuses, through the sale of individual variable and fixed annuities, retirement plan services and other investment products, on the savings and retirement needs of the growing number of individuals who are preparing for retirement or who have already retired. Retail generated revenues of $1.8 billion in 2003, $1.6 billion in 2002 and $1.5 billion in 2001, of which individual annuities accounted for $1.7 billion, $1.5 billion and $1.4 billion in 2003, 2002 and 2001, respectively. Net income in the Retail segment was $341, $280 and $319 in 2003, 2002 and 2001, respectively.

The Company sells both variable and fixed individual annuity products through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions and independent financial advisors. The Company is a market leader in the annuity industry with sales of $16.5 billion, $11.6 billion, and $10.0 billion in 2003, 2002 and 2001, respectively. The Company was the largest seller of individual retail variable annuities in the United States with sales of $15.7 billion in 2003, $10.3 billion in 2002 and $9.0 billion in 2001. In addition, the Company continues to be the largest seller of individual retail variable annuities through banks in the United States.

The Company's total account value related to individual annuity products was $97.7 billion as of December 31, 2003. Of this total account value, $86.5 billion, or 89%, related to individual variable annuity products and $11.2 billion, or 11%, related primarily to fixed MVA annuity products. In 2002, the Company's total account value related to individual annuity products was $74.9 billion. Of this total account value, $64.3 billion, or 86%, related to individual variable annuity products and $10.6 billion, or 14%, related primarily to fixed MVA annuity products.

In addition to its leading position in individual annuities, Hartford Life Insurance Company is among the top providers of retirement products and services, including asset management and plan administration sold to small and medium size corporations pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (referred to as "401(k)").
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PRINCIPAL PRODUCTS

INDIVIDUAL VARIABLE ANNUITIES -- Hartford Life Insurance Company earns fees, based on policyholders' account values, for managing variable annuity assets and maintaining policyholder accounts. The Company uses specified portions of the periodic deposits paid by a customer to purchase units in one or more mutual funds as directed by the customer, who then assumes the investment performance risks and rewards. As a result, variable annuities permit policyholders to choose aggressive or conservative investment strategies, as they deem appropriate, without affecting the composition and quality of assets in the Company's general account. These products offer the policyholder a variety of equity and fixed income options, as well as the ability to earn a guaranteed rate of interest in the general account of the Company. The Company offers an enhanced guaranteed rate of interest for a specified period of time (no longer than twelve months) if the policyholder elects to dollar-cost average funds from the Company's general account into one or more non-guaranteed separate accounts. Additionally, the Investment Products segment sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, the Company pays the greater of (1) the account value at death;
(2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary.

Policyholders may make deposits of varying amounts at regular or irregular intervals and the value of these assets fluctuates in accordance with the investment performance of the funds selected by the policyholder. To encourage persistency, many of the Company's individual variable annuities are subject to withdrawal restrictions and surrender charges. Surrender charges range up to 8% of the contract's deposit less withdrawals, and reduce to zero on a sliding scale, usually within seven years from the deposit date. Individual variable annuity account values of $86.5 billion as of December 31, 2003, have grown from $64.3 billion as of December 31, 2002, due to strong net cash flow, resulting from high levels of sales, low levels of surrenders and equity market appreciation. Approximately 90% and 88% of the individual variable annuity account values were held in non-guaranteed separate accounts as of December 31, 2003 and 2002, respectively.

In August 2002, the Company introduced Principal First, a new guaranteed withdrawal benefit rider which is sold in conjunction with the Company's variable annuity contracts. The Principal First rider provides the policyholder with a guaranteed remaining balance ("GRB") if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. However, annual withdrawals that exceed 7% of the premiums paid may reduce the GRB by an amount greater than the withdrawals and may also impact the guaranteed annual withdrawal amount that subsequently applies after the excess annual withdrawals occur. The policyholder also has the option, after a specified time period, to reset the GRB to the then-current account value, if greater.

The assets underlying the Company's variable annuities are managed both internally and by independent money managers, while the Company provides all policy administration services. The Company utilizes a select group of money managers, such as Wellington Management Company, LLP ("Wellington"); Hartford Investment Management Company ("Hartford Investment Management"), a wholly-owned subsidiary of The Hartford; Putnam Financial Services, Inc. ("Putnam"); American Funds; MFS Investment Management ("MFS"); Franklin Templeton Group; and AIM Investments ("AIM"). All have an interest in the continued growth in sales of the Company's products and enhance the marketability of the Company's annuities and the strength of its product offerings. Hartford Leaders, which is a multi-manager variable annuity that combines the product manufacturing, wholesaling and service capabilities of the Company with the investment management expertise of four of the nation's most successful investment management organizations: American Funds, Franklin Templeton Group, AIM and MFS, has emerged as the industry leader in terms of retail sales. In addition, the Director variable annuity, which is managed in part by Wellington, ranks second in the industry in terms of retail sales.

FIXED MVA ANNUITIES -- Fixed MVA annuities are fixed rate annuity contracts which guarantee a specific sum of money to be paid in the future, either as a lump sum or as monthly income. In the event that a policyholder surrenders a policy prior to the end of the guarantee period, the MVA feature increases or decreases the cash surrender value of the annuity in respect of any interest rate decreases or increases, respectively, thereby protecting the Company from losses due to higher interest rates at the time of surrender. The amount of payment will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses. The Company's primary fixed MVA annuities have terms varying from one to ten years with an average term of approximately four years. Account values of fixed MVA annuities were $11.2 billion and $10.6 billion as of December 31, 2003 and 2002, respectively.

CORPORATE -- The Company sells retirement plan products and services to corporations under Section 401(k) plans targeting the small and medium case markets. The Company believes these markets are under-penetrated in comparison to the large case market. As of December 31, 2003, the Company administered over 4,100 Section 401(k) plans.

MARKETING AND DISTRIBUTION

The Retail Products Group distribution network is based on management's strategy of utilizing multiple and competing distribution channels to achieve the broadest distribution to reach target customers. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, successful utilization of wholesaling organizations, quality of customer service, and relationships with national and regional broker-dealer firms, banks and other financial institutions, and independent financial advisors (through which the sale of the Company's retail investment products to customers is consummated).

Hartford Life Insurance Company maintains a distribution network of approximately 1,500 broker-dealers and approximately 500 banks. As of
December 31, 2003, the Company was selling products through the 25 largest retail banks in the United States.
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24                                               HARTFORD LIFE INSURANCE COMPANY
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The Company periodically negotiates provisions and terms of its relationships with unaffiliated parties, and there can be no assurance that such terms will remain acceptable to the Company or such third parties. The Company's primary wholesaler of its individual annuities is PLANCO Financial Services, Inc. and its affiliate, PLANCO, Incorporated (collectively "PLANCO") a wholly owned subsidiary of HLA. PLANCO is one of the nation's largest wholesalers of individual annuities and has played a significant role in The Hartford's growth over the past decade. As a wholesaler, PLANCO distributes the Company's fixed and variable annuities, and 401(k) plans by providing sales support to registered representatives, financial planners and broker-dealers at brokerage firms and banks across the United States. Owning PLANCO secures an important distribution channel for the Company and gives the Company a wholesale distribution platform which it can expand in terms of both the number of individuals wholesaling its products and the portfolio of products which they wholesale. In addition, the Company uses internal personnel with extensive experience in the Section 401(k) market, to sell its products and services in the retirement plan market.

COMPETITION

The Retail segment competes with numerous other insurance companies as well as certain banks, securities brokerage firms, independent financial advisors and other financial intermediaries marketing annuities, mutual funds and other retirement-oriented products. Product sales are affected by competitive factors such as investment performance ratings, product design, visibility in the marketplace, financial strength ratings, distribution capabilities, levels of charges and credited rates, reputation and customer service.

REGULATORY DEVELOPMENTS

Recently, there has been a significant increase in federal and state regulatory activity relating to financial services companies, particularly mutual funds companies. These regulatory inquiries have focused on a number of mutual fund issues. The Company, like many others in the financial services industry, has received requests for information from the Securities and Exchange Commission and a subpoena from the New York Attorney General's Office, in each case requesting documentation and other information regarding various mutual fund regulatory issues. The Company continues to cooperate fully with these regulatory agencies in responding to these requests. In addition, representatives from the SEC's Office of Compliance Inspections and Examinations recently concluded an on-site compliance examination of the Company's variable annuity and mutual fund operations.

Hartford Life's mutual funds are available for purchase by the separate accounts of different variable life insurance policies, variable annuity products, and funding agreements, and they are offered directly to certain qualified retirement plans. Although existing products contain transfer restrictions between subaccounts, some products, particularly older variable annuity products, do not contain restrictions on the frequency of transfers. In addition, as a result of the settlement of litigation against the Company with respect to certain owners of older variable annuity products, the Company's ability to restrict transfers by these owners is limited.

A number of companies recently have announced settlements of enforcement actions with various regulatory agencies, primarily the Securities and Exchange Commission and the New York Attorney General's Office. No such action has been initiated against the Company. It is possible that one or more regulatory agencies may pursue action against the Company in the future.

INSTITUTIONAL SOLUTIONS GROUP

Hartford Life Insurance Company is among the top providers of retirement products and services, including asset management and plan administration sold to municipalities pursuant to Section 457 and 403(b) of the Internal Revenue Code of 1986, as amended (referred to as "Section 457" and "403(b)", respectively). The Company also provides structured settlement contracts, terminal funding products and other investment products such as guaranteed investment contracts ("GICs").

Additionally, Hartford Life Insurance Company is a leader in the private placement life insurance (formerly, COLI) ("PPLI") market, which includes life insurance policies purchased by a company on the lives of its employees, with the company or a trust sponsored by the company named as the beneficiary under the policy. Until the passage of Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the Company sold two principal types of PPLI, leveraged COLI and variable products.

The Company's total account values related to institutional investment products were $12.4 billion and $9.4 billion as of December 31, 2003 and 2002, respectively. Governmental account values were $9.0 billion and $7.2 billion as of December 31, 2003 and 2002, respectively. Variable PPLI products account values were $21.0 billion and $19.7 billion as of December 31, 2003 and 2002, respectively. Leveraged COLI account values decreased to $2.5 billion as of December 31, 2003 from $3.3 billion as of December 31, 2002, primarily due to surrender activity. The Institutional Solutions Group generated revenues of $2.0 billion, $1.7 billion and $2.1 billion for the years ended December 31, 2003, 2002 and 2001, respectively and net income of $119, $94 and $92 in 2003, 2002 and 2001, respectively.

PRINCIPAL PRODUCTS

INSTITUTIONAL INVESTMENT PRODUCTS -- The Company sells the following institutional investment products; structured settlements, GICs and other short term funding agreements, and other annuity contracts for special purposes such as funding of terminated defined benefit pension plans (terminal funding arrangements).

STRUCTURED SETTLEMENTS -- Structured settlement annuity contracts provide for periodic payments to an injured person or survivor for a generally determinable number of years, typically in settlement of a claim under a liability policy in lieu of a lump sum settlement.

STABLE VALUE PRODUCTS -- Guaranteed Interest Contracts (GICs) are group annuity contracts issued to sponsors of qualified pension or profit-sharing plans or stable value pooled fund
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HARTFORD LIFE INSURANCE COMPANY                                               25
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managers. Under these contracts, the client deposits a lump sum with the
Hartford for a specified period of time (usually 1-7 years) for a guaranteed interest rate. At the end of the specified period, the client receives principal plus interest earned. Funding agreements are investment contracts that perform a similar function for non-qualified assets.

TERMINAL FUNDING -- Terminal funding arrangements are group annuity contracts used to fund pension liabilities that exist when a qualified retirement plan sponsor decides to terminate an existing defined benefit pension plan. Group annuity contracts are very long-term in nature, since they must pay the pension liabilities typically on a monthly basis to all participants covered under the pension plan which is being terminated.

GOVERNMENTAL -- The Company sells retirement plan products and services to municipalities under Section 457 plans. The Company offers a number of different investment products, including variable annuities and fixed products, to the employees in Section 457 plans. Generally, with the variable products, the Company manages the fixed income funds and certain other outside money managers act as advisors to the equity funds offered in Section 457 plans administered by the Company. As of December 31, 2003, the Company administered over 3,000 plans under Sections 457 and 403(b).

LEVERAGED COLI -- Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. HIPAA phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, virtually eliminating all future sales of leveraged COLI.

VARIABLE PRODUCTS -- Variable products continue to be used by employers to fund non-qualified benefits or other post-employment benefit liabilities.

MARKETING AND DISTRIBUTION

In the Section 457 market, the Institutional Solutions Group distribution network uses internal personnel with extensive experience to sell its products and services in the retirement plan and institutional markets. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, quality of customer service, and relationships with brokers, banks and other financial institutions.

In the structured settlement market, the Institutional Solutions Group sells individual fixed immediate annuity products through a small number of specialty brokerage firms that work closely with The Hartford's property and casualty claim operations. The Company also works directly with the brokerage firms on cases that do not involve the Hartford's property/casualty operations.

In the stable value marketplace, the Institutional Solutions Group sells its GICs and funding agreements to retirement plan sponsors either through investment management firms or directly, using Hartford employees.

In the terminal funding market, the Company sells its group annuity products to retirement plan sponsors through three different channels -- (1) a small number of specialty brokers, (2) large benefits consulting firms and (3) directly, using Hartford employees.

COMPETITION

The Institutional segment competes with numerous other insurance companies as well as certain banks, securities brokerage firms, independent financial advisors and other financial intermediaries marketing annuities, mutual funds and other retirement-oriented products. Product sales are affected by competitive factors such as investment performance ratings, product design, visibility in the marketplace, financial strength ratings, distribution capabilities, levels of charges and credited rates, reputation and customer service.

For institutional product lines offering fixed annuity products (i.e., terminal funding, structured settlements and stable value), financial strength, stability and credit ratings are key buying factors. As a result, the competitors in those marketplaces tend to be other large, long-established insurance companies.

INDIVIDUAL LIFE

The Individual Life segment provides life insurance solutions to a wide array of partners to solve the wealth protection, accumulation and transfer needs of their affluent, emerging affluent and business insurance clients. The individual life business acquired from Fortis in 2001 added significant scale to the Company's Individual Life segment, contributing to a significant increase in life insurance in force in that year. Revenues were $893, $858, and $774 for the years ended December 31, 2003, 2002 and 2001, respectively. Net income in the Individual Life segment was $134, $116, and $106 for the years ended
December 31, 2003, 2002 and 2001, respectively.

PRINCIPAL PRODUCTS

Hartford Life Insurance Company holds a significant market share in the variable universal life product market. In 2003, the Company's new sales of individual life insurance were 54% variable universal life, 41% universal life and other, and 5% term life insurance.

VARIABLE UNIVERSAL LIFE -- Variable universal life insurance provides a return linked to an underlying investment portfolio and the Company allows policyholders to determine their desired asset mix among a variety of underlying mutual funds. As the return on the investment portfolio increases or decreases, the surrender value of the variable universal life policy will increase or decrease, and, under certain policyholder options or market conditions, the death benefit may also increase or decrease. The Company's second-to-die products are distinguished from other products in that two lives are insured rather than one, and the policy proceeds are paid upon the death of both insureds. Second-to-die policies are frequently used in estate planning for a married couple. Variable universal life account values were $4.7 billion and $3.6 billion as of December 31, 2003 and 2002, respectively.

UNIVERSAL LIFE AND INTEREST SENSITIVE WHOLE LIFE -- Universal life and interest sensitive whole life insurance coverages provide life insurance with adjustable rates of return based on current interest rates. The Company offers both flexible and fixed premium policies and provides policyholders with flexibility in the available coverage, the timing and amount of premium payments and the amount of the death benefit, provided there
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26                                               HARTFORD LIFE INSURANCE COMPANY
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are sufficient policy funds to cover all policy charges for the coming period.
The Company also sells universal life insurance policies with a second-to-die feature similar to that of the variable universal life insurance product offered.

MARKETING AND DISTRIBUTION

Consistent with the Company's strategy to access multiple distribution outlets, the Individual Life distribution organization has been developed to penetrate a multitude of retail sales channels. These include independent life insurance sales professionals; agents of other companies; national, regional and independent broker-dealers; banks, financial planners, certified public accountants and property and casualty insurance organizations. The primary organization used to wholesale Hartford Life's products to these outlets is a group of highly qualified life insurance professionals with specialized training in sophisticated life insurance sales. These individuals are generally employees of the Company who are managed through a regional sales office system. Additional distribution is provided through Woodbury Financial Services, a subsidiary retail broker dealer and other marketing relationships.

COMPETITION

The Individual Life segment competes with approximately 1,200 life insurance companies in the United States, as well as other financial intermediaries marketing insurance products. Competitive factors related to this segment are primarily the breadth and quality of life insurance products offered, pricing, relationships with third-party distributors, effectiveness of wholesaling support, pricing and availability of reinsurance and the quality of underwriting and customer service.

RESERVES

In accordance with applicable insurance regulations under which the Company operates, life insurance subsidiaries of Hartford Life establish and carry as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. Reserves for life insurance and disability contracts are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's disability or death. Reserves also include unearned premiums, premium deposits, claims incurred but not reported and claims reported but not yet paid. Reserves for assumed reinsurance are computed in a manner that is comparable to direct insurance reserves. Additional information on Hartford Life Insurance Company reserves may be found in the Critical Accounting Estimates section of the MD&A under "Reserves".

CEDED REINSURANCE

In accordance with normal industry practice, the Company is involved in both the cession and assumption of insurance with other insurance and reinsurance companies. As of December 31, 2003, the largest amount of life insurance retained on any one life by any one of the life operations was approximately $2.5. In addition, the Company has reinsured the majority of the minimum death benefit guarantees and the guaranteed minimum withdrawal benefits offered in connection with its variable annuity contracts. The majority of variable annuity contracts issued since August 2002 include a guaranteed minimum withdrawal benefit ("GMWB") rider. The GMWB represents an embedded derivative in the variable annuity contract that is required to be reported separately from the host variable annuity contract. For all contracts in effect through July 6, 2003, the Company entered into a third party reinsurance arrangement to offset its exposure to the GMWB for the remaining lives of those contracts. As of July 6, 2003, the Company exhausted all but a small portion of the reinsurance capacity for new business under this current arrangement and will be ceding only a very small number of new contracts subsequent to July 6, 2003. Substantially all new contracts with the GMWB are covered by a reinsurance arrangement with a related party. See Note 13 "Transactions with Affiliates" for information on this arrangement. Ceded reinsurance does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligations could result in losses to the Company. The Company also assumes reinsurance from other insurers. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. For the years ended December 31, 2003, 2002 and 2001, the Company did not make any significant changes in the terms under which reinsurance is ceded to other insurers except for the Company's recapture of a block of business previously reinsured with an unaffiliated reinsurer. For further discussion see Note 10 in "Notes to Consolidated Financial Statements".

INVESTMENT OPERATIONS

An important element of the financial results of Hartford Life Insurance Company is return on invested assets. The investment portfolios are managed based on the underlying characteristics and nature of each operation's respective liabilities and within established risk parameters.

The investment portfolios of the Company are managed by Hartford Investment Management, a wholly-owned subsidiary of The Hartford. Hartford Investment Management is responsible for monitoring and managing the asset/liability profile, establishing investment objectives and guidelines and determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, convexity and other characteristics of the portfolios. Security selection and monitoring are performed by asset class specialists working within dedicated portfolio management teams.

The primary investment objective of the Company's general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets and the generation of sufficient liquidity, relative to that of policyholder and corporate obligations.

For a further discussion of Hartford Life Insurance Company's approach to managing risks, including derivative utilization, see the Investments and Capital Markets Risk Management sections,
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of the MD&A, as well as Note 2 of Notes to Consolidated Financial Statements.

REGULATION AND PREMIUM RATES

Although there has been some deregulation with respect to large commercial insurers in recent years, insurance companies, for the most part, are still subject to comprehensive and detailed regulation and supervision throughout the United States. The extent of such regulation varies, but generally has its source in statutes which delegate regulatory, supervisory and administrative powers to state insurance departments. Such powers relate to, among other things, the standards of solvency that must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; establishing premium rates; claim handling and trade practices; restrictions on the size of risks which may be insured under a single policy; deposits of securities for the benefit of policyholders; approval of policy forms; periodic examinations of the affairs of companies; annual and other reports required to be filed on the financial condition of companies or for other purposes; fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values; and the adequacy of reserves and other necessary provisions for unearned premiums, unpaid claims and claim adjustment expenses and other liabilities, both reported and unreported.

Most states have enacted legislation that regulates insurance holding company systems such as the Company. This legislation provides that each insurance company in the system is required to register with the insurance department of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the system. All transactions within a holding company system affecting insurers must be fair and equitable. Notice to the insurance departments is required prior to the consummation of transactions affecting the ownership or control of an insurer and of certain material transactions between an insurer and any entity in its holding company system. In addition, certain of such transactions cannot be consummated without the applicable insurance department's prior approval.

EMPLOYEES

Hartford Life Insurance Company had approximately 3,800 employees at December 31, 2003.

PROPERTIES

Hartford Life Insurance Company's principal executive offices are located in Simsbury, Connecticut. The Company's home office complex consists of approximately 655 thousand square feet, and is leased from a third party by Hartford Fire Insurance Company ("Hartford Fire"), a direct subsidiary of The Hartford. This lease expires in the year 2009. Expenses associated with these offices are allocated on a direct basis to Hartford Life Insurance Company by Hartford Fire. The Company believes its properties and facilities are suitable and adequate for current operations.

LEGAL PROCEEDINGS

The Company is or may become involved in various kinds of legal actions, some of which assert claims for substantial amounts. These actions may include, among others, putative state and federal class actions seeking certification of a state or national class. The Company also is involved in individual actions in which punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of provisions made for potential losses and costs of defense, will not be material to the consolidated financial condition of the Company. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's consolidated results of operations or cash flows in particular quarterly or annual periods.

BANCORP SERVICES, LLC -- In the third quarter of 2003, Hartford Life Insurance Company ("HLIC") and its affiliate International Corporate Marketing Group, LLC ("ICMG") settled their intellectual property dispute with Bancorp Services, LLC ("Bancorp"). The dispute concerned, among other things, Bancorp's claims for alleged patent infringement, breach of a confidentiality agreement, and misappropriation of trade secrets related to certain stable value corporate-owned life insurance products. The dispute was the subject of litigation in the United States District Court for the Eastern District of Missouri, in which Bancorp obtained in 2002 a judgment exceeding $134 against HLIC and ICMG after a jury trial on the trade secret and breach of contract claims, and HLIC and ICMG obtained summary judgment on the patent infringement claim. Based on the advice of legal counsel following entry of the judgment, the Company recorded an $11 after-tax charge in the first quarter of 2002 to increase litigation reserves. Both components of the judgment were appealed.

Under the terms of the settlement, HLIC and ICMG will pay a minimum of $70 and a maximum of $80, depending on the outcome of the patent appeal, to resolve all disputes between the parties. The appeal from the trade secret and breach of contract judgment will be dismissed. The settlement resulted in the recording of a $9 after-tax benefit in the third quarter of 2003, to reflect the Company's portion of the settlement.

MARKET FOR HARTFORD LIFE INSURANCE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

All of the Company's outstanding shares are ultimately owned by Hartford Life and Accident Insurance Company, which is ultimately a subsidiary of The Hartford. As of February 20, 2004, the Company had issued and outstanding 1,000 shares of Common Stock, $5,690 par value per share. There is no established public trading market for the Company's Common Stock.

For a discussion regarding the Company's payment of dividends, and the restrictions related thereto, see the Capital Resources and Liquidity section of the MD&A under "Dividends".

28                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

The following selected financial data for Hartford Life, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                  HLIC INCOME STATEMENTS (INCLUDES RECLASSES)

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                     2003     2002     2001     2000     1999
                                                    -------  -------  -------  -------  -------
                                                                   (IN MILLIONS)
Premiums and other considerations.................  $3,103   $2,653   $3,084   $2,815   $2,462
Net investment income.............................   1,764    1,572    1,491    1,326    1,359
Net realized capital gains (losses)...............       1     (276)     (87)     (85)      (4)
  Total Revenues..................................   4,868    3,949    4,488    4,056    3,817
Benefits, claims, and claim adjustment expenses...   2,726    2,275    2,536    2,104    1,991
Amortization of deferred policy acquisition costs
 and present value of future profits..............     660      531      566      604      539
Dividends to policyholders........................      63       65       69       67      104
Other insurance expenses..........................     625      650      621      600      631
  Total benefits, claims and expenses.............   4,074    3,521    3,792    3,375    3,265
Income before income tax expense..................     794      428      696      681      552
Income tax expense................................     168        2       44      194      191
Cumulative effect of Accounting change............      --       --       (6)      --       --
  NET INCOME......................................     626      426      646      487      361

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollar amounts in millions, unless otherwise stated)

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") addresses the financial condition of Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company") as of December 31, 2003, compared with December 31, 2002, and its results of operations for the three years ended December 31, 2003, 2002 and 2001. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1.

Certain of the statements contained herein are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of various factors. These factors include: the uncertain effect on the Company of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect the Company against losses; the inability to effectively mitigate the impact of equity market volatility on the Company's financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; the Company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds; a downgrade in the Company's claims-paying, financial strength or credit ratings; the ability of the Company's subsidiaries to pay dividends to the Company; and other factors described in such forward-looking statements.

Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a

HARTFORD LIFE INSURANCE COMPANY                                               29
--------------------------------------------------------------------------------
significant degree of variability: deferred policy acquisition costs and present value of future profits, valuation of investments; valuation of derivative instruments; reserves and contingencies. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.

DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS

Policy acquisition costs, which include commissions and certain other expenses that vary with and are primarily associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. These deferred costs, together with the present value of future profits of acquired business, are recorded as an asset commonly referred to as deferred policy acquisition costs and present value of future profits ("DAC"). At December 31, 2003 and 2002, the carrying value of the Company's DAC was $6.1 billion and $5.5 billion, respectively. For statutory accounting purposes, such costs are expensed as incurred.

DAC related to traditional policies are amortized over the premium-paying period in proportion to the present value of annual expected premium income. DAC related to investment contracts and universal life-type contracts are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of the estimated gross profits ("EGPs") arising principally from projected investment, mortality and expense margins and surrender charges. The attributable portion of the DAC amortization is allocated to realized gains and losses on investments. The DAC balance is also adjusted through other comprehensive income by an amount that represents the amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had unrealized gains and losses on investments been realized. Actual gross profits can vary from management's estimates, resulting in increases or decreases in the rate of amortization.

The Company regularly evaluates its EGPs to determine if actual experience or other evidence suggests that earlier estimates should be revised. In the event that the Company were to revise its EGPs, the cumulative DAC amortization would be adjusted to reflect such revised EGPs in the period the revision was determined to be necessary. Several assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, estimated interest spread and estimated mortality. The separate account fund performance assumption is critical to the development of the EGPs related to the Company's variable annuity and to a lesser extent, variable universal life insurance businesses. The average annual long-term rate of assumed separate account fund performance (before mortality and expense charges) used in estimating gross profits for the variable annuity and variable universal life business was 9% for the years ended December 31, 2003 and 2002. For other products, including fixed annuities and other universal life-type contracts, the average assumed investment yield ranged from 5% to 8.5% for both years ended December 31, 2003 and 2002.

The Company has developed sophisticated modeling capabilities to evaluate its DAC asset, which allowed it to run a large number of stochastically determined scenarios of separate account fund performance. These scenarios were then utilized to calculate a statistically significant range of reasonable estimates of EGPs. This range was then compared to the present value of EGPs currently utilized in the DAC amortization model. As of December 31, 2003, the present value of the EGPs utilized in the DAC amortization model fall within a reasonable range of statistically calculated present value of EGPs. As a result, the Company does not believe there is sufficient evidence to suggest that a revision to the EGPs (and therefore, a revision to the DAC) as of December 31, 2003 is necessary; however, if in the future the EGPs utilized in the DAC amortization model were to exceed the margin of the reasonable range of statistically calculated EGPs, a revision could be necessary. Furthermore, the Company has estimated that the present value of the EGPs is likely to remain within a reasonable range if overall separate account returns decline by 15% or less for 2004, and if certain other assumptions that are implicit in the computations of the EGPs are achieved.

Additionally, the Company continues to perform analyses with respect to the potential impact of a revision to future EGPs. If such a revision to EGPs were deemed necessary, the Company would adjust, as appropriate, all of its assumptions for products accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", and reproject its future EGPs based on current account values at the end of the quarter in which a revision is deemed to be necessary. To illustrate the effects of this process, assume the Company had concluded that a revision of the Company's EGPs was required at December 31, 2003. If the Company assumed a 9% average long-term rate of growth from December 31, 2003 forward along with other appropriate assumption changes in determining the revised EGPs, the Company estimates the cumulative increase to amortization would be approximately $60-$70, after-tax. If instead the Company were to assume a long-term growth rate of 8% in determining the revised EGPs, the adjustment would be approximately $75-$90, after-tax. Assuming that such an adjustment were to have been required, the Company anticipates that there would have been immaterial impacts on its DAC amortization for the 2004 and 2005 years exclusive of the adjustment, and that there would have been positive earnings effects in later years. Any such adjustment would not affect statutory income or surplus, due to the prescribed accounting for such amounts that is discussed above.

Aside from absolute levels and timing of market performance assumptions, additional factors that will influence this determination include the degree of volatility in separate account fund performance and shifts in asset allocation within the separate

30                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
account made by policyholders. The overall return generated by the separate account is dependent on several factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds as well as equity sector weightings. The Company's overall separate account fund performance has been reasonably correlated to the overall performance of the S&P 500 Index (which closed at 1,112 on December 31, 2003), although no assurance can be provided that this correlation will continue in the future.

The overall recoverability of the DAC asset is dependent on the future profitability of the business. The Company tests the aggregate recoverability of the DAC asset by comparing the amounts deferred to the present value of total EGPs. In addition, the Company routinely stress tests its DAC asset for recoverability against severe declines in its separate account assets, which could occur if the equity markets experienced another significant sell-off, as the majority of policyholders' funds in the separate accounts is invested in the equity market. As of December 31, 2003, the Company believed variable annuity separate account assets could fall by at least 40% before portions of its DAC asset would be unrecoverable.

VALUATION OF INVESTMENTS AND DERIVATIVE INSTRUMENTS

The Company's investments in both fixed maturities, which include bonds, redeemable preferred stock and commercial paper and equity securities, which include common and non-redeemable preferred stocks, are classified as "available-for-sale" as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, these securities are carried at fair value with the after-tax difference from amortized cost, as adjusted for the effect of deducting the life and pension policyholders' share of the immediate participation guaranteed contracts and certain life and annuity deferred policy acquisition costs, reflected in stockholders' equity as a component of accumulated other comprehensive income ("AOCI"). Policy loans are carried at outstanding balance, which approximates fair value. Other investments primarily consist of limited partnership interests, derivatives and mortgage loans. The limited partnerships are accounted for under the equity method and accordingly the partnership earnings are included in net investment income. Derivatives are carried at fair value and mortgage loans on real estate are recorded at the outstanding principal balance adjusted for amortization of premiums or discounts and net of valuation allowances, if any.
VALUATION OF FIXED MATURITIES

The fair value for fixed maturity securities is largely determined by one of three primary pricing methods: independent third party pricing services, independent broker quotations or pricing matrices which use data provided by external sources. With the exception of short-term securities for which amortized cost is predominantly used to approximate fair value, security pricing is applied using a hierarchy or "waterfall" approach whereby prices are first sought from independent pricing services with the remaining unpriced securities submitted to brokers for prices or lastly priced via a pricing matrix.

Prices from independent pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, a significant percentage of the Company's asset-backed and commercial mortgage-backed securities are priced via broker quotations. A pricing matrix is used to price securities for which the Company is unable to obtain either a price from a third party service or an independent broker quotation. The pricing matrix begins with current treasury rates and uses credit spreads and issuer-specific yield adjustments received from an independent third party source to determine the market price for the security. The credit spreads incorporate the issuer's credit rating as assigned by a nationally recognized rating agency and a risk premium, if warranted, due to the issuer's industry and security's time to maturity. The issuer-specific yield adjustments, which can be positive or negative, are updated twice annually, as of June 30 and December 31, by an independent third-party source and are intended to adjust security prices for issuer-specific factors. The matrix-priced securities at December 31, 2003 and 2002, primarily consisted of non-144A private placements and have an average duration of 4.3 and 4.4, respectively.

The following table identifies the fair value of fixed maturity securities by pricing source as of December 31, 2003 and 2002:

                                                             2003                                          2002
                                           ----------------------------------------      ----------------------------------------
                                                 GENERAL AND                                   GENERAL AND
                                             GUARANTEED SEPARATE         PERCENTAGE        GUARANTEED SEPARATE         PERCENTAGE
                                                ACCOUNT FIXED             OF TOTAL            ACCOUNT FIXED             OF TOTAL
                                           MATURITIES AT FAIR VALUE      FAIR VALUE      MATURITIES AT FAIR VALUE      FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------------
Priced via independent market quotations           $33,985                  81.2%                $27,437                  76.5%
Priced via broker quotations                         3,060                   7.3%                  4,641                  12.9%
Priced via matrices                                  3,086                   7.4%                  2,685                   7.5%
Priced via other methods                               280                   0.7%                    239                   0.7%
Short-term investments (1)                           1,409                   3.4%                    869                   2.4%
                                                   -------                 -----                 -------                 -----
  TOTAL                                            $41,820                 100.0%                $35,871                 100.0%
                                                   -------                 -----                 -------                 -----
  TOTAL GENERAL ACCOUNTS                           $30,085                  71.9%                $24,786                  69.1%
  TOTAL GUARANTEED SEPARATE ACCOUNTS               $11,735                  28.1%                $11,085                  30.9%
---------------------------------------------------------------------------------------------------------------------------------

(1) Short-term investments are valued at amortized cost, which approximates fair value.

HARTFORD LIFE INSURANCE COMPANY                                               31
--------------------------------------------------------------------------------

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. As such, the estimated fair value of a financial instrument may differ significantly from the amount that could be realized if the security was sold immediately.

OTHER-THAN-TEMPORARY IMPAIRMENTS

One of the significant estimations inherent in the valuation of investments is the evaluation of other-than-temporary impairments. The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates. The Company's accounting policy requires that a decline in the value of a security below its amortized cost basis be assessed to determine if the decline is other-than-temporary. If so, the security is deemed to be other-than-temporarily impaired, and a charge is recorded in net realized capital losses equal to the difference between the fair value and amortized cost basis of the security. The fair value of the other-than-temporarily impaired investment becomes its new cost basis. The Company has a security monitoring process overseen by a committee of investment and accounting professionals that identifies securities that, due to certain characteristics, as described below, are subjected to an enhanced analysis on a quarterly basis.

Securities not subject to Emerging Issues Task Force ("EITF") Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("non-EITF Issue
No. 99-20 securities"), that are depressed by twenty percent or more for six months are presumed to be other-than-temporarily impaired unless the depression is the result of rising interest rates or significant objective verifiable evidence supports that the security price is temporarily depressed and is expected to recover within a reasonable period of time. Non-EITF Issue
No. 99-20 securities depressed less than twenty percent or depressed twenty percent or more but for less than six months are also reviewed to determine if an other-than-temporary impairment is present. The primary factors considered in evaluating whether a decline in value for non-EITF Issue No. 99-20 securities is other-than-temporary include: (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition, credit rating and near-term prospects of the issuer, (c) whether the debtor is current on contractually obligated interest and principal payments and (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for recovery.

For certain securitized financial assets with contractual cash flows (including asset-backed securities), EITF Issue No. 99-20 requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is less than its carrying amount and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment charge is recognized. Projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.

For securities expected to be sold, an other-than-temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company continues to review the other-than-temporarily impaired securities for additional other-than-temporary impairments.

VALUATION OF DERIVATIVE INSTRUMENTS

Derivative instruments are reported at fair value based upon either independent market quotations for exchange traded derivative contracts, independent third party pricing sources or pricing valuation models which utilize independent third party data as inputs. Valuation of derivatives underlying the GMWB investment product is discussed below.

VALUATION OF GUARANTEED MINIMUM WITHDRAWAL BENEFIT EMBEDDED DERIVATIVES

An embedded derivative instrument is reported at fair value based upon internally established valuations that are consistent with external valuation models, quotations furnished by dealers in such instrument or market quotations. The Company has calculated the fair value of the guaranteed minimum withdrawal benefit ("GMWB") embedded derivative liability based on actuarial assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. Because of the dynamic and complex nature of these cash flows, stochastic techniques under a variety of market return scenarios and other best estimate assumptions are used. Estimating these cash flows involves numerous estimates and subjective judgments including those regarding expected market rates of return, market volatility, correlations of market returns and discount rates. At each valuation date, the Company assumes expected returns based on risk-free rates as represented by the current LIBOR forward curve rates; market volatility assumptions for each underlying index is based on a blend of observed market "implied volatility" data and annualized standard deviations of monthly returns using the most recent 20 years of observed market performance; correlations of market returns across underlying indices is based on actual observed market returns and relationships over the ten years preceding the valuation date; and current risk-free spot rates as represented by the current LIBOR spot curve is used to determine the present value of expected future cash flows produced in the stochastic projection process.

RESERVES

The Company and its insurance subsidiaries establish and carry as liabilities actuarially determined reserves which are calculated

32                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
to meet Hartford Life Insurance Company's future obligations. Reserves for life insurance and disability contracts are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Changes in or deviations from the assumptions used for mortality, morbidity, expected future premiums and interest can significantly affect the Company's reserve levels and related future operations. Reserves also include unearned premiums, premium deposits, claims incurred but not reported ("IBNR") and claims reported but not yet paid. Reserves for assumed reinsurance are computed in a manner that is comparable to direct insurance reserves.

The liability for policy benefits for universal life-type contracts and interest-sensitive whole life policies is equal to the balance that accrues to the benefit of policyholders, including credited interest, amounts that have been assessed to compensate the Company for services to be performed over future periods, and any amounts previously assessed against policyholders that are refundable on termination of the contract.

For investment contracts, policyholder liabilities are equal to the accumulated policy account values, which consist of an accumulation of deposit payments plus credited interest, less withdrawals and amounts assessed through the end of the period. Certain investment contracts include provisions whereby a guaranteed minimum death benefit is provided in the event that the contractholder's account value at death is below the guaranteed value. Although the Company reinsures the majority of the death benefit guarantees associated with its in-force block of business, declines in the equity market may increase the Company's net exposure to death benefits under these contracts. In addition, these contracts contain various provisions for determining the amount of the death benefit guaranteed following the withdrawal of a portion of the account value by the policyholder. Partial withdrawals under certain of these contracts may not result in a reduction in the guaranteed minimum death benefit in proportion to the portion surrendered. The Company records the death benefit costs, net of reinsurance, as they are incurred. See Impact of New Accounting Standards section for a discussion of the Company's adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP") in 2004 and the recording of a liability for GMDB in accordance with the provisions of the SOP.

For the Company's group disability policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit levels.

ACCOUNTING FOR CONTINGENCIES

Management follows the requirements of SFAS No. 5 "Accounting for Contingencies". This statement requires management to evaluate each contingent matter separately. The evaluation is a two-step process, including: determining a likelihood of loss, and, if a loss is likely, developing a potential range of loss. Management establishes reserves for these contingencies at its "best estimate", or, if no one number within the range of possible losses is more likely than any other, the Company records an estimated reserve at the low end of the range of losses. The majority of contingencies currently being evaluated by the Company relate to litigation and tax matters, which are inherently difficult to evaluate and subject to significant changes.

CONSOLIDATED RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Hartford Life Insurance Company provides investment and retirement products such as variable and fixed annuities, and retirement plan services and other institutional products; individual and corporate owned life insurance; and, group benefit products, such as group life and group disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company (HLA).

The Company derives its revenues principally from: (a) fee income, including asset management fees on separate account and mortality and expense fees, as well as cost of insurance charges; (b) fully insured premiums; (c) certain other fees; and (d) net investment income on general account assets. Asset management fees and mortality and expense fees are primarily generated from separate account assets, which are deposited with the Company through the sale of variable annuity and variable universal life products. Cost of insurance charges are assessed on the net amount at risk for investment-oriented life insurance products. Premium revenues are derived primarily from the sale of group life and group disability insurance products.

The Company's expenses essentially consist of interest credited to policyholders on general account liabilities, insurance benefits provided, dividends to policyholders, costs of selling and servicing the various products offered by the Company, and other general business expenses.

The Company's profitability in its variable annuity business and to a lesser extent, variable universal life depends largely on the amount of its assets under management on which it earns fees and the level of fees charged. Changes in assets under management are comprised of two main factors: net flows, which measure the success of the Company's asset gathering and retention efforts (sales and other deposits less surrenders) and the market return of the funds, which is heavily influenced by the return on the equity markets. The profitability of the Company's fixed annuities depends largely on its ability to earn target spreads between earned investment rates on its general account assets and interest credited to policyholders. Profitability is also influenced by operating expense management including the benefits of economies of scale in its variable annuity businesses in particular. In addition, the size and persistency of gross profits from

HARTFORD LIFE INSURANCE COMPANY                                               33
--------------------------------------------------------------------------------
these businesses is an important driver of earnings as it affects the amortization of the deferred policy acquisition costs.

The Company's profitability in its individual life insurance business depends largely on the size of its in force block, the adequacy of product pricing and underwriting discipline, and the efficiency of its claims and expense management.

OPERATING SUMMARY

                                                                                              2003 VS. 2002   2002 VS. 2001
                                                               2003       2002       2001        CHANGE          CHANGE
---------------------------------------------------------------------------------------------------------------------------
Fee income                                                    $2,169     $2,079     $2,157           4%             (4)%
Earned premiums                                                  806        453        799          78%            (43)%
Net investment income                                          1,764      1,572      1,491          12%              5%
Other revenues                                                   128        121        128           6%             (5)%
Net realized capital gains (losses)                                1       (276)       (87)         NM              NM
                                                              ------     ------     ------         ---             ---
TOTAL REVENUES                                                 4,868      3,949      4,488          23%            (12)%
                                                              ------     ------     ------         ---             ---
Benefits, claims and claim adjustment expenses                 2,726      2,275      2,536          20%            (10)%
Amortization of deferred policy acquisition costs and
  present value of future profits                                660        531        566          24%             (6)%
Insurance operating costs and expenses                           636        625        610           2%              2%
Other expenses                                                    52         90         80         (42)%            13%
                                                              ------     ------     ------         ---             ---
TOTAL BENEFITS, CLAIMS AND EXPENSES                            4,074      3,521      3,792          16%             (7)%
                                                              ------     ------     ------         ---             ---
INCOME BEFORE INCOME TAXES                                       794        428        696          86%            (39)%
Income Tax expense                                               168          2         44          NM             (95)%
                                                              ------     ------     ------         ---             ---
Cumulative effect of accounting changes, net of tax (1)           --         --         (6)         --             100%
                                                              ------     ------     ------         ---             ---
NET INCOME                                                    $  626     $  426     $  646          47%            (34)%
---------------------------------------------------------------------------------------------------------------------------

(1) For the year ended December 31, 2001, represents the cumulative impact of the Company's adoption of SFAS No. 133 of $(3) and EITF Issue 99-20 of $(3).

The Company has changed its reportable operating segments from Investment Products, Individual Life and Corporate Owned Life Insurance (COLI) to Retail Products Group ("Retail"), Institutional Solutions Group ("Institutional") and Individual Life. Retail offers individual variable and fixed annuities, retirement plan products and services to corporations under Section 401(k) plans and other investment products. Institutional primarily offers retirement plan products and services to municipalities under Section 457 plans, other institutional investment products and private placement life insurance (formerly
COLI). Individual Life sells a variety of life insurance products, including variable universal life, universal life, interest sensitive whole life and term life insurance. The Company also includes, in an Other category, net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits; corporate items not directly allocated to any of its reportable operating segments; and intersegment eliminations, as well as certain group benefit products including group life and group disability insurance that is directly written by the Company and is substantially ceded to the parent HLA. Periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits are reflected in each applicable segment in net realized capital gains and losses. The Company defines "NM" as not meaningful for increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

On April 2, 2001, The Hartford acquired the United States individual life insurance, annuity and mutual fund businesses of Fortis. This transaction was accounted for as a purchase and, as such, the revenues and expenses generated by this business from April 2, 2001 forward are included in the Company's consolidated results of operations. (For further disclosure, see Note 15 of Notes to Consolidated Financial Statements).

2003 COMPARED TO 2002 -- Revenues increased as a result of realized gains in 2003 as compared to realized losses in 2002. (See the Investments section for further discussion of investment results and related realized capital losses.) Also contributing to the increased revenues were higher earned premiums in the Institutional segment and higher net investment income in the Retail segment as compared to the prior year.

The increase in earned premiums was primarily attributed to higher sales in the institutional investment products business, specifically, in the institutional annuities and structured settlement businesses. Additionally, net investment income in the Retail segment increased due to higher general account assets in the individual annuity business. Fee income in the Retail segment was higher in 2003 compared to a year ago, as a result of higher average account values, specifically in the individual annuities

34                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
business, due primarily to stronger variable annuity sales compared to the prior year. The Individual Life segment reported an increase in revenues in 2003 compared to a year ago driven by increases in fees and cost of insurance as life insurance inforce grew and aged, and variable universal life account values increased 30% due primarily to the growth in the equity markets. Partially offsetting these increases was lower net investment income in the Institutional segment, primarily due to lower average leveraged COLI account values as a result of surrender activity.

Benefits, claims and expenses increased primarily due to increases in the Retail and Institutional segments associated with the growth in the individual annuity and institutional investments businesses discussed above. Partially offsetting this increase was a decrease in interest credited expenses in Institutional related to the decline in leveraged COLI account values. For the year ended December 31, 2003, Institutional other expenses decreased as a result of a $9 after-tax benefit, associated with the settlement for the Bancorp Services, LLC ("Bancorp") litigation. (For further discussion of the Bancorp litigation, see
Note 12 of Notes to Consolidated Financial Statements.)

Net income increased for the year ended December 31, 2003 due primarily to the growth in the Retail and Institutional segments and a decrease in net realized capital losses compared to a year ago. Additionally, Individual Life experienced earnings growth in 2003 due to increases in fee income, favorable mortality and growth in the in force business. Partially offsetting the increase was the $3 after-tax impact recorded in the first quarter of 2002 related to favorable development on the Company's estimated September 11 exposure.

The effective tax rate increased in 2003 when compared with 2002 as a result of higher earnings and lower DRD tax items. The tax provision recorded during 2003, reflects a benefit of $23, consisting primarily of a change in estimate of the DRD tax benefit reported during 2002. The change in estimate was the result of actual 2002 investment performance on the related separate accounts being unexpectedly out of pattern with past performance, which had been the basis for the estimate. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $87 as compared to $63 for the year ended
December 31, 2002.
2002 COMPARED TO 2001 -- Revenues decreased, primarily driven by an increase in realized capital losses in 2002 as compared to the prior year. (See the Investments section for further discussion of investment results and related realized capital losses.) Additionally, Institutional experienced a decline in revenues, as a result of the decrease in leveraged COLI account values as compared to a year ago as well as lower earned premiums in the institutional investment product business, which was partially offset by revenue growth across the other operating segments. Partially offsetting these decreases were increases in revenues in the Retail and Individual Life segments. Revenue in the Retail segment increased primarily due to an increase in earned premiums. The increase in Individual Life was primarily due to the Fortis acquisition and increased life insurance in force.

Total benefits, claims and expenses decreased, due primarily to the revenue changes described above. Expenses decreased in the Institutional segment, principally due to a lower change in reserve as a result of the lower earned premiums discussed above. In addition, 2002 expenses include $11, after-tax, of accrued expenses recorded within the Institutional segment related to the Bancorp litigation. (For a discussion of the Bancorp litigation, see Note 12 of Notes to Consolidated Financial Statements.) Also included in 2002 expenses was an after-tax benefit of $3, recorded within "Other", associated with favorable development related to the Company's estimated September 11 exposure.

Net income decreased due primarily to lower income in Other as a result of higher realized capital losses and lower income in the Retail segment as a result of the lower equity markets. These declines were partially offset by an increase in Individual Life primarily due to the Fortis acquisition. In addition, the Company recorded, in 2002, an $11 after-tax expense associated with the Bancorp Litigation and recognized an after-tax benefit of $3 due to favorable development related to September 11. In 2001, the Company recorded a $9 after-tax loss related to September 11.

SEGMENT RESULTS

Below is a summary of net income (loss) by segment.

                                    2003       2002       2001
--------------------------------------------------------------------
 Retail Products Group              $341       $280       $319
--------------------------------------------------------------------
 Institutional Solutions Group       119         94         92
--------------------------------------------------------------------
 Individual Life                     134        116        106
--------------------------------------------------------------------
 Other                                32        (64)       129
--------------------------------------------------------------------
 Net Income                         $626       $426       $646
--------------------------------------------------------------------

A description of each segment as well as an analysis of the operating results summarized above is included on the following pages.

HARTFORD LIFE INSURANCE COMPANY                                               35
--------------------------------------------------------------------------------

RETAIL PRODUCTS GROUP

OPERATING SUMMARY

                                                                                          2003 VS. 2002   2002 VS. 2001
                                                           2003       2002       2001        CHANGE          CHANGE
-----------------------------------------------------------------------------------------------------------------------
Fee income and other                                     $  1,302   $ 1,207    $ 1,305           8%             (8)%
Earned premiums                                               (37)      (25)       (63)        (48)%            60%
Net investment income                                         493       367        279          34%             32%
Net realized capital gains                                     16         7          2          NM              NM
                                                         --------   -------    -------         ---             ---
TOTAL REVENUES                                              1,774     1,556      1,523          14%              2%
Benefits, claims and claim adjustment expenses                567       486        375          17%             30%
Insurance operating costs and other expenses                  374       358        337           5%              6%
Amortization of deferred policy acquisition costs             462       377        406          23%             (7)%
                                                         --------   -------    -------         ---             ---
TOTAL BENEFITS, CLAIMS AND EXPENSES                         1,403     1,221      1,118          15%              9%
                                                         --------   -------    -------         ---             ---
INCOME BEFORE INCOME TAXES                                    371       335        405          11%            (17)%
Income tax expense                                             30        55         86         (46)%           (36)%
                                                         --------   -------    -------         ---             ---
NET INCOME                                               $    341   $   280    $   319          22%            (12)%
                                                         ========   =======    =======         ===             ===
Individual variable annuity account values               $ 86,501   $64,343    $74,581          34%            (14)%
Other individual annuity account values                    11,215    10,565      9,572           6%             10%
Other investment products account values                    4,606     2,972      2,518          56%             18%
                                                         --------   -------    -------         ---             ---
TOTAL ACCOUNT VALUES                                     $102,322   $77,880    $86,671          31%            (10)%
-----------------------------------------------------------------------------------------------------------------------

The Retail Products Group segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual variable and fixed annuities, retirement plan services and other retail products. The Company is both a leading writer of individual variable annuities and a top seller of individual variable annuities through banks in the United States.

2003 COMPARED TO 2002 -- Revenues in the Retail Products Group segment increased primarily driven by higher net investment income and higher fee income. Net investment income increased due to higher general account assets. General account assets for the individual annuity business were $9.4 billion as of December 31, 2003, an increase of approximately $800 million or 9% from 2002, due primarily to an increase in individual annuity sales, with a majority of those new sales electing to use the dollar cost averaging ("DCA") feature. The DCA feature allows policyholders to earn a credited interest rate in the general account for a defined period of time as their invested assets are systematically invested into the separate account funds. Fee income in the Retail Products Group segment was higher in 2003 compared to a year ago, as a result of higher average account values, specifically in individual annuities, due primarily to stronger variable annuity sales and the higher equity market values compared to the prior year. Assets under management is an internal performance measure used by the Company since a significant portion of the Company's revenue is based upon asset values. These revenues increase or decrease with a rise or fall, respectively, in the level of average assets under management.

Total benefits, claims and expenses increased primarily due to increased interest credited in the individual annuity operation as a result of higher general account asset levels. Additionally, amortization of deferred policy acquisition costs related to the individual annuity business increased due to higher gross profits.

Net income was higher driven by an increase in revenues in the individual annuity and 401(k) operations as a result of the strong net flows and growth in the equity markets during 2003 and strong expense management. In addition, net income increased in 2003 compared to 2002 due to the favorable impact of $20, resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The change in estimate was the result of 2002 actual investment performance on the related separate accounts being unexpectedly out of pattern with past performance, which had been the basis for the estimate. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $79 as compared to $58 for the year ended
December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Retail Products Group segment increased, primarily due to an increase in net investment income in the individual annuity business. Partially offsetting this increase was lower fee income related to the individual annuity operation as average account values decreased compared to prior year, primarily due to the lower equity markets.

Total benefits, claims and expenses increased, due primarily to increases in interest credited on general account assets, commissions and wholesaling expenses and individual annuity death benefit costs due to the lower equity markets. Partially offsetting these increases was a decrease in amortization of policy acquisition cost related to the individual annuity business, which declined as a result of lower gross profits, driven by the decrease in fee income and the increase in death benefit costs.

36                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

Net income decreased, driven primarily by the lower equity markets resulting in the decline in revenue and increases in the death benefit costs incurred by the individual annuity operation.

OUTLOOK

Management believes the market for retirement products continues to expand as individuals increasingly save and plan for retirement. Demographic trends suggest that as the "baby boom" generation matures, a significant portion of the United States population will allocate a greater percentage of their disposable incomes to saving for their retirement years due to uncertainty surrounding the Social Security system and increases in average life expectancy. In addition, the Company believes that it has developed and implemented strategies to maintain and enhance its position as a market leader in the financial services industry. This was demonstrated by record individual annuity sales in 2003 of $16.5 billion (a 42% increase) compared to $11.6 billion and $10.0 billion in 2002 and 2001, respectively. Significantly contributing to the growth in sales was the introduction of Principal First, a guaranteed minimum withdrawal benefit rider, which was developed in response to our customers' needs. However, the competition is increasing in this market and as a result, the Company may not be able to sustain the level of sales attained in 2003. Based on VARDS, the Company had 12.6% market share as of December 31, 2003 as compared to 9.4% at December 31, 2002.

The growth and profitability of the individual annuity business is dependent to a large degree on the performance of the equity markets. In periods of favorable equity market performance, the Company may experience stronger sales and higher net cash flows, which will increase assets under management and thus increase fee income earned on those assets. In addition, higher equity market levels will generally reduce certain costs to the Company of individual annuities, such as GMDB and GMWB benefits. Conversely though, weak equity markets may dampen sales activity and increase surrender activity causing declines in assets under management and lower fee income. Such declines in the equity markets will also increase the cost to the Company of GMDB and GMWB benefits associated with individual annuities. The Company attempts to mitigate some of the volatility associated with the GMDB and GMWB benefits using reinsurance or other risk management strategies. Future net income for the Company will be affected by the effectiveness of the risk management strategies the Company has implemented to mitigate the net income volatility associated with the GMDB and GMWB benefits of variable annuity contracts. For spread based products sold in the Retail Products Group segment, the future growth will depend on the ability to earn targeted returns on new business, given competition and the future interest rate environment.

INSTITUTIONAL SOLUTIONS GROUP

OPERATING SUMMARY

                                                                                           2003 VS. 2002   2002 VS. 2001
                                                            2003       2002       2001        CHANGE          CHANGE
------------------------------------------------------------------------------------------------------------------------
Fee income and other                                      $   301    $   349    $   411         (14)%           (15)%
Earned premiums                                               793        420        792          89%            (47)%
Net investment income                                         976        958        938           2%              2%
Net realized capital gains                                     12          3         --          NM              NM
                                                          -------    -------    -------         ---             ---
TOTAL REVENUES                                              2,082      1,730      2,141          20%            (19)%
Benefits, claims and claim adjustment expenses              1,733      1,356      1,773          28%            (24)%
Insurance operating costs and other expenses                  140        226        227         (38)%            NM
Amortization of deferred policy acquisition costs              33          8          7          NM              14%
                                                          -------    -------    -------         ---             ---
TOTAL BENEFITS, CLAIMS AND EXPENSES                         1,906      1,590      2,007          20%            (21)%
                                                          -------    -------    -------         ---             ---
INCOME BEFORE INCOME TAXES                                    176        140        134          26%              4%
Income tax expense                                             57         46         42          24%            (10)%
                                                          -------    -------    -------         ---             ---
NET INCOME                                                $   119    $    94    $    92          27%              2%
                                                          =======    =======    =======         ===             ===
Institutional account values                              $12,357    $ 9,433    $ 8,659          31%              9%
Governmental account values                                 8,965      7,211      7,735          24%             (7)%
Private Placement Life Insurance account values
  Variable Products                                        20,993     19,674     18,019           7%              9%
  Leveraged COLI                                            2,524      3,321      4,315         (24)%           (23)%
                                                          -------    -------    -------         ---             ---
TOTAL ACCOUNT VALUES                                      $44,839    $39,639    $38,728          13%              2%
------------------------------------------------------------------------------------------------------------------------

The Institutional Solutions Group primarily offers retirement plan products and services to municipalities under Section 457 plans, other institutional investment products and private placement life insurance ("PPLI") (formerly Corporate Owned Life Insurance or "COLI").

HARTFORD LIFE INSURANCE COMPANY                                               37
--------------------------------------------------------------------------------

2003 COMPARED TO 2002 -- Revenues in the Institutional Solutions Group segment increased due to higher earned premiums and higher net investment income. The increase in earned premiums is due primarily to higher sales of institutional annuities and structured settlement products in the institutional investment products business. Net investment income increased due to the increase in average account values. Partially offsetting these increases was lower fee income. Fee income decreased as a result of lower cost of insurance charges due to the decline in leveraged COLI account values as a result of surrender activity and lower sales volume of PPLI products in 2003 as compared to prior year.

Total benefits, claims and expenses increased primarily due to higher institutional annuities and structured settlement sales in the institutional investment business causing an increase in reserve levels, partially offset by a decline in interest credited due to a decline in the leveraged COLI account assets as compared to 2002, related to the surrender activity noted above. Amortization of deferred policy acquisition costs increased as a result of the higher level of sales in the institutional investment products business. Additionally, total benefits, claims and expenses decreased in 2003 as a result of a $9 after-tax benefit recorded in insurance operating costs and expenses related to the Bancorp litigation. (For further discussion of the Bancorp litigation, see Note 12 of Notes to Consolidated financial Statements.) Total benefits, claims and expenses for the year ended December 31, 2002 included an $11 after-tax expense related to the Bancorp litigation accrued in the first quarter of 2002.

Net income increased in 2003 compared to 2002 principally as a result of the Bancorp litigation benefit of $9, after-tax, recorded in the third quarter of 2003, compared to the $11 after tax expense recorded in 2002. Additionally, net income for the year ended December 31, 2003 includes the favorable impact of $1 DRD benefit resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $4 as compared to $2 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Institutional Solutions Group segment decreased, primarily due to lower earned premiums in the institutional investment products business and lower fee income was due primarily to the declining block of leveraged COLI compared to a year ago. Total benefits, claims and expenses decreased, which was relatively consistent with the decrease in revenues described above. However, the decrease was partially offset by $11, after-tax, in accrued litigation expenses related to the Bancorp dispute. The segment's net income increased due to additional earnings from the institutional investment products business, partially offset by the $11 after-tax expense accrued in connection with the Bancorp litigation. The decrease in net income was also impacted by an after-tax loss of $2 related to September 11 recorded in the third quarter of 2001.

OUTLOOK

The future net income of this segment will depend on the Company's ability to maintain its investment spread earnings on the majority of the products sold in the institutional investment products and governmental business. The focus of the private placement life insurance business is variable products, which continues to be a product generally used by employers to fund non-qualified benefits or other post employment benefit liabilities. The leveraged COLI product has been an important contributor to PPLI's profitability in recent years and will continue to contribute to the profitability of the Company in the future, although the level of profit has declined in 2003, compared to 2002. PPLI continues to be subject to a changing legislative and regulatory environment that could have a material adverse effect on its business.

INDIVIDUAL LIFE

OPERATING SUMMARY

                                                                                              2003 VS. 2002   2002 VS. 2001
                                                               2003       2002       2001        CHANGE          CHANGE
---------------------------------------------------------------------------------------------------------------------------
Fee income and other                                          $  671     $  635     $  570           6%             11%
Net investment income                                            222        224        205          (1)%             9%
Net realized capital losses                                       --         (1)        (1)        100%             --
                                                              ------     ------     ------         ---             ---
TOTAL REVENUES                                                   893        858        774           4%             11%
Benefits, claims and claim adjustment expenses                   380        393        330          (3)%            19%
Insurance operating costs and other expenses                     150        144        131           4%             10%
Amortization of deferred policy acquisition costs                165        146        153          13%             (5)%
TOTAL BENEFITS, CLAIMS AND EXPENSES                              695        683        614           2%             11%
                                                              ------     ------     ------         ---             ---
INCOME BEFORE INCOME TAXES                                       198        175        160          13%              9%
Income tax expense                                                64         59         54           8%              9%
                                                              ------     ------     ------         ---             ---
NET INCOME                                                    $  134     $  116     $  106          16%              9%
                                                              ======     ======     ======         ===             ===
Variable universal life account values                        $4,725     $3,648     $3,993          30%             (9)%
                                                              ------     ------     ------         ---             ---
Total account values                                          $8,200     $7,019     $7,329          17%             (4)%
---------------------------------------------------------------------------------------------------------------------------

38                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

The Individual Life segment provides life insurance solutions to a wide array of partners to solve the wealth protection, accumulation and transfer needs of their affluent, emerging affluent and business insurance clients.

2003 COMPARED TO 2002 -- Revenues in the Individual Life segment increased primarily driven by increases in fees and cost of insurance charges as life insurance in force grew and aged, and variable universal life account values increased 30%, driven by the growth in the equity markets in 2003. These increases were partially offset by lower earned premiums and net investment income in 2003. The decrease in net investment income was due primarily to lower investment yields. Earned premiums, which include premiums for ceded reinsurance decreased primarily due to increased use of reinsurance.

Total benefits, claims and expenses increased, principally driven by an increase in amortization of deferred policy acquisition costs. These increases were partially offset by a decrease in benefit costs in 2003 as compared to 2002 due to favorable mortality rates compared to the prior year.

Net income increased due to increases in fee income and unusually favorable mortality. Additionally, net income for the year ended December 31, 2003 includes the favorable impact of $2 DRD benefit resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $4 as compared to $3 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Individual Life segment increased, primarily driven by business growth including the impact of the Fortis transaction. Total benefit, claims and expenses increased, principally driven by the growth in the business including the impact of the Fortis acquisition. In addition, mortality experience (expressed as death claims as a percentage of net amount at risk) for 2002 increased as compared to the prior year, but were in line with management's expectations. Individual Life earnings increased for the year ended December 31, 2002 , principally due to the contribution to earnings from the Fortis transaction. The increase in net income was also impacted by an after-tax loss of $3 related to September 11 in the third quarter of 2001.

OUTLOOK

The individual life segment benefited from unusually favorable mortality during the fourth quarter. It is not anticipated that similar experience would be likely to continue. Individual life sales grew to $196 in 2003 from $173 in 2002 with the successful introduction of new universal life and whole life products. Improved equity markets should help increase variable universal life sales. The Company also continues to introduce new and enhanced products, which are expected to increase sales. However, the Company continues to face uncertainty surrounding estate tax legislation and aggressive competition from life insurance providers. The Company is actively pursuing broader distribution opportunities to fuel growth, including our Pinnacle Partners marketing initiative, and anticipates growth at Woodbury Financial Services.

INVESTMENTS

GENERAL

The investment portfolios are managed based on the underlying characteristics and nature of each operation's respective liabilities and within established risk parameters. (For a further discussion of Hartford Life Insurance Company's approach to managing risks, see the Investment Credit Risk and Capital Markets Risk Management sections.)

The investment portfolios are managed by Hartford Investment Management Company ("Hartford Investment Management"), a wholly-owned subsidiary of The Hartford. Hartford Investment Management is responsible for monitoring and managing the asset/liability profile, establishing investment objectives and guidelines and determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, convexity and other characteristics of the portfolios. Security selection and monitoring are performed by asset class specialists working within dedicated portfolio management teams.

The primary investment objective of Hartford Life Insurance Company's general account is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets and the generation of sufficient liquidity relative to that of policyholder and corporate obligations, as discussed in the Capital Markets Risk Management section under "Market Risk -- Key Market Risk Exposures".

Return on general account invested assets is an important element of Hartford Life Insurance Company's financial results. Significant fluctuations in the fixed income or equity markets could weaken the Company's financial condition or its results of operations. Additionally, changes in market interest rates may impact the period of time over which certain investments, such as mortgage-backed securities, are repaid and whether certain investments are called by the issuers. Such changes may, in turn, impact the yield on these investments and also may result in reinvestment of funds received from calls and prepayments at rates below the average portfolio yield. Net investment income and net realized capital gains and losses accounted for approximately 36%, 33% and 32% of the Company's consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

Fluctuations in interest rates affect the Company's return on, and the fair value of, general account fixed maturity investments, which comprised approximately 90% and 86% of the fair value of its invested assets as of December 31, 2003 and 2002, respectively. Other events beyond the Company's control could also adversely impact the fair value of these investments. Specifically, a downgrade of an issuer's credit rating or default of payment by an issuer could reduce the Company's investment return.

The Company invests in private placement securities, mortgage loans and limited partnership arrangements in order to further

HARTFORD LIFE INSURANCE COMPANY                                               39
--------------------------------------------------------------------------------
diversify its investment portfolio. These investment types comprised approximately 19% of the fair value of its invested assets as of December 31, 2003 and 2002. These security types are typically less liquid than direct investments in publicly traded fixed income or equity investments. However, generally these securities have higher yields to compensate for the liquidity risk.

A decrease in the fair value of any investment that is deemed other-than-temporary would result in the Company's recognition of a net realized capital loss in its financial results prior to the actual sale of the investment. (For a further discussion, see the Company's discussion of the evaluation of other-than-temporary impairments in Critical Accounting Estimates under "Investments".)

The following table identifies the invested assets by type held in the general account as of December 31, 2003 and 2002.

                         COMPOSITION OF INVESTED ASSETS

                                                                       2003                        2002
                                                              ----------------------      ----------------------
                                                               AMOUNT       PERCENT        AMOUNT       PERCENT
----------------------------------------------------------------------------------------------------------------
Fixed maturities, at fair value                               $30,085         90.4%       $24,786         86.3%
Equity securities, at fair value                                   85          0.3%           120          0.4%
Policy loans, at outstanding balance                            2,470          7.4%         2,895         10.1%
Mortgage loans, at cost                                           354          1.1%           243          0.8%
Limited partnerships, at fair value                               169          0.5%           486          1.7%
Other investments                                                 116          0.3%           189          0.7%
                                                              -------        -----        -------        -----
  TOTAL INVESTMENTS                                           $33,279        100.0%       $28,719        100.0%
----------------------------------------------------------------------------------------------------------------

During 2003, fixed maturity investments increased 21%, primarily the result of investment and universal life contract sales, operating cash flows and redeployment of invested assets from limited partnerships. In March 2003, the Company decided to liquidate its hedge fund limited partnership investments and reinvest the proceeds in fixed maturity investments. Hedge fund liquidations totaled $372 during the year and as of December 31, 2003 were fully liquidated.

INVESTMENT RESULTS

The following table summarizes the Company's investment results.

(BEFORE-TAX)                       2003       2002       2001
-------------------------------------------------------------------
 Net investment income --
  excluding policy loan
  income (1)                      $1,557     $1,321     $1,187
-------------------------------------------------------------------
 Policy loan income                  207        251        304
-------------------------------------------------------------------
 Net investment income --
   total (1)                      $1,764     $1,572     $1,491
-------------------------------------------------------------------
 Yield on average invested
   assets (2)                       6.1%       6.2%       7.1%
-------------------------------------------------------------------
 Gross gains on sale                 215        138         83
-------------------------------------------------------------------
 Gross losses on sale                (95)       (80)       (59)
-------------------------------------------------------------------
 Impairments                        (139)      (340)       (93)
-------------------------------------------------------------------
 Periodic net coupon
   settlements on
   non-qualifying
   derivatives (1)                    29         13          4
-------------------------------------------------------------------
 Other, net (3)                       (9)        (7)       (22)
-------------------------------------------------------------------
 Net realized capital gains
   (losses), before-tax (1)       $    1     $ (276)    $  (87)
-------------------------------------------------------------------

(1) Prior periods reflect the reclassification of periodic net coupon settlements on non-qualifying derivatives from net investment income to net realized capital gains (losses).

(2) Represents net investment income (excluding net realized capital gains (losses)) divided by average invested assets at cost or amortized cost, as applicable. Average invested assets are calculated by dividing the sum of the beginning and ending period amounts by two, excluding the collateral obtained from the securities lending program.

(3) Primarily consists of changes in fair value and hedge ineffectiveness on derivative instruments as well as the amortization of deferred acquisition costs.

2003 COMPARED TO 2002 -- Net investment income, excluding policy loan income, increased $236, or 18%, compared to the prior year. The increase was primarily due to income earned on a higher invested asset base partially offset by lower investment yields. Policy loan income decreased primarily due to the decline in leveraged COLI policies, as a result of surrender activity and lower sales. Yield on average invested assets decreased as a result of lower rates on new investment purchases and decreased policy loan income.

Net realized capital gains (losses) for 2003 improved by $277 compared to the prior year, primarily as a result of net gains on sales of fixed maturities and a decrease in other-than-temporary impairments on fixed maturities. (For a further discussion of other-than-temporary impairments, see the Other-Than-Temporary Impairments commentary in this section of the MD&A.)

2002 COMPARED TO 2001 -- Net investment income, excluding policy loan income, increased $134, or 11%. The increase was primarily due to income earned on a higher invested asset base partially offset by lower income on limited partnerships and the impact of lower interest rates on new investment purchases. Policy loan income decreased primarily due to the decline in leveraged COLI policies, as a result of surrender activity and lower sales. Yield on average invested assets decreased as a result of lower rates on new investment purchases, decreased

40                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
policy loan income and decreased income on limited partnerships.
Net realized capital losses for 2002 increased $189, or 217%, compared to the prior year as a result of higher other-than-temporary impairments. (For a further discussion of other-than-temporary impairments, see the Other-Than-Temporary Impairments commentary in this section of the MD&A.)

SEPARATE ACCOUNT PRODUCTS

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $118.1 billion and $93.5 billion as of December 31, 2003 and 2002, respectively, wherein the policyholder assumes substantially all the risk and reward; and guaranteed separate accounts totaling $12.1 billion and $11.8 billion as of December 31, 2003 and 2002, respectively, wherein the Company contractually guarantees either a minimum return or the account value to the policyholder. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance and generally include market value adjustment features and surrender charges to mitigate the risk of disintermediation. The primary investment objective of guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations, as discussed in the Capital Markets Risk Management section under "Market Risk -- Key Market Risk Exposures". Effective January 1, 2004, these investments will be included with general account assets pursuant to Statement of Position ("SOP") 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

Investment objectives for non-guaranteed separate accounts, which consist of the participants' account balances, vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Non-guaranteed separate account products include variable annuities, variable universal life insurance contracts and variable private placement life insurance.
OTHER-THAN-TEMPORARY IMPAIRMENTS

The following table identifies the Company's other-than-temporary impairments by type.

OTHER-THAN-TEMPORARY IMPAIRMENTS BY TYPE

(BEFORE-TAX)                       2003       2002       2001
-------------------------------------------------------------------
 Asset-backed securities
  ("ABS")
-------------------------------------------------------------------
 Aircraft lease receivables       $   29     $   65     $    2
-------------------------------------------------------------------
 Corporate debt obligations
   ("CDO")                            15         29          9
-------------------------------------------------------------------
 Credit card receivables              12          9         --
-------------------------------------------------------------------
 Interest only securities              5          3         10
-------------------------------------------------------------------
 Manufacturing housing ("MH")
   receivables                         9         14         --
-------------------------------------------------------------------
 Mutual fund fee receivables           3         16         --
-------------------------------------------------------------------
 Other ABS                             2         13          3
-------------------------------------------------------------------
   Total ABS                          75        149         24
-------------------------------------------------------------------
 Commercial mortgage-backed
   securities ("CMBS")                 5          4         --
-------------------------------------------------------------------
 Corporate
-------------------------------------------------------------------
 Basic industry                        2         --          4
-------------------------------------------------------------------
 Consumer non-cyclical                 7         --         --
-------------------------------------------------------------------
 Financial services                    2          6         --
-------------------------------------------------------------------
 Food and beverage                    25         --         --
-------------------------------------------------------------------
 Technology and communications         2        137         17
-------------------------------------------------------------------
 Transportation                        7          1         --
-------------------------------------------------------------------
 Utilities                            --         22         37
-------------------------------------------------------------------
                                      --         10         --
-------------------------------------------------------------------
 Other Corporate
-------------------------------------------------------------------
   Total Corporate                    45        176         58
-------------------------------------------------------------------
 Equity                                8         --         --
-------------------------------------------------------------------
 Foreign government                   --         11         11
-------------------------------------------------------------------
 Mortgage-backed securities
   ("MBS") -- interest only
   securities                          6         --         --
-------------------------------------------------------------------
 TOTAL OTHER-THAN-TEMPORARY
   IMPAIRMENTS                    $  139     $  340     $   93
-------------------------------------------------------------------

ABS -- During 2003, other-than-temporary impairments were recorded for various ABS security types as a result of a continued deterioration of cash flows derived from the underlying collateral. A significant number of these impairments were recorded on the Company's investments in lower tranches of ABS supported by aircraft lease and enhanced equipment trust certificates (together, "aircraft lease receivables") due to continued lower aircraft lease rates and the prolonged decline in airline travel. CDO impairments were primarily the result of increasing default rates and lower recovery rates on the collateral. Impairments on ABS backed by credit card receivables were a result of issuers extending credit to sub-prime borrowers and the higher default rates on these loans, while impairments on securities

HARTFORD LIFE INSURANCE COMPANY                                               41
--------------------------------------------------------------------------------
supported by MH receivables were primarily the result of repossessed units liquidated at depressed levels. Interest only security impairments recorded during 2003, 2002 and 2001 were due to the flattening of the forward yield curve.

Impairments of ABS during 2002 and 2001 were driven by deterioration of collateral cash flows. Numerous bankruptcies, collateral defaults, weak economic conditions and reduced airline travel were all factors contributing to lower collateral cash flows and broker quoted market prices of ABS.

CORPORATE -- The decline in corporate bankruptcies and improvement in general economic conditions have contributed to lower corporate impairment levels in 2003 compared to 2002.

A significant portion of corporate impairments during 2003 resulted from issuers who experienced fraud or accounting irregularities. The most significant of these was the Italian dairy concern, Parmalat SpA, and one consumer non-cyclical issuer in the healthcare industry which resulted in a $25 and $6, before-tax loss, respectively. A loss of $3 was recorded relating to one communications sector issuer in the cable television industry due to deteriorating earnings forecasts, debt restructuring issues and accounting irregularities. Additional impairments were incurred as a result of the deterioration in the transportation sector during the first half of the year, specifically issuers of airline debt, as a result of a continued decline in airline travel.

During 2002, impairments of corporate securities were concentrated in the technology and communications sector and included a $74, before-tax, loss related to securities issued by WorldCom.

During 2001, impairments of corporate securities were concentrated in the technology and communications and the utilities sectors, which included a $37, before-tax, loss related to securities issued by Enron Corporation.

OTHER -- Other-than-temporary impairments were also recorded in 2003 on various diversified mutual funds and preferred stock investments. In 2002 and 2001 other-than-temporary impairments were recognized on various common stock investments, primarily in the technology and communications sector, which had experienced declines in fair value for an extended period of time.

In addition to the impairments described above, fixed maturity and equity securities were sold during 2003, 2002 and 2001 at total gross losses of $74, $63 and $61, respectively. No single security was sold at a loss in excess of $8, $13 and $6 during 2003, 2002 and 2001, respectively.

Based upon the general improvement in corporate credit quality, favorable overall market conditions and the apparent stabilization in certain ABS types, the Company expects other-than-temporary impairments to trend lower in 2004 from the 2003 and 2002 amounts.

INVESTMENT CREDIT RISK

Hartford Life Insurance Company has established investment credit policies that focus on the credit quality of obligors and counterparties, limit credit concentrations, encourage diversification and require frequent creditworthiness reviews. Investment activity, including setting of policy and defining acceptable risk levels, is subject to regular review and approval by senior management and by the Company's Finance Committee of the Board of Directors.

The Company invests primarily in securities which are rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Creditworthiness of specific obligors is determined by an internal credit evaluation supplemented by consideration of external determinants of creditworthiness, typically ratings assigned by nationally recognized ratings agencies. Obligor, asset sector and industry concentrations are subject to established limits and monitored on a regular basis.

Hartford Life Insurance Company is not exposed to any credit concentration risk of a single issuer greater than 10% of the Company's stockholder's equity.

DERIVATIVE INSTRUMENTS

The Company's derivatives counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are generally quantified weekly and netted, and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of derivatives exceeds exposure policy thresholds. The Company also minimizes the credit risk in derivative instruments by entering into transactions with high quality counterparties which are reviewed periodically by the Company's internal compliance unit, reviewed frequently by senior management and reported to the Company's Finance Committee of the Board of Directors. The Company also maintains a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement which is structured by legal entity and by counterparty and permits right of offset.

The Company periodically enters into swap agreements in which the Company assumes credit exposure from a single entity, referenced index or asset pool. Total return swaps involve the periodic exchange of payments with other parties, at specified intervals, calculated using the agreed upon index and notional principal amounts. Generally, no cash or principal payments are exchanged at the inception of the contract. Typically, at the time a swap is entered into, the cash flow streams exchanged by the counterparties are equal in value.

Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. One party to the contract will make a payment based on an agreed upon rate and a notional amount. The second party, who assumes credit exposure will only make a payment when there is a credit

42                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
event, and such payment will be equal to the notional value of the swap contract, and in return, the second party will receive the debt obligation of the first party. A credit event is generally defined as default on contractually obligated interest or principal payment or restructure.

As of December 31, 2003 and 2002, the notional value of total return and credit default swaps totaled $450 and $437, respectively, and the swap fair value totaled $(17) and $(41), respectively.

The following table identifies fixed maturity securities by type, including guaranteed separate accounts, as of December 31, 2003 and December 31, 2002.

                                                                                       2003
                                                  -------------------------------------------------------------------------------
                                                  AMORTIZED      UNREALIZED      UNREALIZED                         PERCENT OF
FIXED MATURITIES BY TYPE                            COST           GAINS           LOSSES        FAIR VALUE      TOTAL FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------------
ABS                                                $ 5,118         $  109           $ (96)         $ 5,131             12.3%
CMBS                                                 7,010            384             (21)           7,373             17.6%
Collateralized mortgage obligations ("CMO")            681             12              (2)             691              1.7%
Corporate
  Basic industry                                     2,680            208              (8)           2,880              6.9%
  Capital goods                                      1,222             98              (5)           1,315              3.1%
  Consumer cyclical                                  2,113            153              (5)           2,261              5.4%
  Consumer non-cyclical                              2,576            190              (8)           2,758              6.6%
  Energy                                             1,389            116              (5)           1,500              3.6%
  Financial services                                 4,995            385             (24)           5,356             12.9%
  Technology and communications                      3,315            357             (10)           3,662              8.8%
  Transportation                                       568             41              (3)             606              1.4%
  Utilities                                          1,820            174             (11)           1,983              4.7%
  Other                                                507             23              (1)             529              1.3%
Government/Government agencies
  Foreign                                              810             77              (1)             886              2.1%
  United States                                        981             30              (4)           1,007              2.4%
MBS -- agency                                        1,916             30              (2)           1,944              4.6%
Municipal
  Taxable                                              374             14              (7)             381              0.9%
Redeemable preferred stock                               1             --              --                1               --
Short-term                                           1,555              1              --            1,556              3.7%
                                                   -------         ------           -----          -------            -----
  TOTAL FIXED MATURITIES                           $39,631         $2,402           $(213)         $41,820            100.0%
                                                   =======         ======           =====          =======            =====
Total general account fixed maturities             $28,511         $1,715           $(141)         $30,085             71.9%
Total guaranteed separate account fixed
  maturities                                       $11,120         $  687           $ (72)         $11,735             28.1%
---------------------------------------------------------------------------------------------------------------------------------

HARTFORD LIFE INSURANCE COMPANY                                               43
--------------------------------------------------------------------------------

                                                                                       2002
                                                  -------------------------------------------------------------------------------
                                                  AMORTIZED      UNREALIZED      UNREALIZED                         PERCENT OF
FIXED MATURITIES BY TYPE                            COST           GAINS           LOSSES        FAIR VALUE      TOTAL FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------------
ABS                                                $ 5,115         $  109           $(143)         $ 5,081             14.2%
CMBS                                                 4,979            416              (9)           5,386             15.0%
Collateralized mortgage obligations ("CMO")            752             33              (2)             783              2.2%
Corporate
  Basic industry                                     2,000            129              (7)           2,122              5.9%
  Capital goods                                      1,048             68              (7)           1,109              3.1%
  Consumer cyclical                                  1,425             88              (3)           1,510              4.2%
  Consumer non-cyclical                              2,462            176             (16)           2,622              7.3%
  Energy                                             1,446            110              (8)           1,548              4.3%
  Financial services                                 4,956            307             (81)           5,182             14.4%
  Technology and communications                      2,911            247             (68)           3,090              8.6%
  Transportation                                       571             45             (11)             605              1.7%
  Utilities                                          1,757            114             (41)           1,830              5.1%
  Other                                                404             18              --              422              1.2%
Government/Government agencies
  Foreign                                              720             68              (5)             783              2.2%
  United States                                        553             44              --              597              1.7%
MBS -- agency                                        2,035             58              --            2,093              5.8%
Municipal Taxable                                       98             16              (1)             113              0.3%
Redeemable preferred stock                               1             --              --                1               --
Short-term                                             993              1              --              994              2.8%
                                                   -------         ------           -----          -------            -----
  TOTAL FIXED MATURITIES                           $34,226         $2,047           $(402)         $35,871            100.0%
                                                   =======         ======           =====          =======            =====
Total general account fixed maturities             $23,675         $1,389           $(278)         $24,786             69.1%
Total guaranteed separate account fixed
  maturities                                       $10,551         $  658           $(124)         $11,085             30.9%
---------------------------------------------------------------------------------------------------------------------------------

The Company's fixed maturity gross unrealized gains and losses have improved by $355 and $189, respectively from December 31, 2002 to December 31, 2003, primarily due to improved corporate credit quality and to a lesser extent recognition of other-than-temporary impairments and asset sales, partially offset by an increase in interest rates. The improvement in corporate credit quality was largely due to the security issuers' renewed emphasis on improving liquidity, reducing leverage and various cost cutting measures. Throughout 2003, the general economic outlook has continued to rebound, the result of improved profitability supported by improved manufacturing demand, a continued strong housing market and robust consumer and government spending. The apparent economic acceleration has resulted in the 10 year Treasury rate increasing over 40 basis points since December 31, 2002 and more than 100 basis points from its low in June 2003.

Investment allocations as a percentage of total fixed maturities have remained materially consistent since December 31, 2002, except for ABS and CMBS.

Although the fair value of the Company's ABS fixed maturities improved slightly during 2003, portfolio allocations to ABS decreased in favor of other sectors with higher relative yields. Portfolio allocations to CMBS increased due to the asset class's stable spreads and high quality. CMBS securities have lower prepayment risk than MBS due to contractual penalties.

As of December 31, 2003 and 2002, 21% and 20%, respectively, of the fixed maturities were invested in private placement securities, including 13% and 12% of Rule 144A offerings to qualified institutional buyers. Private placement securities are generally less liquid than public securities. Most of the private placement securities are rated by nationally recognized rating agencies.

For a further discussion of risk factors associated with sectors with significant unrealized loss positions, see the sector risk factor commentary under the Total Securities with Unrealized Loss Greater than Six Months by Type schedule in this section of the MD&A.

44                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

The following table identifies fixed maturities by credit quality, including guaranteed separate accounts, as of December 31, 2003 and 2002. The ratings referenced below are based on the ratings of a nationally recognized rating organization or, if not rated, assigned based on the Company's internal analysis of such securities.

                                                           2003
                                          ---------------------------------------
                                          AMORITZED                 PERCENT OF
FIXED MATURITIES BY CREDIT QUALITY          COST     FAIR VALUE  TOTAL FAIR VALUE
---------------------------------------------------------------------------------
United States Government/Government
  agencies                                 $ 3,598     $ 3,661            8.8%
AAA                                          6,652       6,922           16.5%
AA                                           3,326       3,504            8.4%
A                                           11,743      12,576           30.1%
BBB                                         10,833      11,561           27.6%
BB & below                                   1,925       2,040            4.9%
Short-term                                   1,554       1,556            3.7%
                                           -------     -------         ------
  TOTAL FIXED MATURITIES                   $39,631     $41,820          100.0%
                                           =======     =======         ======
Total general account fixed maturities     $28,511     $30,085           71.9%
Total guaranteed separate account fixed
  maturities                               $11,120     $11,735           28.1%
---------------------------------------------------------------------------------

                                                           2002
                                          ---------------------------------------
                                          AMORITZED                 PERCENT OF
FIXED MATURITIES BY CREDIT QUALITY          COST     FAIR VALUE  TOTAL FAIR VALUE
----------------------------------------  ---------------------------------------
United States Government/Government
  agencies                                 $ 3,213     $ 3,341            9.3%
AAA                                          5,077       5,399           15.1%
AA                                           3,334       3,507            9.8%
A                                           11,019      11,687           32.5%
BBB                                          8,662       9,081           25.3%
BB & below                                   1,928       1,862            5.2%
Short-term                                     993         994            2.8%
                                           -------     -------         ------
  TOTAL FIXED MATURITIES                   $34,226     $35,871          100.0%
                                           =======     =======         ======
Total general account fixed maturities     $23,675     $24,786           69.1%
Total guaranteed separate account fixed
  maturities                               $10,551     $11,085           30.9%
----------------------------------------

As of December 31, 2003 and 2002, over 95% and 94%, respectively, of the fixed maturity portfolio was invested in short-term securities or securities rated investment grade (BBB and above).

The following table presents the Below Investment Grade ("BIG") fixed maturities by type, including guaranteed separate accounts, as of December 31, 2003 and 2002.

                                                           2003
                                          ---------------------------------------
                                          AMORITZED                 PERCENT OF
BIG FIXED MATURITIES BY TYPE                COST     FAIR VALUE  TOTAL FAIR VALUE
---------------------------------------------------------------------------------
ABS                                        $   231     $   210           10.3%
CMBS                                           102         103            5.0%
Corporate
  Basic industry                               183         192            9.4%
  Capital goods                                103         106            5.3%
  Consumer cyclical                            241         261           12.8%
  Consumer non-cyclical                        256         268           13.1%
  Energy                                        78          85            4.2%
  Financial services                            12          12            0.6%
  Technology and communications                274         326           16.0%
  Transportation                                21          23            1.1%
  Utilities                                    268         278           13.6%
Foreign government                             145         164            8.0%
Other                                           11          12            0.6%
                                           -------     -------         ------
  TOTAL FIXED MATURITIES                   $ 1,925     $ 2,040          100.0%
                                           -------     -------         ------
Total general account fixed maturities     $ 1,179     $ 1,258           61.7%
                                           -------     -------         ------
Total guaranteed separate account fixed
  maturities                               $   746     $   782           38.3%
---------------------------------------------------------------------------------

                                                           2002
                                          ---------------------------------------
                                          AMORITZED                 PERCENT OF
BIG FIXED MATURITIES BY TYPE                COST     FAIR VALUE  TOTAL FAIR VALUE
----------------------------------------  ---------------------------------------
ABS                                        $   149     $   132            7.1%
CMBS                                           102         108            5.8%
Corporate
  Basic industry                               197         198           10.6%
  Capital goods                                131         131            7.0%
  Consumer cyclical                            213         218           11.7%
  Consumer non-cyclical                        181         173            9.3%
  Energy                                        80          81            4.4%
  Financial services                            25          18            1.0%
  Technology and communications                383         345           18.5%
  Transportation                                19          18            1.0%
  Utilities                                    287         261           14.0%
Foreign government                             145         162            8.7%
Other                                           16          17            0.9%
                                           -------     -------         ------
  TOTAL FIXED MATURITIES                   $ 1,928     $ 1,862          100.0%
                                           -------     -------         ------
Total general account fixed maturities     $ 1,239     $ 1,178           63.3%
                                           -------     -------         ------
Total guaranteed separate account fixed
  maturities                               $   689     $   684           36.7%
----------------------------------------

As of December 31, 2003 and 2002 the Company held no issuer of a BIG security with a fair value in excess of 3% and 4%, respectively, of the total fair value for BIG securities.

HARTFORD LIFE INSURANCE COMPANY                                               45
--------------------------------------------------------------------------------

The following table presents the Company's unrealized loss aging for total fixed maturity and equity securities, including guaranteed separate accounts, as of December 31, 2003 and 2002, by length of time the security was in an unrealized loss position.

                                                         2003
                                           ---------------------------------
                                           AMORITZED              UNREALIZED
UNREALIZED LOSS AGING OF TOTAL SECURITIES    COST     FAIR VALUE     LOSS
----------------------------------------------------------------------------
Three months or less                        $ 2,636     $ 2,615     $   (21)
Greater than three months to six months       1,795       1,739         (56)
Greater than six months to nine months          230         216         (14)
Greater than nine months to twelve months       133         126          (7)
Greater than twelve months                    1,450       1,331        (119)
                                            -------     -------     -------
  TOTAL                                     $ 6,244     $ 6,027     $  (217)
                                            =======     =======     =======
Total general accounts                      $ 4,221     $ 4,076     $  (145)
                                            -------     -------     -------
Total guaranteed separate accounts          $ 2,023     $ 1,951     $   (72)
----------------------------------------------------------------------------

                                                         2002
                                           ---------------------------------
                                           AMORITZED              UNREALIZED
UNREALIZED LOSS AGING OF TOTAL SECURITIES    COST     FAIR VALUE     LOSS
-----------------------------------------  ---------------------------------
Three months or less                        $ 1,382     $ 1,316     $   (66)
Greater than three months to six months       1,211       1,158         (53)
Greater than six months to nine months          519         465         (54)
Greater than nine months to twelve months     1,247       1,181         (66)
Greater than twelve months                    1,873       1,693        (180)
                                            -------     -------     -------
  TOTAL                                     $ 6,232     $ 5,813     $  (419)
                                            =======     =======     =======
Total general accounts                      $ 4,113     $ 3,820     $  (293)
                                            -------     -------     -------
Total guaranteed separate accounts          $ 2,119     $ 1,993     $  (126)
-----------------------------------------

The decrease in the unrealized loss amount since December 31, 2002 is primarily the result of improved corporate fixed maturity credit quality and to a lesser extent recognition of other-than-temporary impairments and asset sales, partially offset by an increase in interest rates. (For further discussion, see the economic commentary under the Fixed Maturities by Type table in this section of the MD&A.)

As of December 31, 2003, fixed maturities represented $213, or 98%, of the Company's total unrealized loss. There were no fixed maturities as of December 31, 2003 with a fair value less than 80% of the security's amortized cost basis for six continuous months other than certain asset-backed and commercial mortgage-backed securities. Other-than-temporary impairments for certain asset-backed and commercial mortgage-backed securities are recognized if the fair value of the security, as determined by external pricing sources, is less than its carrying amount and there has been a decrease in the present value of the expected cash flows since the last reporting period. There were no asset-backed or commercial mortgage-backed securities included in the table above, as of December 31, 2003 and 2002, for which management's best estimate of future cash flows adversely changed during the reporting period. As of December 31, 2003, no asset-backed or commercial mortgage backed securities had an unrealized loss in excess of $12. (For a further discussion of the other-than-temporary impairments criteria, see "Investments" included in the Critical Accounting Estimates section of the MD&A and in Note 2 of Notes to Consolidated Financial Statements.)

The Company held no securities of a single issuer that were at an unrealized loss position in excess of 7% and 4% of the total unrealized loss amount as of December 31, 2003 and 2002, respectively.

46                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

The total securities in an unrealized loss position for longer than six months by type as of December 31, 2003 and 2002 are presented in the following table.

TOTAL SECURITIES WITH UNREALIZED LOSS GREATER THAN SIX MONTHS BY TYPE

                                                      2003                                             2002
                                 ----------------------------------------------   ----------------------------------------------
                                                                     PERCENT OF                                       PERCENT OF
                                                                       TOTAL                                            TOTAL
                                 AMORITZED     FAIR     UNREALIZED   UNREALIZED   AMORITZED     FAIR     UNREALIZED   UNREALIZED
                                   COST       VALUE        LOSS         LOSS        COST       VALUE        LOSS         LOSS
--------------------------------------------------------------------------------------------------------------------------------
ABS and CMBS
  Aircraft lease receivables      $  153      $   99       $ (54)       38.6%      $   90      $   77       $ (13)        4.3%
  CDOs                               132         113         (19)       13.6%         204         172         (32)       10.7%
  Credit card receivables            118         108         (10)        7.1%         358         317         (41)       13.7%
  Other ABS and CMBS                 569         555         (14)       10.0%         689         675         (14)        4.6%
Corporate
  Financial services                 524         502         (22)       15.7%         614         557         (57)       19.0%
  Technology and communications       37          36          (1)        0.7%         427         380         (47)       15.7%
  Transportation                      25          22          (3)        2.1%          60          50         (10)        3.3%
  Utilities                           80          74          (6)        4.3%         256         233         (23)        7.7%
  Other                              164         153         (11)        7.9%         585         563         (22)        7.3%
Diversified equity mutual funds        3           3          --          --           64          48         (16)        5.3%
Other securities                       8           8          --          --          292         267         (25)        8.4%
                                  ------      ------       -----       -----       ------      ------       -----       -----
  TOTAL                           $1,813      $1,673       $(140)      100.0%      $3,639      $3,339       $(300)      100.0%
                                  ------      ------       -----       -----       ------      ------       -----       -----
Total general accounts            $1,174      $1,080       $ (94)       67.1%      $2,362      $2,164       $(198)       66.0%
                                  ------      ------       -----       -----       ------      ------       -----       -----
Total guaranteed separate
  accounts                        $  639      $  593       $ (46)       32.9%      $1,277      $1,175       $(102)       34.0%
--------------------------------------------------------------------------------------------------------------------------------

The ABS securities in an unrealized loss position for six months or more as of December 31, 2003, were primarily supported by aircraft lease receivables, CDOs and credit card receivables. The Company's current view of risk factors relative to these fixed maturity types is as follows:

AIRCRAFT LEASE RECEIVABLES -- The securities supported by aircraft lease receivables continued to decline in value during 2003 due to a reduction in lease payments and aircraft values driven by a prolonged decline in airline travel, which has resulted in the financial difficulties of many airline carriers. As a result of the uncertainty surrounding the timing of any potential recovery in this industry, significant risk premiums have been required by the market for these securities, resulting in reduced liquidity and lower broker quoted prices. Air travel began to improve in the second half of 2003, which resulted in lease rates stabilizing on certain aircrafts. While the Company saw some modest price increases and greater liquidity in this sector during the fourth quarter of 2003, additional price recovery will depend on continued improvement in economic fundamentals, political stability and airline operating performance.

CDOS -- Adverse CDO experience can be attributed to higher than expected default rates and downgrades of the collateral supporting these securities, particularly in the technology and utilities sectors, causing a deterioration in the subordinated tranches of these structures. As a result, significant risk premiums have been required by the market for these securities, resulting in reduced liquidity and lower broker quoted prices. Improved economic and operating fundamentals of the underlying security issuers, along with better market liquidity, should lead to improved pricing levels.

CREDIT CARD RECEIVABLES -- The unrealized loss position in credit card securities has primarily been caused by exposure to companies originating loans to sub-prime borrowers. While the unrealized loss position improved for these holdings during the year due to the better than expected performance of the underlying collateral of credit card receivables, concerns remain regarding the long-term viability of certain issuers within this sub-sector.

As of December 31, 2003, security types other than ABS and CMBS that were in a significant unrealized loss position for greater than six months were corporate fixed maturities primarily within the financial services sector.

FINANCIAL SERVICES -- As of December 31, 2003, the securities in the financial services sector unrealized loss position for greater than six months were comprised of less than 50 different securities. The securities in this category are primarily investment grade and substantially all of these securities are priced at or greater than 90% of amortized cost as of December 31, 2003. These positions are primarily variable rate securities with extended maturity dates, which have been adversely impacted by the reduction in forward interest rates resulting in lower expected cash flows. Unrealized loss amounts for these securities have declined during the year as interest rates have risen. Additional changes in fair value of these securities are primarily dependent on future changes in forward interest rates. A substantial percentage of these securities are currently hedged

HARTFORD LIFE INSURANCE COMPANY                                               47
--------------------------------------------------------------------------------
with interest rate swaps, which convert the variable rate earned on the securities to a fixed amount. The swaps receive cash flow hedge accounting treatment and are currently in an unrealized gain position.

As part of the Company's ongoing security monitoring process by a committee of investment and accounting professionals, the Company has reviewed its investment portfolio and concluded that there were no additional other-than-temporary impairments as of December 31, 2003 and 2002. Due to the issuers' continued satisfaction of the securities' obligations in accordance with their contractual terms and the expectation that they will continue to do so, management's intent and ability to hold these securities, as well as the evaluation of the fundamentals of the issuers' financial condition and other objective evidence, the Company believes that the prices of the securities in the sectors identified above were temporarily depressed.

The evaluation for other-than-temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties in the determination of whether declines in the fair value of investments are other-than-temporary. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates. In addition, for securitized financial assets with contractual cash flows (e.g. ABS and CMBS), projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral. As of December 31, 2003, management's expectation of the discounted future cash flows on these securities was in excess of the associated securities' amortized costs. (For a further discussion, see "Investments" included in the Critical Accounting Estimates section of MD&A and in Note 2 of Notes to Consolidated Financial Statements.)

The following table presents the Company's unrealized loss aging for BIG and equity securities, including guaranteed separate accounts, as of December 31, 2003 and 2002.

UNREALIZED LOSS AGING OF BIG AND EQUITY SECURITIES

                                                           2003                                           2002
                                         -----------------------------------------      -----------------------------------------
                                         AMORITZED                      UNREALIZED      AMORITZED                      UNREALIZED
                                           COST         FAIR VALUE         LOSS           COST         FAIR VALUE         LOSS
---------------------------------------------------------------------------------------------------------------------------------
Three months or less                       $ 47            $ 46            $ (1)         $  131           $104            $ (27)
Greater than three months to six
  months                                     90              86              (4)            188            165              (23)
Greater than six months to nine
  months                                     50              44              (6)            160            134              (26)
Greater than nine months to twelve
  months                                     17              16              (1)            299            264              (35)
Greater than twelve months                  266             217             (49)            354            299              (55)
                                           ----            ----            ----          ------           ----            -----
  TOTAL                                    $470            $409            $(61)         $1,132           $966            $(166)
                                           ====            ====            ====          ======           ====            =====
Total general accounts                     $350            $305            $(45)         $  800           $669            $(131)
Total guaranteed separate accounts         $120            $104            $(16)         $  332           $297            $ (35)
---------------------------------------------------------------------------------------------------------------------------------

Similar to the decrease in the Unrealized Loss Aging of Total Securities table from December 31, 2002 to December 31, 2003, the decrease in the BIG and equity security unrealized loss amount was primarily the result of improved corporate fixed maturity credit quality and to a lesser extent recognition of other-than temporary impairments and assets sales, partially offset by an increase in interest rates. (For a further discussion, see the economic commentary under the Fixed Maturities by Type table in this section of the MD&A.)

48                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

The BIG and equity securities in an unrealized loss position for longer than six months by type as of December 31, 2003 and 2002 are presented in the following table.

                                                              2003
                                           -------------------------------------------
                                                                            PERCENT OF
                                                                              TOTAL
BIG AND EQUITY SECURITIES WITH UNREALIZED  AMORITZED    FAIR    UNREALIZED  UNREALIZED
LOSS GREATER THAN SIX MONTHS BY TYPE         COST      VALUE       LOSS        LOSS
--------------------------------------------------------------------------------------
ABS and CMBS
  Aircraft lease receivables                $    45   $    28     $   (17)      30.3%
  CDOs                                           37        28          (9)      16.1%
  Credit card receivables                        40        30         (10)      17.9%
  Other ABS and CMBS                             45        38          (7)      12.5%
Corporate
  Financial services                             39        35          (4)       7.1%
  Technology and communications                   4         3          (1)       1.8%
  Transportation                                  9         8          (1)       1.8%
  Utilities                                      66        61          (5)       8.9%
  Other                                          44        42          (2)       3.6%
Diversified equity mutual funds                   3         3          --         --
Other securities                                  1         1          --         --
                                            -------   -------     -------     ------
  TOTAL                                     $   333   $   277     $   (56)     100.0%
                                            -------   -------     -------     ------
Total general accounts                      $   234   $   193     $   (41)      73.2%
Total guaranteed separate accounts          $    99   $    84     $   (15)      26.8%
--------------------------------------------------------------------------------------

                                                              2002
                                           -------------------------------------------
                                                                            PERCENT OF
                                                                              TOTAL
BIG AND EQUITY SECURITIES WITH UNREALIZED  AMORITZED    FAIR    UNREALIZED  UNREALIZED
LOSS GREATER THAN SIX MONTHS BY TYPE         COST      VALUE       LOSS        LOSS
-----------------------------------------  -------------------------------------------
ABS and CMBS
  Aircraft lease receivables                $    --   $    --     $    --         --
  CDOs                                            2         1          (1)       0.9%
  Credit card receivables                        26        17          (9)       7.8%
  Other ABS and CMBS                             37        32          (5)       4.3%
Corporate
  Financial services                              9         8          (1)       0.9%
  Technology and communications                 211       177         (34)      29.3%
  Transportation                                 13        10          (3)       2.6%
  Utilities                                     123       107         (16)      13.8%
  Other                                         226       210         (16)      13.8%
Diversified equity mutual funds                  64        48         (16)      13.8%
Other securities                                102        87         (15)      12.8%
                                            -------   -------     -------     ------
  TOTAL                                     $   813   $   697     $  (116)     100.0%
                                            -------   -------     -------     ------
Total general accounts                      $   552   $   464     $   (88)      75.9%
Total guaranteed separate accounts          $   261   $   233     $   (28)      24.1%
-----------------------------------------

For a further discussion of the Company's current view of risk factors relative to certain security types listed above, see the Total Securities with Unrealized Loss Greater Than Six Months by Type table in this section of the MD&A.

CAPITAL MARKETS RISK MANAGEMENT

Hartford Life Insurance Company has a disciplined approach to managing risks associated with its capital markets and asset/ liability management activities. Investment portfolio management is organized to focus investment management expertise on specific classes of investments, while asset/liability management is the responsibility of dedicated risk management units supporting the Company, including guaranteed separate accounts. Derivative instruments are utilized in compliance with established Company policy and regulatory requirements and are monitored internally and reviewed by senior management. Derivatives play an important role in facilitating the management of interest rate risk, mitigating equity market risk exposure associated with certain variable annuity products and changes in currency exchange rates.

MARKET RISK

The Company is exposed to market risk, primarily relating to the market price and/or cash flow variability associated with changes in interest rates, market indices or foreign currency exchange rates.

INTEREST RATE RISK

The Company's exposure to interest rate risk relates to the market price and/or cash flow variability associated with the changes in market interest rates. The Company manages its exposure to interest rate risk through asset allocation limits, asset/liability duration matching and through the use of derivatives. The Company analyzes interest rate risk using various models including multi-scenario cash flow projection models that forecast cash flows of the liabilities and their supporting investments, including derivative instruments. Measures the Company uses to quantify its exposure to interest rate risk inherent in its invested assets and interest rate sensitive liabilities are duration and key rate duration. Duration is the weighted average term-to-maturity of a security's cash flows, and is used to approximate the percentage change in the price of a security for a 100-basis-point change in market interest rates. For example, a duration of 5 means the price of the security will change by approximately 5% for a 1% change in interest rates. The key rate duration analysis considers the expected future cash flows of assets and liabilities assuming non-parallel interest rate movements.

To calculate duration, projections of asset and liability cash flows are discounted to a present value using interest rate assumptions. These cash flows are then revalued at alternative interest rate levels to determine the percentage change in fair value due to an incremental change in rates. Cash flows from corporate obligations are assumed to be consistent with the contractual payment streams on a yield to worst basis. The primary assumptions used in calculating cash flow projections include expected asset payment streams taking into account prepayment speeds, issuer call options and contract holder behavior. Asset-backed securities, collateralized mortgage obligations and mortgage-backed securities are modeled based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the

HARTFORD LIFE INSURANCE COMPANY                                               49
--------------------------------------------------------------------------------
interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates.

EQUITY RISK

The Company's primary exposure to equity risk relates to the potential for lower earnings associated with certain of the Company's businesses such as variable annuities where fee income is earned based upon the fair value of the assets under management. In addition, the Company offers certain guaranteed benefits, primarily associated with variable annuity products, which increases the Company's potential benefit exposure as the equity markets decline. (For a further discussion, see the "Equity Risk" in the Key Market Risk Exposures section.)

The Company does not have significant equity risk exposure from invested assets. In March 2003, the Company decided to liquidate its hedge fund limited partnership investments and certain equity securities and reinvest the proceeds into fixed maturity investments, thereby reducing its exposure to equity price risk. The Company has not materially changed other aspects of its overall asset allocation position or market risk since December 31, 2002.

FOREIGN CURRENCY EXCHANGE RISK

The Company's currency exchange risk is related to non-US dollar denominated investments, which primarily consist of fixed maturity investments. A significant portion of the Company's foreign currency exposure is mitigated through the use of derivatives.

DERIVATIVE INSTRUMENTS

Hartford Life Insurance Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards, futures and options, in compliance with Company policy and regulatory requirements to mitigate interest rate, equity market or currency exchange rate risk or volatility.

Interest rate swaps involve the periodic exchange of payments with other parties, at specified intervals, calculated using the agreed upon rates and notional principal amounts. Generally, no cash or principal payments are exchanged at the inception of the contract. Typically, at the time a swap is entered into, the cash flow streams exchanged by the counterparties are equal in value.

Interest rate cap and floor contracts entitle the purchaser to receive from the issuer at specified dates, the amount, if any, by which a specified market rate exceeds the cap strike rate or falls below the floor strike rate, applied to a notional principal amount. A premium payment is made by the purchaser of the contract at its inception, and no principal payments are exchanged.

Forward contracts are customized commitments to either purchase or sell designated financial instruments, at a future date, for a specified price and may be settled in cash or through delivery of the underlying instrument.

Financial futures are standardized commitments to either purchase or sell designated financial instruments, at a future date, for a specified price and may be settled in cash or through delivery of the underlying instrument. Futures contracts trade on organized exchanges. Margin requirements for futures are met by pledging securities, and changes in the futures' contract values are settled daily in cash.

Option contracts grant the purchaser, for a premium payment, the right to either purchase from or sell to the issuer a financial instrument at a specified price, within a specified period or on a stated date.

Foreign currency swaps exchange an initial principal amount in two currencies, agreeing to re-exchange the currencies at a future date, at an agreed upon exchange rate. There is also periodic exchange of payments at specified intervals calculated using the agreed upon rates and exchanged principal amounts.

Derivative activities are monitored by an internal compliance unit, reviewed frequently by senior management and reported to the Finance Committee of the Board of Directors. The notional amounts of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. Notional amounts pertaining to derivative instruments used in the management of market risk for both the general and guaranteed separate accounts at December 31, 2003 and 2002 were $38.6 billion and $15.1 billion, respectively.

KEY MARKET RISK EXPOSURES

The following discussions focus on the key market risk exposures within the Company's portfolios.

The Company is responsible for maximizing after-tax returns within acceptable risk parameters, including the management of the interest rate sensitivity of invested assets and the generation of sufficient liquidity to support policyholder and corporate obligations. The Company's fixed maturity portfolios and certain investment contract and insurance product liabilities have material market exposure to interest rate risk. In addition, the Company's operations are significantly influenced by changes in the equity markets. The Company's profitability depends largely on the amount of assets under management, which is primarily driven by the level of sales, equity market appreciation and depreciation and the persistency of the in-force block of business.

INTEREST RATE RISK

The Company's exposure to interest rate risk relates to the market price and/or cash flow variability associated with changes in market interest rates. Changes in interest rates can potentially impact the Company's profitability. In certain scenarios where interest rates are volatile, the Company could be exposed to disintermediation risk and a reduction in net interest rate spread or profit margins. The investments and liabilities primarily associated with interest rate risk are included in the following discussion. Certain product liabilities expose the Company to interest rate risk but also have significant equity risk. These liabilities are discussed as part of the Equity Risk section below.

50                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

FIXED MATURITY INVESTMENTS

The Company's general account and guaranteed separate account investment portfolios primarily consist of investment grade fixed maturity securities, including corporate bonds, asset-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations. The fair value of these investments was $41.8 billion and $35.9 billion, at December 31, 2003 and 2002, respectively. The fair value of these and other invested assets fluctuates depending on the interest rate environment and other general economic conditions. During periods of declining interest rates, paydowns on mortgage-backed securities and collateralized mortgage obligations increase as the underlying mortgages are prepaid. During such periods, the Company generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally declines, exposing the Company to the possibility of asset/liability cash flow and yield mismatch. The weighted average duration of the fixed maturity portfolio was approximately 4.6 and 4.2 as of December 31, 2003 and 2002, respectively.

LIABILITIES

The Company's investment contracts and certain insurance product liabilities, other than non-guaranteed separate accounts, include asset accumulation vehicles such as fixed annuities, guaranteed investment contracts, other investment and universal life-type contracts and other insurance products such as long-term disability.

Asset accumulation vehicles primarily require a fixed rate payment, often for a specified period of time. Product examples include fixed rate annuities with a market value adjustment feature and fixed rate guarantee investment contracts. The duration of these contracts generally range from less than one year to ten years. In addition, certain products such as universal life contracts and the general account portion of the Company's variable annuity products, credit interest to policyholders subject to market conditions and minimum interest rate guarantees. The duration of these products is short-to-intermediate term.

While interest rate risk associated with many of these products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.

The Company also manages the risk of other insurance liabilities similarly to investment type products due to the relative predictability of the aggregate cash flow payment streams. Products in this category may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and short and long-term disability contracts. The cash out flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows differ from those anticipated, resulting in an investment return lower than that assumed in pricing. Contract duration can range from less than one year to typically up to ten years.

PRODUCT LIABILITY CHARACTERISTICS

Hartford Life Insurance Company's product liabilities, other than non-guaranteed separate accounts, include accumulation vehicles such as fixed and variable annuities other investment and universal life-type contracts, and other insurance products such as long-term disability and term life insurance. The table below shows carrying values of insurance policy liabilities as of December 31, 2003 and 2002.

                                     2003        2002
DESCRIPTION (1)                     TOTAL       TOTAL
-----------------------------------------------------------
 Fixed rate asset accumulation
  vehicles                          $14.6       $13.6
-----------------------------------------------------------
 Weighted average credited rate       6.0%        5.8%
-----------------------------------------------------------
 Indexed asset accumulation
   vehicles                         $ 1.6       $ 0.7
-----------------------------------------------------------
 Weighted average credited rate       1.8%        3.0%
-----------------------------------------------------------
 Interest credited asset
   accumulation vehicles            $16.7       $17.4
-----------------------------------------------------------
 Weighted average credited rate       3.7%        4.2%
-----------------------------------------------------------
 Long-term pay out liabilities      $ 6.8       $ 5.6
-----------------------------------------------------------
 Short-term pay out liabilities     $ 0.2       $  --
-----------------------------------------------------------

The Company employs several risk management tools to quantify and manage risk arising from investment contracts and other insurance liabilities, such as duration and key rate duration and the use of derivative instruments. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities, including the use of derivative instruments. Derivatives used to mitigate interest rate risk are discussed in more detail below.

DERIVATIVES

The Company utilizes a variety of derivative instruments to mitigate interest rate risk. Interest rate swaps are primarily used to convert interest receipts to a fixed or variable rate. In addition, interest rate swaps are used to convert the contract rate on certain liability products offered by the Company into a rate that trades in a more liquid and efficient market. The use of such swaps enables the Company to customize contract terms and conditions to customer objectives and satisfies the operation's asset/liability duration matching policy. Occasionally, swaps are also used to hedge the variability in the cash flow of a forecasted purchase or sale due to changes in interest rates.

Interest rate caps and floors, swaptions and option contracts are primarily used to hedge against the risk of liability contract holder disintermediation in a rising interest rate environment, and to

HARTFORD LIFE INSURANCE COMPANY                                               51
--------------------------------------------------------------------------------
offset the changes in fair value of corresponding derivatives embedded in certain of the Company's fixed maturity investments.

At December 31, 2003 and 2002, notional amounts pertaining to derivatives utilized to manage interest rate risk totaled $7.5 billion and $8.3 billion, respectively ($5.9 billion and $6.8 billion, respectively related to insurance investments and $1.6 billion and $1.5, respectively related to life insurance liabilities). The fair value of these derivatives as reflected on the Consolidated Balance Sheet was $168 and $358 as of December 31, 2003 and 2002, respectively.

CALCULATED INTEREST RATE SENSITIVITY

The after-tax change in the net economic value of investment contracts (e.g. guaranteed investment contracts) and other insurance product liabilities (e.g. short and long-term disability contracts), that are not substantially affected by changes in interest rates ("fixed liabilities") and for which the investment experience is substantially absorbed by Life, are included in the following table along with the corresponding general and guaranteed separate account assets. Also included in this analysis are the interest rate sensitive derivatives used by Life to hedge its exposure to interest rate risk. Certain financial instruments, such as limited partnerships, have been omitted from the analysis because the investments are accounted for under the equity method and lack sensitivity to interest rate changes. Interest rate sensitive investment contracts and universal life-type contracts are excluded from the hypothetical calculation below because the contracts generally allow Life significant flexibility to adjust credited rates to reflect actual investment experience and thereby pass through a substantial portion of actual investment experience to the policyholder. Non-guaranteed separate account assets and liabilities are excluded from the hypothetical calculation below because gains and losses in separate accounts generally accrue to policyholders. The estimated change in net economic value assumes a 100 basis point upward and downward parallel shift in the yield curve.

                                                                                CHANGE IN NET ECONOMIC VALUE
                                                                                     AS OF DECEMBER 31,
                                                           ----------------------------------------------------------------------
                                                                         2003                                  2002
---------------------------------------------------------------------------------------------------------------------------------
Basis point shift                                                   -100               +100               -100               +100
                                                           -------------      -------------      -------------      -------------
Amount                                                              $(40)                $2                 $8               $(22)
---------------------------------------------------------------------------------------------------------------------------------

These fixed liabilities included above represented approximately 50% and 46% of Life's general and guaranteed separate account liabilities as of December 31, 2003 and 2002, respectively. The assets supporting the fixed liabilities are monitored and managed within rigorous duration guidelines using scenario simulation techniques, and are evaluated on an annual basis, in compliance with regulatory requirements.

The after-tax change in fair value of the general account invested asset portfolios that support interest rate sensitive investment contracts and universal life-type contracts and other insurance contracts that possess significant mortality risk are shown in the following table. The cash flows associated with these liabilities are less predictable than fixed liabilities. The Company identifies the most appropriate investment strategy based upon the expected policyholder behavior and liability crediting needs. The hypothetical calculation of the estimated change in fair value below, assumes a 100 basis point upward and downward parallel shift in the yield curve.

                                                                                   CHANGE IN FAIR VALUE
                                                                                    AS OF DECEMBER 31,
                                                         ------------------------------------------------------------------------
                                                                       2003                                   2002
---------------------------------------------------------------------------------------------------------------------------------
Basis point shift                                                 -100                +100               -100                +100
                                                         -------------      --------------      -------------      --------------
Amount                                                            $462               $(455)              $403               $(386)
---------------------------------------------------------------------------------------------------------------------------------

The above quantitative presentation was adopted in the current year and is in lieu of the tabular presentation historically disclosed. The Company believes the current presentation is preferable in understanding the Company's invested asset interest rate risk exposure.

The selection of the 100 basis point parallel shift in the yield curve was made only as a hypothetical illustration of the potential impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis. The Company's sensitivity analysis calculation assumes that the composition of invested assets and liabilities remain materially consistent throughout the year and that the current relationship between short-term and long-term interest rates will remain constant over time. As a result, these calculations may not fully capture the impact of portfolio re-allocations, significant product sales or non-parallel changes in interest rates.

EQUITY RISK

The Company's operations are significantly influenced by changes in the equity markets. The Company's profitability depends largely on the amount of assets under management, which is primarily driven by the level of sales, equity market appreciation and depreciation and the persistency of the in-force block of business. Prolonged and precipitous decline in the equity markets can have a significant impact on the Company's operations, as sales of variable products may decline and surrender activity may increase, as customer sentiment towards the equity market

52                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
turns negative. The lower assets under management will have a negative impact on the Company's financial results, primarily due to lower fee income related to the Retail Products Group and Institutional Solutions Group and to a lesser extent Individual Life segments, where a heavy concentration of equity linked products are administered and sold. Furthermore, the Company may experience a reduction in profit margins if a significant portion of the assets held in the variable annuity separate accounts move to the general account and the Company is unable to earn an acceptable investment spread, particularly in light of the low interest rate environment and the presence of contractually guaranteed minimum interest credited rates, which for the most part are at a 3% rate.

In addition, prolonged declines in the equity market may also decrease the Company's expectations of future gross profits, which are utilized to determine the amount of DAC to be amortized in a given financial statement period. A significant decrease in the Company's estimated gross profits would require the Company to accelerate the amount of DAC amortization in a given period, potentially causing a material adverse deviation in that period's net income. Although an acceleration of DAC amortization would have a negative impact on the Company's earnings, it would not affect the Company's cash flow or liquidity position.

Additionally, the Retail Products Group segment sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, the Company pays the greater of (1) the account value at death;
(2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. The Company currently records death benefit costs, net of reinsurance, as they are incurred. Declines in the equity market may increase the Company's net exposure to death benefits under these contracts.

The Company's total gross exposure (i.e. before reinsurance) to these guaranteed death benefits as of December 31, 2003 is $11.4 billion. Due to the fact that 81% of this amount is reinsured, the Company's net exposure is $2.2 billion. This amount is often referred to as the net amount at risk. However, the Company will only incur these guaranteed death benefit payments in the future if the policyholder has an in-the-money guaranteed death benefit at their time of death. In order to analyze the total costs that the Company may incur in the future related to these guaranteed death benefits, the Company performed an actuarial present value analysis. This analysis included developing a model utilizing stochastically generated scenarios and best estimate assumptions related to mortality and lapse rates. A range of projected costs was developed and discounted back to the financial statement date utilizing the Company's cost of capital, which for this purpose was assumed to be 9.25%. Based on this analysis, the Company estimated a 95% confidence interval of the present value of the retained death benefit costs to be incurred in the future to be a range of $88 to $282 for these contracts. The median of the stochastically generated investment performance scenarios was $132.

On June 30, 2003, the Company recaptured a block of business previously reinsured with an unaffiliated reinsurer. Under this treaty, the Company reinsured a portion of the GMDB feature associated with certain of its annuity contracts. As consideration for recapturing the business and final settlement under the treaty, the Company has received assets valued at approximately $32 and one million warrants exercisable for the unaffiliated company's stock. Prospectively, as a result of the recapture, the Company will be responsible for all of the remaining and ongoing risks associated with the GMDB's related to this block of business. The recapture increased the net amount at risk retained by the Company, which is included in the net amount at risk discussed above.

On January 1, 2004, the Company adopted the provisions of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", (the "SOP"). The provisions of the SOP include a requirement for recording a liability for variable annuity products with a guaranteed minimum death benefit feature. The determination of this liability is also based on models that involve numerous estimates and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. As of January 1, 2004, the Company has recorded a liability for GMDB sold with variable annuity products of $191 and a related reinsurance recoverable asset of $108. Net of estimated DAC and income tax effects, the cumulative effect of establishing the required GMDB reserves resulted in a reduction of net income of $50 during the first quarter of 2004.

In addition, the Company offers certain variable annuity products with a GMWB rider. The GMWB provides the policyholder with a guaranteed remaining balance ("GRB") if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. However, annual withdrawals that exceed 7% of the premiums paid may reduce the GRB by an amount greater than the withdrawals and may also impact that guaranteed annual withdrawal amount that subsequently applies after the excess annual withdrawals occur. The policyholder also has the option, after a specified time period, to reset the GRB to the then-current account value, if greater. The GMWB represents an embedded derivative liability in the variable annuity contract that is required to be reported separately from the host variable annuity contract. It is carried at fair value and reported in other policyholder funds. The fair value of the GMWB obligations are calculated based on actuarial assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. Because of the dynamic and complex nature of these cash flows, stochastic techniques

HARTFORD LIFE INSURANCE COMPANY                                               53
--------------------------------------------------------------------------------
under a variety of market return scenarios and other best estimate assumptions are used. Estimating cash flows involves numerous estimates and subjective judgments including those regarding expected market rates of return, market volatility, correlations of market returns and discount rates.

Declines in the equity market may increase the Company's exposure to benefits under these contracts. For all contracts in effect through July 6, 2003, the Company entered into a third party reinsurance arrangement to offset its exposure to the GMWB for the remaining lives of those contracts. As of July 6, 2003, the Company exhausted all but a small portion of the reinsurance capacity for new business under this current arrangement and will be ceding only a very small number of new contracts subsequent to July 6, 2003. Substantially all new contracts with the GMWB are covered by a reinsurance arrangement with a related party. See Note 13 "Transactions with Affiliates" for information on this arrangement.

CURRENCY EXCHANGE RISK

Currency exchange risk exists with respect to investments in non-US dollar denominated fixed maturities, primarily denominated in Euro, Sterling, Yen and Canadian dollars.

The risk associated with these investments relates to potential decreases in value and income resulting from unfavorable changes in foreign exchange rates. At December 31, 2003 and 2002, the Company had approximately $1.9 billion and $1.2 billion of non-US dollar denominated fixed maturities, respectively.

In order to manage its currency exposures, the Company enters into foreign currency swaps and options to hedge the variability in cash flow associated with certain foreign denominated fixed maturities. These foreign currency swap agreements are structured to match the foreign currency cash flows of the hedged foreign denominated securities. As of December 31, 2002, substantially all the fixed maturity investments were hedged into US dollars mitigating the foreign currency exchange risk. At December 31, 2003 and 2002, the derivatives used to hedge currency exchange risk had a total notional value of $1.2 billion and $1.3 billion, respectively, and total fair value of $(297) and $(71), respectively.

Based on the fair values of the Company's non-US dollar denominated investments and derivative instruments as of December 31, 2003 and 2002, management estimates that a 10% unfavorable change in exchange rates would decrease the fair values by a total of $32 and $3, respectively. The estimated impact was based upon a 10% change in December 31 spot rates. The selection of the 10% unfavorable change was made only for hypothetical illustration of the potential impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis.

CAPITAL RESOURCES AND LIQUIDITY

Capital resources and liquidity represent the overall strength of Hartford Life Insurance Company and its ability to generate strong cash flows from each of the business segments, borrow funds at competitive rates and raise new capital to meet operating and growth needs. The Company maintained cash and short-term investments totaling $1.3 billion and $1.0 billion as of December 31, 2003 and 2002.

CASH FLOW

                                 2003       2002       2001
-----------------------------------------------------------------
 Cash provided by operating
  activities                   $ 1,221    $   611    $ 1,067
-----------------------------------------------------------------
 Cash used for investing
   activities                   (3,634)    (4,423)    (3,654)
-----------------------------------------------------------------
 Cash provided by financing
   activities                    2,430      3,802      2,620
-----------------------------------------------------------------
 Cash -- end of year                96         79         87
-----------------------------------------------------------------

2003 COMPARED TO 2002 -- The increase in cash provided by operating activities was primarily the result of the timing of the settlement of receivables, payables and other related liabilities. The decrease in cash provided by financing activities primarily relates to the decrease in net general account receipts from investment and universal life-type contracts charged against policyholder accounts. Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

2002 COMPARED TO 2001 -- The decrease in cash provided by operating activities was primarily the result of the timing of the settlement of receivables, payables and other related liabilities. The increase in cash provided by financing activities primarily relates to the increase in receipts from investment and universal life-type contracts charged against policyholder accounts. Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

DIVIDENDS

The Company declared $175 in dividends to HLA for 2003. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company on a stand-alone basis and the impact of regulatory restrictions discussed in Liquidity Requirements below.

RATINGS

Ratings are an important factor in establishing the competitive position in the insurance and financial services marketplace. There can be no assurance that the Company's ratings will continue for any given period of time or that they will not be changed. In the event the Company's ratings are downgraded, the level of revenues or the persistency of the Company's business may be adversely impacted.

The following table summarizes Hartford Life Insurance Company's significant United States member companies' financial

54                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
ratings from the major independent rating organizations as of February 20, 2004:

                                                         STANDARD &
                       A.M. BEST    FITCH     MOODY'S      POOR'S
-----------------------------------------------------------------------
 INSURANCE RATINGS
   Hartford Life
    Insurance Company        A+          AA        Aa3          AA-
-----------------------------------------------------------------------
   Hartford Life and
    Annuity                  A+          AA        Aa3          AA-
-----------------------------------------------------------------------
 OTHER RATINGS
   Hartford Life
    Insurance
    Company:
   Short Term Rating         NR          NR        P-1         A-1+
-----------------------------------------------------------------------

Upon completion of the Hartford's asbestos reserve study and the Hartford's capital-raising activities, certain of the major independent ratings organizations revised The Hartford's financial ratings as follows:

On May 23, 2003, Fitch affirmed all ratings on The Hartford Financial Services Group, Inc. including the fixed income ratings and the insurer financial strength rating of the Hartford Fire Intercompany Pool. Further, these ratings have been removed from Rating Watch Negative and now have a Stable Rating Outlook.

On May 20, 2003, Standard & Poor's removed from CreditWatch and affirmed the long-term counterparty credit and senior debt rating of The Hartford Financial Services Group, Inc. and the counterparty credit and financial strength ratings on the operating companies following the Company's completion of capital-raising activities. The outlook is stable.

On May 14, 2003, Moody's downgraded the debt ratings of both The Hartford Financial Services Group, Inc. and Hartford Life, Inc. to A3 from A2 and their short-term commercial paper ratings to P-2 from P-1. The outlook on all of the ratings except for the P-2 rating on commercial paper is negative.

On May 13, 2003, A.M. Best affirmed the financial strength ratings of A+ (Superior) of The Hartford Fire Intercompany Pool and the main operating life insurance subsidiaries of Hartford Life, Inc. Concurrently, A.M. Best downgraded to "a-" from "a+" the senior debt ratings of The Hartford Financial Services Group, Inc. and Hartford Life Inc. and removed the ratings from under review.

RISK-BASED CAPITAL

The National Association of Insurance Commissioners ("NAIC") has regulations establishing minimum capitalization requirements based on risk-based capital ("RBC") formulas for both life and property and casualty companies. The requirements consist of formulas, which identify companies that are undercapitalized and require specific regulatory actions. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risks. As of December 31, 2003, Hartford Life Insurance Company had more than sufficient capital to meet the NAIC's minimum RBC requirements.

REGULATORY INITIATIVES AND CONTINGENCIES

LEGAL PROCEEDINGS -- The Company is or may become involved in various legal actions, in the normal course of its business, in which claims for alleged economic and punitive damages have been or may be asserted, some for substantial amounts. Some of the pending litigation has been filed as purported class actions and some actions have been filed in certain jurisdictions that permit punitive damage awards that are disproportionate to the actual damages incurred. Although there can be no assurances, at the present time, the Company does not anticipate that the ultimate liability arising from potential, pending or threatened legal actions, after consideration of provisions made for estimated losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

DEPENDENCE ON CERTAIN THIRD PARTY RELATIONSHIPS

Hartford Life Insurance Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party organizations. The Company periodically negotiates provisions and renewals of these relationships and there can be no assurance that such terms will remain acceptable to the Company or such third parties. An interruption in the Company's continuing relationship with certain of these third parties could materially affect the Company's ability to market its products.

TERRORISM RISK INSURANCE ACT OF 2002

The Terrorism Risk Insurance Act of 2002 ("the Act") created a program under which the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act of terrorism or acts of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses.

The statutory formula for determining a company's deductible for each year is based on the company's direct commercial earned premium for the prior calendar year multiplied by a specified percentage. The specified percentages are 10% for 2004 and 15% for 2005.

On August 15, 2003, the Treasury Department announced that it would not use its legislatively-granted authority to include group life insurance under the Federal backstop for terrorism losses in the Terrorism Risk Insurance Act of 2002. In announcing this decision, the Treasury stated that they would continue to monitor the group life situation.

LEGISLATIVE INITIATIVES

Certain elements of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on

HARTFORD LIFE INSURANCE COMPANY                                               55
--------------------------------------------------------------------------------
long-term capital gains and most dividend distributions, could have a material effect on the Company's sales of variable annuities and other investment products. While sales of these products do not appear to have been reduced to date, the long-term effect of the Jobs and Growth Act of 2003 on the Company's financial condition or results of operations cannot be reasonably estimated at this time.

There are proposals in the federal 2005 budget submitted by President Bush which would create new investment vehicles with larger annual contribution limits for individuals. Some of these proposed vehicles would have significant tax advantages, and could have a material effect on the sales of the Company's life insurance and investment products. There also have been proposals regarding the estate tax and deferred compensation arrangements that could have negative effects on the Company's product sales. Prospects for enactment of this legislation in 2004 are uncertain. Therefore, any potential effect on the Company's financial condition or results of operations cannot be reasonably estimated at this time.

In addition, other tax proposals and regulatory initiatives which have been or are being considered by Congress could have a material effect on the insurance business. These proposals and initiatives include changes pertaining to the tax treatment of insurance companies and life insurance products and annuities, and reductions in benefits currently received by the Company stemming from the dividends received deduction. Legislation to restructure the Social Security system and expand private pension plans incentives also may be considered. Prospects for enactment and the ultimate effect of these proposals are uncertain.

Congress is likely to consider a number of legal reform proposals this year. Among them is legislation that would reduce the number and type of national class actions certified by state judges by updating the federal rules on diversity jurisdiction. Prospects for enactment of these proposals in 2004 are uncertain.

GUARANTY FUND

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. There were $0 and $2 in guaranty fund assessment refunds in 2003 and 2002, respectively. There was no guaranty fund assessment payments (net of refunds) in 2001.

NAIC CODIFICATION

The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in March 1998. The effective date for the statutory accounting guidance was January 1, 2001. Each of Hartford Life's domiciliary states has adopted Codification, and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of applying the new guidance resulted in a benefit of $38 in statutory surplus.

EFFECT OF INFLATION

The rate of inflation as measured by the change in the average consumer price index has not had a material effect on the revenues or operating results of Hartford Life Insurance Company during the three most recent fiscal years.

IMPACT OF NEW ACCOUNTING STANDARDS

For a discussion of accounting standards, see Note 2 of Notes to Consolidated Financial Statements.

In July 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The SOP addresses a wide variety of topics, some of which have a significant impact on the Company. The major provisions of the SOP require:

-- Recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits ("GMDB"), certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment;

-- Reporting and measuring assets and liabilities of certain separate account products as general account assets and liabilities when specified criteria are not met;

-- Reporting and measuring the Company's interest in its separate accounts as general account assets based on the insurer's proportionate beneficial interest in the separate account's underlying assets; and

-- Capitalizing sales inducements that meet specified criteria and amortizing such amounts over the life of the contracts using the same methodology as used for amortizing deferred acquisition costs ("DAC").

The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. At the date of initial application, January 1, 2004, the estimated cumulative effect of the adoption of the SOP on net income and other comprehensive income was comprised of the following individual impacts:

                                                OTHER
                                            COMPREHENSIVE
CUMULATIVE EFFECT OF ADOPTION  NET INCOME      INCOME
-------------------------------------------------------------
 Establishing GMDB reserves
  for annuity contracts           $(50)         $ --
-------------------------------------------------------------
 Reclassifying certain
   separate accounts to
   general accounts                 30           294
-------------------------------------------------------------
 Other                              (1)           (2)
-------------------------------------------------------------
 Total cumulative effect of
   adoption                       $(21)         $292
-------------------------------------------------------------

56                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

Exclusive of the cumulative effect, overall application of the SOP is expected to have a small positive impact to earnings over the next few years, with individual impacts described below.

DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

The Company sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, Hartford Life pays the greater of (1) the account value at death; (2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. As of January 1, 2004, the Company has recorded a liability for GMDB and other benefits sold with variable annuity products of $191 and a related reinsurance recoverable asset of $108. The determination of the GMDB liability and related reinsurance recoverable is based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. The assumptions used are consistent with those used in determining estimated gross profits for purposes of amortizing deferred acquisition costs. Exclusive of the cumulative effect adjustment, the establishment of the required liability at January 1, 2004 is expected to result in slightly higher earnings in future years as well as a more stable pattern of death benefit expense.

The Company sells universal life-type contracts with certain secondary guarantees, such as a guarantee that the policy will not lapse, even if the account value is reduced to zero, as long as the policyholder makes scheduled premium payments. The assumptions used in the determination of the secondary guarantee liability are consistent with those used in determining estimated gross profits for purposes of amortizing deferred policy acquisition costs. Based on current estimates, the Company expects the cumulative effect on net income upon recording this liability to be not material. The establishment of the required liability will change the earnings pattern of these products, lowering earnings in the early years of the contract and increasing earnings in the later years. Based on the current in-force of these products, the impact is not expected to be material in the near term. Currently there is diversity in industry practice and inconsistent guidance surrounding the application of the SOP to universal life-type contracts. The Company believes consensus or further guidance surrounding the methodology for determining reserves for secondary guarantees will develop in the future. This may result in an adjustment to the cumulative effect of adopting the SOP and could impact future earnings.

SEPARATE ACCOUNT PRESENTATION

The Company has recorded certain MVA fixed annuity and modified guarantee life insurance products (primarily the Company's Compound Rate Contract ("CRC") and associated assets) as separate account assets and liabilities through December 31, 2003. Notwithstanding the market value adjustment feature in this product, all of the investment performance of the separate account assets is not being passed to the contractholder, and it therefore, does not meet the conditions for separate account reporting under the SOP. On January 1, 2004, the cumulative adjustments to earnings and other comprehensive income as a result of recording the separate account assets and liabilities in the general account were recorded net of amortization of deferred acquisition costs and income taxes. Through December 31, 2003, the Company had recorded CRC assets and liabilities on a market value basis with all changes in value (market value spread) included in current earnings as a component of other revenues. Upon adoption of the SOP, the component of CRC spread on a book value basis will be recorded in net investment income and interest credited. Realized gains and losses on investments and market value adjustments on contract surrenders will be recognized as incurred. On balance, exclusive of the cumulative effect gain recognized, these changes will result in smaller future earnings from the in-force block of CRC contracts.

Certain other products offered by the Company recorded in separate account assets and liabilities through December 31, 2003, were reclassified to the general account upon adoption of the SOP.

INTERESTS IN SEPARATE ACCOUNTS

As of December 31, 2003, the Company had $24 representing unconsolidated interests in its own separate accounts. On January 1, 2004, the Company reclassified $11 to investment in trading securities, where the Company's proportionate beneficial interest in the separate account was less than 20%. In instances where the Company's proportionate beneficial interest was between 20-50%, the Company reclassified $13 of its investment to reflect the Company's proportionate interest in each of the underlying assets of the separate account. Future impacts to net income as a result of adopting these provisions of the SOP are expected to be insignificant.

SALES INDUCEMENTS

The Company currently offers enhanced or bonus crediting rates to contractholders on certain of its individual and group annuity products. Effective January 1, 2004, upon adopting the SOP, the future expense associated with offering a bonus will be deferred and amortized over the life of the related contract in a pattern consistent with the amortization of deferred acquisition costs. Effective January 1, 2004, amortization expense associated with expenses previously deferred will be recorded over the remaining life of the contract rather than over the contingent deferred sales charge period. Due to the longer deferral periods, this provision is expected to have a small positive impact to earnings in future periods.

HARTFORD LIFE INSURANCE COMPANY                                               57
--------------------------------------------------------------------------------

LEGAL OPINION

The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Christine Hayer Repasy, Senior Vice President, General Counsel and Corporate Secretary of Hartford.

EXPERTS
--------------------------------------------------------------------------------

The financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 of Hartford Life Insurance Company, included as Appendix D and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is included and incorporated by reference herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in our method of accounting for
(a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001, and (c) the recognition of interest income and impairment on purchased retained beneficial interests in securitized financial assets in 2001), and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003 which is included as Appendix C and incorporated by reference herein, Deloitte & Touche LLP, independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States)for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and included and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

58                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

APPENDIX A -- MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

The CRC-Registered Trademark- (Compound Rate Contract) Select Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under Section457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.

Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

If you are purchasing the Contract for use in an IRA or other qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or other qualified plan receives tax deferred treatment under the Code.

HARTFORD LIFE INSURANCE COMPANY                                               59
--------------------------------------------------------------------------------

APPENDIX B -- MARKET VALUE ADJUSTMENT

The formula that will be used to determine the Market Value Adjustment is: [(1 + i)/(1 + j)](n/12), where

 i    =   The Guarantee Rate in effect for the Current Guarantee
          Period (expressed as a decimal, e.g., 1% = .01).
 j    =   The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the
          nearest whole number of years).
 n    =   The number of complete months from the surrender date to the end of the current Guarantee Period.

EXAMPLE OF MARKET VALUE ADJUSTMENT (MVA)

Beginning Account Value:  $50,000
Guarantee Period:         5 years
Guarantee Rate:           5.50% per annum
Full Surrender:           Middle of contract year 3
Last 12 months interest:  $2,980

EXAMPLE 1 (FEATURING A CURRENT RATE THAT IS HIGHER THAN THE GUARANTEE RATE):

Gross surrender value at middle of Contract Year   =    $50,000 (1.055) to the power of 2.5 = $57,161.18
3:
Net surrender value at middle of Contract Year 3:  =    ($57,161.18 - $2980 - (.05)($57,161.18 -- $2980))
                                                        X MVA + $2980
                                                   =    $51,472.12 X MVA + $2980

Market Value Adjustment Calculation:
                                                i   =   .055
                                                j   =   .061
                                                n   =   30

MVA                                                 =   [(1.055)/(1.061)] to the power of 30/12
                                                    =   .985922299
Net Surrender Value at middle of Contract Year 3:   =   $51,472.12 X MVA + $2980
                                                    =   $51,472.12 X .985922299 + $2980
                                                    =   $53,727.51

EXAMPLE 2: (FEATURING A CURRENT RATE THAT IS LOWER THAN THE GUARANTEE RATE):

Gross surrender value at middle of Contract Year   =    $50,000 (1.055) to the power of 2.5 = $57,161.18
3:
Net surrender value at middle of Contract Year 3:  =    ($57,161.18 - $2980 - (.05)($57,161.18 - $2980))
                                                        X MVA + $2980
                                                   =    $51,472.12 X MVA + $2980

Market Value Adjustment Calculation:
                                                i   =   .055
                                                j   =   .050
                                                n   =   30

MVA                                                 =   [(1.055)/(1.050)] to the power of 30/12
                                                    =   1.011947313
Net Surrender Value at middle of Contract Year 3:   =   $51,472.12 X MVA + $2980
                                                    =   $51,472.12 X 1.011947313 + $2980
                                                    =   $55,067.07

Note: These examples do not include any applicable taxes

60                                               HARTFORD LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

APPENDIX C -- UNAUDITED INTERIM FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
Hartford Life Insurance Company
Hartford, Connecticut

We have reviewed the accompanying condensed consolidated balance sheet of Hartford Life Insurance Company and subsidiaries (the "Company") as of
March 31, 2004, and the related condensed consolidated statements of income, changes in stockholder's equity, and cash flows for the first quarter ended March 31, 2004 and 2003. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2003, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the year then ended (not presented herein); and in our report dated February 25, 2004 except for
Note 14, as to which the date is May 27, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Deloitte & Touche, LLP
Hartford, Connecticut
May 10, 2004

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                       FIRST QUARTER
                                                           ENDED
                                                         MARCH 31,
 --------------------------------------------------------------------

                                                        2004     2003
 --------------------------------------------------------------------
                                                       (In millions)
                                                        (Unaudited)
 REVENUES
   Fee income                                         $  618   $  494
   Earned premiums and other                             103      131
   Net investment income                                 609      431
   Net realized capital gains (losses)                    64      (38)
 --------------------------------------------------------------------
                              TOTAL REVENUES           1,394    1,018
 --------------------------------------------------------------------
 BENEFITS, CLAIMS AND EXPENSES
   Benefits, claims, and claim adjustment expenses       744      586
   Insurance expenses and other                          164      149
   Amortization of deferred policy acquisition
    costs and present value of future profits            199      138
   Dividends to policyholders                             14       15
 --------------------------------------------------------------------
         TOTAL BENEFITS, CLAIMS AND EXPENSES           1,121      888
 --------------------------------------------------------------------
   Income before income tax expense and cumulative
    effect of accounting change                          273      130
   Income tax expense                                     74       30
   Income before cumulative effect of accounting
    change                                               199      100
   Cumulative effect of accounting change, net of
    tax                                                  (18)      --
 --------------------------------------------------------------------
                                  NET INCOME          $  181   $  100
 --------------------------------------------------------------------

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,     December 31,
                                                          2004           2003
 ---------------------------------------------------------------------------------
                                                        (In millions, except for
                                                              share data)
                                                      (Unaudited)
 ASSETS
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $39,007 and $28,511)       $ 41,770        $ 30,085
   Equity securities, available for sale, at fair
    value (cost of $119 and $78)                             123              85
   Equity securities, held for trading, at fair
    value                                                      1              --
   Policy loans, at outstanding balance                    2,612           2,470
   Other investments                                         847             639
 ---------------------------------------------------------------------------------
                              TOTAL INVESTMENTS           45,353          33,279
 ---------------------------------------------------------------------------------
   Cash                                                       54              96
   Premiums receivable and agents' balances                   20              17
   Reinsurance recoverables                                1,342           1,297
   Deferred policy acquisition costs and present
    value of future profits                                5,919           6,088
   Deferred income taxes                                    (873)           (486)
   Goodwill                                                  186             186
   Other assets                                            1,299           1,238
   Separate account assets                               127,050         130,225
 ---------------------------------------------------------------------------------
                                   TOTAL ASSETS         $180,350        $171,940
 ---------------------------------------------------------------------------------
 LIABILITIES
   Reserve for future policy benefits                   $  6,721        $  6,518
   Other policyholder funds                               36,141          25,263
   Other liabilities                                       3,267           3,330
   Separate account liabilities                          127,050         130,225
 ---------------------------------------------------------------------------------
                              TOTAL LIABILITIES          173,179         165,336
 ---------------------------------------------------------------------------------
 STOCKHOLDER'S EQUITY
   Common Stock -- 1,000 shares authorized, issued
    and outstanding; par value $5,690                          6               6
   Capital surplus                                         2,240           2,240
   Accumulated other comprehensive income
     Net unrealized capital gains on securities,
      net of tax                                           1,397             711
     Foreign currency translation adjustments                 (1)             (1)
 ---------------------------------------------------------------------------------
   TOTAL ACCUMULATED OTHER COMPREHENSIVE INCOME            1,396             710
 ---------------------------------------------------------------------------------
   Retained earnings                                       3,529           3,648
 ---------------------------------------------------------------------------------
                     TOTAL STOCKHOLDER'S EQUITY            7,171           6,604
 ---------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY         $180,350        $171,940
 ---------------------------------------------------------------------------------

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                    Accumulated Other
                                                                   Comprehensive Income
                                                          --------------------------------------
                                                             Net         Net Gain
                                                          Unrealized     (Loss) on
                                                          Capital Gains  Cash Flow    Foreign
                                                             on          Hedging      Currency               Total
                                           Common Capital Securities,    Instruments, Translation Retained Stockholder's
                                           Stock  Surplus Net of Tax     Net of Tax   Adjustments Earnings  Equity
                                           ----------------------------------------------------------------------------
                                                                    (In millions) (Unaudited)
 FIRST QUARTER ENDED MARCH 31, 2004
 Balance, December 31, 2003                 $6    $2,240     $  728         $(17)        $(1)     $3,648      $6,604
 Comprehensive income
   Net income                                                                                        181         181
 Other comprehensive income, net of tax
  (1)
   Cumulative effect of accounting change                       292                                              292
   Net change in unrealized capital gains
    on securities (2)                                           355                                              355
   Net gain on cash flow hedging
    instruments                                                               39                                  39
 Total other comprehensive income                                                                                686
   Total comprehensive income                                                                                    867
 Dividends declared                                                                                 (300)       (300)
                                           ----------------------------------------------------------------------------
                  BALANCE, MARCH 31, 2004   $6    $2,240     $1,375         $ 22         $(1)     $3,529      $7,171
                                           ----------------------------------------------------------------------------
 FIRST QUARTER ENDED MARCH 31, 2003
 Balance, December 31, 2002                 $6    $2,041     $  463         $111         $(1)     $3,197      $5,817
 Comprehensive income
   Net income                                                                                        100         100
 Other comprehensive income, net of tax
  (1)
   Net change in unrealized capital gains
    on securities (2)                                           100                                              100
   Net loss on cash flow hedging
    instruments                                                              (17)                                (17)
   Cumulative translation adjustments                                                                             --
 Total other comprehensive income                                                                                 83
   Total comprehensive income                                                                                    183
                                           ----------------------------------------------------------------------------
                  BALANCE, MARCH 31, 2003   $6    $2,041     $  563         $ 94         $(1)     $3,297      $6,000
                                           ----------------------------------------------------------------------------

(1) Unrealized capital gains on securities is reflected net of tax and other items of $191 and $54 for the three months ended March 31, 2004 and 2003, respectively. Net gain (loss) on cash flow hedging instruments is net of tax provision (benefit) of $21 and $(9) for the first quarters ended March 31, 2004 and 2003, respectively. There is no tax effect on cumulative translation adjustments.

(2) Net of reclassification adjustment for gains (losses) realized in net income of $34 and $(23) for the first quarters ended March 31, 2004 and 2003, respectively.

            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    FIRST QUARTER ENDED
                                                         MARCH 31,
                                                    -------------------

                                                        2004      2003
                                                    -------------------
                                                       (In millions)
                                                        (Unaudited)
OPERATING ACTIVITIES
  Net income                                         $   181   $   100
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES
  Net realized capital (gains) losses                    (64)       38
  Cumulative effect of adoption of SOP 03-1               18        --
  Amortization of deferred policy acquisition
   costs and present value of future profits             199       138
  Additions to deferred policy acquisition costs
   and present value of future profits                  (381)     (282)
  Depreciation and amortization                           25        17
  Increase in premiums receivable and agents'
   balances                                               (3)       (1)
  Decrease in other liabilities                          (50)      (37)
  Increase in receivables                               (185)      (34)
  Decrease in payables and accruals                     (227)       (9)
  Decrease in accrued tax                                 (5)      (27)
  Increase in deferred income tax                        506        25
  Amortization of sales inducements                        6        15
  Additions to deferred sales inducements                (33)      (31)
  Increase in future policy benefits                     203       109
  (Increase) decrease in reinsurance recoverables         12       (61)
  Decrease in other assets                               216        97
                                                    -------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES       418        57
                                                    -------------------
INVESTING ACTIVITIES
  Purchases of fixed maturity and equity security
   investments, available-for-sale                    (2,520)   (4,463)
  Sales of fixed maturity and equity security
   investments, available-for-sale                     1,935     2,380
  Maturities of fixed maturity and equity security
   investments, available-for-sale                       575       810
  Decrease in other assets                                 1        --
                                                    -------------------
            NET CASH USED FOR INVESTING ACTIVITIES        (9)   (1,273)
                                                    -------------------
FINANCING ACTIVITIES
  Dividends paid                                        (300)       --
  Net (disbursements) receipts for investment and
   universal life-type contracts charged against
   policyholder accounts                                (151)    1,265
         NET CASH (USED FOR) PROVIDED BY FINANCING
                                        ACTIVITIES      (451)    1,265
                                                    -------------------
  Net (decrease) increase in cash                        (42)       49
  Cash -- beginning of period                             96        79
                                                    -------------------
  CASH -- END OF PERIOD                              $    54   $   128
                                                    -------------------
Supplemental Disclosure of Cash Flow Information
  Net cash paid (received) during the period for
  Income taxes                                       $    10   $    (2)

           SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN MILLIONS, UNLESS OTHERWISE STATED)
(UNAUDITED)

 -----------------------------------------------------------------------------

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Hartford Life Insurance Company, together with its consolidated subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a leading financial services and insurance organization which provides investment, retirement, estate planning and group benefits products. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly-owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is a direct subsidiary of Hartford Holdings, Inc., a direct subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"), the Company's ultimate parent company.

(a) BASIS OF PRESENTATION

The condensed consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States, which differ materially from the accounting prescribed by various insurance regulatory authorities. All material intercompany transactions and balances between Hartford Life Insurance Company, its subsidiaries and affiliates have been eliminated.

The accompanying condensed consolidated financial statements and notes as of March 31, 2004, and for the first quarters ended March 31, 2004 and 2003 are unaudited. These financial statements reflect all adjustments (consisting only of normal accruals) which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations, and cash flows for the interim periods. These financial statements and condensed notes should be read in conjunction with the consolidated financial statements and notes thereto included in Hartford Life Insurance Company's 2003 Form 10-K Annual Report. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

(b) RECLASSIFICATIONS

Certain reclassifications have been made to prior year financial information to conform to the current year classifications.

(c) USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates include those used in determining reserves for future policy benefits and other policyholder funds; deferred policy acquisition costs and present value of future profits; investments; and commitments and contingencies.

(d) SIGNIFICANT ACCOUNTING POLICIES

For a description of accounting policies, see Note 2 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's 2003 Form 10-K Annual Report.

(e) INVESTMENTS

As discussed in the "Adoption of New Accounting Standards" section below, on January 1, 2004 the Company reclassified certain separate account assets to the general account. In addition, also in connection with the SOP, the Company has classified certain interests it holds in its separate accounts as trading securities. Trading securities are recorded at fair value with periodic changes in fair value recognized in net investment income.

(f) STOCK BASED COMPENSATION

In January 2003, The Hartford began expensing all stock-based compensation awards granted or modified after January 1, 2003 under the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Issued to Employees". The fair value of these awards will be recognized over the awards' vesting period, generally 3 years. The allocated expense associated with stock-based compensation for the first quarters ending March 31, 2004 and 2003, was not material. Prior to January 1, 2004, The Hartford used the Black-Scholes model to estimate the fair value of The Hartford's stock-based compensation. For all awards granted or modified on or after January 1, 2004, The Hartford used a binomial option-pricing model that incorporates the possibility of early exercise of options into the valuation. The binomial model also incorporates The Hartford's historical forfeiture and exercise experience to determine the option value. For these reasons, The Hartford believes the binomial model provides a fair value that is more representative of actual historical experience than the value calculated in previous years under the Black-Scholes model.

All stock-based awards granted or modified prior to January 1, 2003, continue to be valued using the intrinsic value-based provisions set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-Issued to Employees". Under the intrinsic value method, compensation expense is determined on the measurement date, which is the first date on which both the number of shares the employee is entitled to receive and the exercise price are known. Compensation expense, if any, is measured based on the award's intrinsic value, which is the excess of the market price of the stock over the exercise price on the measurement date. The expense, including non-option plans, related to stock-based employee compensation included in the determination of net income for the first quarters ended March 31, 2004 and 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the effective date of SFAS No. 123. (For further discussion of the stock compensation plans, see Note 2 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's 2003 Form 10-K Annual Report.)

(g) ADOPTION OF NEW ACCOUNTING STANDARDS

In July 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The SOP addresses a wide variety of topics, some of which have a significant impact on the Company. The major provisions of the SOP require:

-- Recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits ("GMDB"), certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment;

-- Reporting and measuring assets and liabilities of certain separate account products as general account assets and liabilities when specified criteria are not met;

-- Reporting and measuring the Company's interest in its separate accounts as general account assets based on the insurer's proportionate beneficial interest in the separate account's underlying assets; and

-- Capitalizing sales inducements that meet specified criteria and amortizing such amounts over the life of the contracts using the same methodology as used for amortizing deferred acquisition costs ("DAC").

The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. At the date of initial application, January 1, 2004, the cumulative effect of the adoption of the SOP on net income and other comprehensive income was comprised of the following individual impacts:

                                                OTHER
                                            COMPREHENSIVE
CUMULATIVE EFFECT OF ADOPTION  NET INCOME      INCOME
-------------------------------------------------------------
 Establishing GMDB and other
  benefit reserves for
  annuity contracts               $(50)         $ --
-------------------------------------------------------------
 Reclassifying certain
   separate accounts to
   general accounts                 30           294
-------------------------------------------------------------
 Other                               2            (2)
-------------------------------------------------------------
 Total cumulative effect of
                   adoption       $(18)         $292
-------------------------------------------------------------

DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

The Company sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, the Company pays the greater of
(1) the account value at death; (2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. For certain variable annuity contracts sold beginning in June of 2003, the Company pays the greater of (1) the account value at death; or (2) the maximum anniversary value; not to exceed the account value plus the greater of (a) 25% of premium payments, or (b) 25% of the maximum anniversary value of the contract. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. As of January 1, 2004, the Company has recorded a liability for GMDB and other benefits sold with variable annuity products of $217 and a related reinsurance recoverable asset of $108. As of March 31, 2004, the liability from GMDB and other benefits sold with variable annuity products was $206 with a related reinsurance recoverable asset of $101. The determination of the GMDB liability and related reinsurance recoverable is based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. The assumptions used are consistent with those used in determining estimated gross profits for purposes of amortizing deferred acquisition costs.

The Individual Life segment sells universal life-type contracts with certain secondary guarantees, such as a guarantee that the policy will not lapse, even if the account value is reduced to zero, as long as the policyholder makes scheduled premium payments. The cumulative effect on net income upon recording liabilities for secondary guarantees was not material. Currently there is diversity in industry practice and inconsistent guidance surrounding the application of the SOP to universal life-type contracts. An AICPA task force has been convened to develop guidance surrounding the methodology for determining reserves for universal life-type contracts and the related secondary guarantees. This may result in an adjustment to the cumulative effect of adopting the SOP and could impact future earnings but is not expected to be material to the Company's financial position or results of operations.

SEPARATE ACCOUNT PRESENTATION

The Company had recorded certain market value adjusted ("MVA") fixed annuity products and modified guarantee life insurance (primarily the Company's Compound Rate Contract ("CRC") and associated assets) as separate account assets and liabilities through December 31, 2003. Notwithstanding the market value adjustment feature in this product, all of the investment performance of the separate account assets is not being passed to the contractholder, and it therefore, does not meet the conditions for separate account reporting under the SOP. On January 1,

2004, market value reserves included in separate account liabilities for CRC of $10.8 billion, were revalued at current account value in the general account to $10.1 billion. The related separate account assets of $11.0 billion were also reclassified to the general account. Fixed maturities and equity securities were reclassified to the general account, as available for sale securities, and will continue to be recorded at fair value, however, subsequent changes in fair value, net of amortization of deferred acquisition costs and income taxes, will be recorded in other comprehensive income rather than net income. On January 1, 2004, the Company recorded a cumulative effect adjustment to earnings equal to the revaluation of the liabilities from fair value to account value plus the adjustment to record unrealized gains (losses) on available for sale invested assets, previously recorded as a component of net income, as other comprehensive income. The cumulative adjustments to earnings and other comprehensive income were recorded net of amortization of deferred acquisition costs and income taxes. Through December 31, 2003, the Company had recorded CRC assets and liabilities on a market value basis with all changes in value (market value spread) included in current earnings as a component of other revenues. Since adoption of the SOP, the components of CRC spread on a book value basis are recorded in interest income and interest credited. Realized gains and losses on investments and market value adjustments on contract surrenders are recognized as incurred.

INTERESTS IN SEPARATE ACCOUNTS

As of December 31, 2003, the Company had $20 representing unconsolidated interests in its own separate accounts. These interests were recorded as available for sale equity securities, with changes in fair value recorded through other comprehensive income. On January 1, 2004, the Company reclassified $11 to investment in trading securities, where the Company's proportionate beneficial interest in the separate account was less than 20%. In instances where the Company's proportionate beneficial interest was between 20-50%, the Company reclassified $9 of its investment to reflect the Company's proportionate interest in each of the underlying assets of the separate account. The Company has designated its proportionate interest in these equity securities and fixed maturity as available for sale. As of March 31, 2004, the Company had $1 of interests in separate accounts recorded as trading securities and $0 recorded as available-for-sale securities.

SALES INDUCEMENTS

The Company currently offers enhanced crediting rates or bonus payments to contract holders on certain of its individual and group annuity products. Through December 31, 2003, the expense associated with offering certain of these bonuses was deferred and amortized over the contingent deferred sales charge period. Others were expensed as incurred. Effective January 1, 2004, upon adopting the SOP, the expense associated with offering a bonus will be deferred and amortized over the life of the related contract in a pattern consistent with the amortization of deferred acquisition costs. Effective January 1, 2004, amortization expense associated with expenses previously deferred will be recorded over the remaining life of the contract rather than over the contingent deferred sales charge period. For the quarter ended March 31, 2004, amortization of sales inducements was $6.

(h) FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 adopts a three-step impairment model for securities within its scope. The three-step model must be applied on a security-by-security basis as follows:

Step 1: Determine whether an investment is impaired. An investment is impaired if the fair value of the investment is less than its cost basis.

Step 2: Evaluate whether an impairment is other-than-temporary. For debt securities that cannot be contractually prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is deemed other-than-temporary if the investor does not have the ability and intent to hold the investment until a forecasted market price recovery or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security.

Step 3: If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment's cost basis and its fair value.

Subsequent to an other-than-temporary impairment loss, a debt security will be accounted for in accordance with Statement of Position ("SOP") 03-3, "Accounting for Loans and Certain Debt Securities Acquired in a Transfer". EITF 03-1 does not replace the impairment guidance for investments accounted for under EITF Issue 99-20, "Recognition of Interest Income and Impairments on Purchased and Retained Beneficial Interests in Securitized Financial Assets"
("EITF 99-20"), however investors will be required to determine if a security is other-than-temporarily impaired under EITF 03-1 if the security is determined not to be impaired under EITF 99-20. The disclosure provisions of EITF 03-1 adopted by the Company effective December 31, 2003 and included in Note 3 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's 2003 Form 10-K Annual Report will prospectively include securities subject to EITF 99-20.

The impairment evaluation and recognition guidance in EITF 03-1 should be applied prospectively for all relevant current and future investments, effective in reporting periods beginning after June 15, 2004. Besides the disclosure requirements adopted by the Company effective December 31, 2003, the final version of EITF 03-1 included additional disclosure requirements that are effective for fiscal years ending after June 15, 2004. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial condition or results of operations

In March 2004, the EITF reached a final consensus on Issue 03-16, "Accounting for Investments in Limited Liability Companies" ("EITF 03-16"). EITF 03-16 will require investors in limited liability corporations that have specific ownership accounts, to follow the equity method accounting for investments that are more than minor (e.g. greater than 3% ownership interest) as prescribed in SOP 78-9, "Accounting for Investments in Real Estate Ventures" and EITF Topic Number D-46, "Accounting for Limited Partnership Investments". Investors that do not have specific ownership accounts or minor ownership interests should follow the significant influence model prescribed in APB No. 18, "Accounting for Certain Investments in Debt and Equity Securities", for corporate investments.
EITF 03-16 excludes securities that are required to be accounted for as debt securities based on the guidance in paragraph 14 of SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and EITF 99-20. EITF 03-16 is effective for quarters beginning after June 15, 2004 and should be applied as a change in accounting principle. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial condition or results of operations.

2. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards, futures and options designed to achieve one of four Company-approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; to control transaction costs; or to enter into and replication transactions.

On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), (3) a foreign-currency fair value or cash flow hedge ("foreign-currency" hedge), (4) a hedge of a net investment in a foreign operation or (5) held for other investment and risk management activities, which primarily involve managing asset or liability related risks which do not qualify for hedge accounting under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

The Company's derivative transactions are permitted uses of derivatives under the derivatives use plan filed and/or approved, as applicable, by the State of Connecticut and the State of New York insurance departments. The Company does not make a market or trade in these instruments for the express purpose of earning short-term trading profits.

For a detailed discussion of the Company's use of derivative instruments, see Notes 2 and 3 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's 2003 Form 10-K Annual Report.

Due to the adoption of the SOP, derivatives previously included in separate accounts were reclassified into various other balance sheet classifications. On January 1, 2004, the notional amount and net fair value of derivative instruments reclassified totaled $2.9 billion and $(71), respectively. As of March 31, 2004, $50 of the derivatives were reported in other investments, $(93) in other liabilities, and $6 in fixed maturities in the condensed consolidated balance sheets. Management's objective with regard to the reclassified derivatives along with the notional amount and net fair value as of March 31, 2004 are as follows:

                                                                   Notional     Fair
HEDGING STRATEGY                                                    Amount      Value
                                                                   --------------------
CASH FLOW HEDGES

Interest rate swaps
  Interest rate swaps are primarily used to convert interest receipts on floating-rate fixed maturity investments to fixed rates. These derivatives are predominantly used to better match cash receipts from assets with cash disbursements required to
  fund liabilities.                                                 $1,511     $   68

Foreign currency swaps
  Foreign currency swaps are used to convert foreign denominated cash flows associated with certain foreign denominated fixed maturity investments to U.S. dollars. The foreign fixed
  maturities are primarily denominated in Euros and are swapped to minimize cash flow fluctuations due to changes in currency
  rates.                                                               413        (98)

                                                                   Notional     Fair
HEDGING STRATEGY                                                    Amount      Value
                                                                   --------------------
FAIR VALUE HEDGES

Interest rate caps and floors
  Interest rate caps and floors are used to offset the changes in fair value related to corresponding interest rate caps and floors that exist in certain of the Company's variable-rate
  fixed maturity investments.                                          111         (3)

OTHER INVESTMENT AND RISK MANAGEMENT ACTIVITIES

Credit default and total return swaps
  The Company enters into swap agreements in which the Company assumes credit exposure or reduces credit exposure from an
  individual entity, referenced index or asset pool.                   234          1

Interest rate swaps
  The Company enters into interest rate swaps to economically terminate existing swaps in hedging relationships, and thereby offset the changes in value in the original swap. In addition, the Company uses interest rate swaps to manage interest rate
  risk.                                                                345         --

Options
  The Company writes option contracts for a premium to monetize the option embedded in certain of its fixed maturity
  investments.                                                         417         --

Foreign currency swaps
  The Company enters into foreign currency swaps to hedge the foreign currency exposures in certain of its foreign fixed
  maturity investments.                                                 13         (5)
---------------------------------------------------------------------------------------
                                                            TOTAL   $3,044     $  (37)
---------------------------------------------------------------------------------------

In addition to the derivatives transferred to the general account as a result of the adoption of the SOP, during the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a combined notional value of $350, to hedge a portion of the Company's floating rate guaranteed investment contracts. These swaps have been designated as cash flow hedges, with the objective of hedging changes in the benchmark interest rate (i.e. LIBOR), and were structured to offset the payments associated with the guaranteed investment contracts. As of March 31, 2004, the notional amount and net fair value of these swaps totaled $350 and $(7), respectively.

Derivative instruments are recorded at fair value and presented in the condensed consolidated balance sheets as follows:

                                                                March 31, 2004     December 31, 2003
                                                              ------------------  -------------------
                                                               Asset   Liability   Asset    Liability
                                                              Values    Values     Values    Values
-----------------------------------------------------------------------------------------------------
Other investments                                              $ 173     $  --      $ 116      $  --
Reinsurance recoverables                                          --        79         --        115
Other policyholder funds and benefits payable                     79        --        115         --
Fixed maturities                                                  15        --          7         --
Other liabilities                                                 --       241         --        186
                                                              ---------------------------------------
                                                       TOTAL   $ 267     $ 320      $ 238      $ 301
                                                              ---------------------------------------

The increase in the asset values of derivative instruments since December 31, 2003 was primarily due to derivatives transferred to the general account pursuant to the adoption of the SOP and market appreciation associated with interest rate swaps due to a decrease in interest rates.

The following table summarizes the notional amount and fair value of derivatives by hedge designation as of March 31, 2004 and December 31, 2003. The notional amount of derivative contracts represents the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. The fair value amounts of derivative assets and liabilities are presented on a net basis in the following table.

                                                               March 31, 2004    December 31, 2003
                                                              ----------------  -------------------
                                                              Notional   Fair   Notional     Fair
                                                               Amount   Value    Amount     Value
---------------------------------------------------------------------------------------------------
Cash flow hedge                                               $ 5,227   $ (66)   $ 2,592     $ (49)
Fair value hedge                                                  259      (6)       163        (6)
Other investment and risk management activities                42,747      19     33,745        (8)
                                                              -------------------------------------
                                                       TOTAL  $48,233   $ (53)   $36,500     $ (63)
                                                              -------------------------------------

For the quarters ended March 31, 2004 and March 31, 2003, the Company's gross gains and losses representing the total ineffectiveness of all cash flow, and fair value hedges were immaterial, with the net impact reported as net realized capital gains and losses.

For the quarters ended March 31, 2004 and 2003, the Company recognized an after-tax net gain (loss) of $8 and $(2), respectively, (reported as net realized capital gains and losses in the condensed consolidated statements of operations), which represented the total change in value for other derivative-based strategies which do not qualify for hedge accounting treatment, including the periodic net coupon settlements.

As of March 31, 2004, the after-tax deferred net gains on derivative instruments accumulated in accumulated other comprehensive income ("AOCI") that are expected to be reclassified to earnings during the next twelve months are $13. This expectation is based on the anticipated interest payments on hedged investments in fixed maturity securities that will occur over the next twelve months, at which time the Company will recognize the deferred net gains (losses) as an adjustment to interest income over the term of the investment cash flows. The maximum term over which the Company is hedging its exposure to the variability of future cash flows (for all forecasted transactions, excluding interest payments on variable-rate fixed maturities) is twenty-four months. For the quarters ended March 31, 2004 and 2003, the net reclassifications from AOCI to earnings resulting from the discontinuance of cash flow hedges were immaterial.
3. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets", and accordingly ceased all amortization of goodwill. For the three months ended March 31, 2004 no goodwill was acquired, impaired or written off. As of March 31, 2004 and December 31, 2003, the carrying amount of goodwill $186.

The following table shows the Company's acquired intangible assets that continue to be subject to amortization and aggregate amortization expense. Except for goodwill, the Company has no intangible assets with indefinite useful lives.

                                                                As of March 31, 2004     As of December 31, 2003
                                                              ------------------------  -------------------------
                                                                Gross     Accumulated      Gross     Accumulated
                                                               Carrying       Net        Carrying        Net
Amortized Intangible Assets                                     Amount    Amortization    Amount     Amortization
-----------------------------------------------------------------------------------------------------------------
Present value of future profits                                  $ 608        $ 123        $ 605        $ 115
                                                              ---------------------------------------------------
                                                       TOTAL     $ 608        $ 123        $ 605        $ 115
                                                              ---------------------------------------------------

Net amortization expense for the three months ended March 31, 2004 and 2003 was $8 and $5, respectively.

Assuming no future acquisitions, dispositions or impairments of intangible assets, estimated future net amortization expense for the succeeding five years is as follows:

For the year ending December 31,
-------------------------------------------------------------------
2004                                                          $ 34
2005                                                          $ 30
2006                                                          $ 29
2007                                                          $ 26
2008                                                          $ 23
-------------------------------------------------------------------

4. COMMITMENTS AND CONTINGENCIES

(a) LITIGATION

Hartford Life Insurance Company is or may become involved in various legal actions, some of which assert claims for substantial amounts. These actions may include, among others, putative state and federal class actions seeking certification of a state or national class. The Company also is involved in individual actions in which punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of the provisions made for potential losses and costs of defense, will not be material to the consolidated financial position of the Company. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's consolidated results of operations or cash flows in particular quarterly or annual periods.

In the third quarter of 2003, Hartford Life Insurance Company and its affiliate International Corporate Marketing Group, LLC ("ICMG") settled their intellectual property dispute with Bancorp Services, LLC ("Bancorp"). The dispute concerned, among other things, Bancorp's claims for alleged patent infringement, breach of a confidentiality agreement, and misappropriation of trade secrets related to certain stable value corporate-owned life insurance products. The settlement provided that the Company and ICMG would pay a minimum of $70 and a maximum of $80, depending on the outcome of the patent appeal, to resolve all disputes between the parties. The settlement resulted in the recording of a $9 after-tax benefit, in the third quarter of 2003, to reflect the Company's portion of the settlement. On March 1, 2004, the Federal Circuit Court of Appeals decided the patent appeal adversely to the Company, and on March 22, 2004, the Company and ICMG each paid Bancorp an additional $5, constituting full and final satisfaction of their obligations under the settlement. Because the charge taken in the third quarter of 2003 reflected the maximum amount payable under the settlement, the amount paid in the first quarter of 2004 had no effect on the Company's results of operations.

REGULATORY DEVELOPMENTS

There continues to be significant federal and state regulatory activity relating to financial services companies, particularly mutual funds companies. These regulatory inquiries have focused on a number of mutual fund issues. The Company has received requests for information and subpoenas from the Securities and Exchange Commission ("SEC"), a subpoena from the New York Attorney General's Office, and requests for information from the Connecticut Securities and Investments Division of the Department of Banking, in each case requesting documentation and other information regarding various mutual fund regulatory issues. Representatives from the SEC's Office of Compliance Inspections and Examinations continue to request documents and information in connection with their ongoing compliance examination. In addition, the SEC's Division of Enforcement has commenced an investigation of the Company's variable annuity and mutual fund operations. The Company continues to cooperate fully with the SEC and other regulatory agencies.

Hartford Life's mutual funds are available for purchase by the separate accounts of different variable life insurance policies, variable annuity products, and funding agreements, and they are offered directly to certain qualified retirement plans. Although existing products contain transfer restrictions between subaccounts, some products, particularly older variable annuity products, do not contain restrictions on the frequency of transfers. In addition, as a result of the settlement of litigation against the Company with respect to certain owners of older variable annuity products, the Company's ability to restrict transfers by these owners is limited.

A number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against the Company, it is possible that the SEC or one or more other regulatory agencies may pursue action against the Company in the future. If such an action is brought, it could have a material effect on the Company.

For further information on other contingencies, see Note 12 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's Form 10-K Annual Report.

(b) TAX MATTERS

The Company's federal income tax returns are routinely audited by the Internal Revenue Service ("IRS"). The Company is currently under audit for the 1998-2001 tax years. Management believes that adequate provision has been made in the financial statements for any potential assessments that may result from tax examinations and other tax-related matters for all open tax years.

Although there has been no agreement reached between the Company and the IRS at this time, the amount of tax related to the separate account dividends received deduction ("DRD") that is under the discussion for all open years could result in a benefit to the Company's future results of operations. There can be no assurances that such an agreement will be reached. (For further discussion of the Company's separate account DRD, see Note 12 of Notes to Consolidated Financial Statements included in the Company's 2003 Form 10-K Annual Report)

5. TRANSACTIONS WITH AFFILIATES

For a description of transactions with affiliates, see Note 13 of Notes to Consolidated Financial Statements included in Hartford Life Insurance Company's Form 10-K Annual Report.

6. SEGMENT INFORMATION

With the recent change in Hartford Life Insurance Company's internal organization, the Company has changed its reportable operating segments from Investment Products, Individual Life and Corporate Owned Life Insurance ("COLI") to Retail Products Group ("Retail"), Institutional Solutions Group ("Institutional") and Individual Life. Retail offers individual variable and fixed annuities, retirement plan products and services to corporations under Section 401(k) plans and other investment products. Institutional primarily offers retirement plan products and services to municipalities under Section 457 plans, other institutional investment products and private placement life insurance (formerly COLI). Individual Life sells a variety of life insurance products, including variable universal life, universal life, interest sensitive whole life and term life insurance. Hartford Life Insurance Company also includes in an Other category net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits; corporate items not directly allocable to any of its reportable operating segments, intersegment eliminations as well as certain group benefit products including group life and group disability insurance that is directly written by the Company and is substantially ceded to the parent HLA. Periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits are reflected in each applicable segment in net realized capital gains and losses.

The accounting policies of the reportable operating segments are the same as those described in "Basis of Presentation and Accounting Policies" in Note 2 in the Company's 2003 Form 10-K Annual Report. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues primarily occur between corporate and the operating segments. These amounts primarily include interest income on allocated surplus, interest charges on excess separate account surplus, the allocation of net realized capital gains and losses, and the allocation of credit risk charges.The Company's revenues are primarily derived from customers within the United States. The Company's long-lived assets primarily consist of deferred policy acquisition costs and deferred tax assets from within the United States. The following tables present summarized financial information concerning the Company's segments. Segment information for the previous period has been restated to reflect the change in composition of reportable operating segments.

                                                               Retail   Institutional
First Quarter Ended                                           Products    Solutions    Individual
March 31, 2004                                                 Group        Group         Life     Other   Total
-----------------------------------------------------------------------------------------------------------------
Total revenues                                                  $ 628       $ 434         $ 230    $ 102   $1,394
Net income                                                         76          18            32       55      181
-----------------------------------------------------------------------------------------------------------------

                                                               Retail   Institutional
First Quarter Ended                                           Products    Solutions    Individual
March 31, 2003                                                 Group        Group         Life     Other   Total
-----------------------------------------------------------------------------------------------------------------
Total revenues                                                  $ 392       $ 416         $ 220    $ (10)  $1,018
-----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                  61          28            29      (18)     100
-----------------------------------------------------------------------------------------------------------------

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    -----------------------------------------------------------------------

To the Board of Directors and Stockholder of Hartford Life Insurance Company
Hartford, Connecticut

We have audited the accompanying consolidated balance sheets of Hartford Life Insurance Company and its subsidiaries (collectively, "the Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2003. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hartford Life Insurance Company and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 of the consolidated financial statements, the Company changed its method of accounting for goodwill and indefinite-lived intangible assets in 2002. In addition, the Company changed its method of accounting for derivative instruments and hedging activities and its method of accounting for the recognition of interest income and impairment on purchased and retained beneficial interests in securitized financial assets in 2001.

Deloitte & Touche LLP
Hartford, Connecticut
February 25, 2004 except for Note 14,
as to which the date is May 27, 2004

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                          ------------------------
                                                           2003     2002     2001
                                                          ------------------------
                                                               (In millions)
 REVENUES
   Fee income                                             $2,169   $2,079   $2,157
   Earned premiums and other                                 934      574      927
   Net investment income                                   1,764    1,572    1,491
   Net realized capital gains (losses)                         1     (276)     (87)
                                                          ------------------------
                                     TOTAL REVENUES        4,868    3,949    4,488
                                                          ------------------------
 BENEFITS, CLAIMS AND EXPENSES
   Benefits, claims and claim adjustment expenses          2,726    2,275    2,536
   Insurance expenses and other                              625      650      621
   Amortization of deferred policy acquisition
    costs and present value of future profits                660      531      566
   Dividends to policyholders                                 63       65       69
                                                          ------------------------
                TOTAL BENEFITS, CLAIMS AND EXPENSES        4,074    3,521    3,792
                                                          ------------------------
   Income before income tax expense and cumulative
    effect of accounting changes                             794      428      696
   Income tax expense                                        168        2       44
   Income before cumulative effect of accounting
    changes                                                  626      426      652
   Cumulative effect of accounting changes, net of
    tax                                                       --       --       (6)
                                                          ------------------------
                                         NET INCOME       $  626   $  426   $  646
                                                          ------------------------

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                         AS OF DECEMBER 31,
                                                      -------------------------
                                                         2003          2002
                                                      -------------------------
                                                      (In millions, except for
                                                             share data)
 ASSETS
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $28,511 and $23,675)      $ 30,085      $ 24,786
   Equity securities, available for sale, at fair
    value (cost of $78 and $137)                             85           120
   Policy loans, at outstanding balance                   2,470         2,895
   Other investments                                        639           918
                                                      -------------------------
                                  TOTAL INVESTMENTS      33,279        28,719
                                                      -------------------------
   Cash                                                      96            79
   Premiums receivable and agents' balances                  17            15
   Reinsurance recoverables                               1,297         1,477
   Deferred policy acquisition costs and present
    value of future profits                               6,088         5,479
   Deferred income taxes                                   (486)         (243)
   Goodwill                                                 186           186
   Other assets                                           1,238         1,073
   Separate account assets                              130,225       105,316
                                                      -------------------------
                                       TOTAL ASSETS    $171,940      $142,101
                                                      -------------------------
 LIABILITIES
   Reserve for future policy benefits                  $  6,518      $  5,724
   Other policyholder funds                              25,263        23,037
   Other liabilities                                      3,330         2,207
   Separate account liabilities                         130,225       105,316
                                                      -------------------------
                                  TOTAL LIABILITIES     165,336       136,284
                                                      -------------------------
 COMMITMENTS AND CONTINGENT LIABILITIES, NOTE 12
 STOCKHOLDER'S EQUITY
   Common stock -- 1,000 shares authorized, issued
    and outstanding, par value $5,690                         6             6
   Capital surplus                                        2,240         2,041
   Accumulated other comprehensive income
     Net unrealized capital gains on securities,
      net of tax                                            711           574
     Foreign currency translation adjustments                (1)           (1)
                                                      -------------------------
       TOTAL ACCUMULATED OTHER COMPREHENSIVE INCOME         710           573
                                                      -------------------------
   Retained earnings                                      3,648         3,197
                                                      -------------------------
                         TOTAL STOCKHOLDER'S EQUITY       6,604         5,817
                                                      -------------------------
         TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $171,940      $142,101
                                                      -------------------------

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                        Accumulated Other
                                                                   Comprehensive Income (Loss)
                                                            ------------------------------------------
                                                                 Net         Net (Loss)
                                                             Unrealized       Gain on
                                                            Capital Gains    Cash Flow       Foreign
                                                             (Losses) on      Hedging       Currency                    Total
                                         Common   Capital    Securities,    Instruments,   Translation   Retained   Stockholder's
                                         Stock    Surplus    Net of Tax      Net of Tax    Adjustments   Earnings      Equity
                                         ----------------------------------------------------------------------------------------
                                                                              (In millions)
 2003
 Balance, December 31, 2002                $6     $2,041         $463            $111          $(1)       $3,197       $5,817
 Comprehensive income
   Net income                                                                                                626          626
 Other comprehensive income,
  net of tax (1)
   Net change in unrealized
    capital gains (losses) on
    securities (3)                                                265                                                     265
   Net loss on cash flow
    hedging instruments                                                          (128)                                   (128)
   Cumulative translation
    adjustments                                                                                                            --
 Total other comprehensive
  income                                                                                                                  137
   Total comprehensive income                                                                                             763
 Capital contribution from
  parent                                             199                                                                  199
 Dividends declared                                                                                         (175)        (175)
                                         ----------------------------------------------------------------------------------------
     BALANCE, DECEMBER 31, 2003            $6     $2,240         $728            $(17)         $(1)       $3,648       $6,604
                                         ----------------------------------------------------------------------------------------
 2002
 Balance, December 31, 2001                $6     $1,806         $114            $ 63          $(2)       $2,771       $4,758
 Comprehensive income
   Net income                                                                                                426          426
 Other comprehensive income,
  net of tax (1)
   Net change in unrealized
    capital gains (losses) on
    securities (3)                                                349                                                     349
   Net gain on cash flow
    hedging instruments                                                            48                                      48
   Cumulative translation
    adjustments                                                                                  1                          1
 Total other comprehensive
  income                                                                                                                  398
   Total comprehensive income                                                                                             824
 Capital contribution from
  parent                                             235                                                                  235
                                         ----------------------------------------------------------------------------------------
     BALANCE, DECEMBER 31, 2002            $6     $2,041         $463            $111          $(1)       $3,197       $5,817
                                         ----------------------------------------------------------------------------------------
 2001
 Balance, December 31, 2000                $6     $1,045         $ 16            $ --          $--        $2,125       $3,192
 Comprehensive income
   Net income                                                                                                646          646
 Other comprehensive income,
  net of tax (1)
   Cumulative effect of
    accounting change (2)                                         (18)             21                                       3
   Net change in unrealized
    capital gains (losses) on
    securities (3)                                                116                                                     116
   Net gain on cash flow
    hedging instruments                                                            42                                      42
   Cumulative translation
    adjustments                                                                                 (2)                        (2)
 Total other comprehensive
  income                                                                                                                  159
   Total comprehensive income                                                                                             805
 Capital contribution from
  parent                                             761                                                                  761
                                         ----------------------------------------------------------------------------------------
     BALANCE, DECEMBER 31, 2001            $6     $1,806         $114            $ 63          $(2)       $2,771       $4,758
                                         ----------------------------------------------------------------------------------------

(1) Net change in unrealized capital gain (losses) on securities is reflected net of tax and other items of $143, $188 and $62 for the years ended December 31, 2003, 2002 and 2001, respectively. Cumulative effect of accounting change is net of tax benefit of $2 for the year ended
    December 31, 2001. Net (loss) gain on cash flow hedging instruments is net of tax (benefit) provision of $(69) and $26 for the years ended
    December 31, 2003 and 2002, respectively. There is no tax effect on cumulative translation adjustments.

(2) Net change in unrealized capital gain (losses), net of tax, includes cumulative effect of accounting change of $(3) to net income and $21 to net gain on cash flow hedging instruments.

(3) There were no reclassification adjustments for after-tax losses realized in net income for the year ended December 31, 2003. There were reclassification adjustments for after-tax losses realized in net income of $(170) and $(40) for the years ended December 31, 2002 and 2001, respectively.

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                      ---------------------------
                                                       2003      2002      2001
                                                      ---------------------------
                                                             (In millions)
 OPERATING ACTIVITIES
   Net income                                         $   626   $   426   $   646
   Adjustments to reconcile net income to net cash
    provided by operating activities
   Net realized capital (gains) losses                     (1)      276        87
   Cumulative effect of accounting changes, net of
    tax                                                    --        --         6
   Amortization of deferred policy acquisition
    costs and present value of future profits             660       531       566
   Additions to deferred policy acquisition costs
    and present value of future profits                (1,319)     (987)     (975)
   Depreciation and amortization                          117        19       (18)
   (Increase) decrease in premiums receivable and
    agents' balances                                       (2)       (5)        5
   Increase (decrease) in other liabilities               299       (61)      (84)
   Change in receivables, payables, and accruals          227         2       (72)
   (Decrease) increase in accrued tax                     (67)       76       115
   Decrease in deferred income tax                         65        23         7
   Increase in future policy benefits                     794       560       837
   (Increase) decrease in reinsurance recoverables         (1)     (127)       21
   Increase in other assets                              (177)     (122)      (74)
                                                      ---------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES     1,221       611     1,067
                                                      ---------------------------
 INVESTING ACTIVITIES
   Purchases of investments                           (13,628)  (12,470)   (9,766)
   Sales of investments                                 6,676     5,781     4,568
   Maturity and principal paydowns of fixed
    maturity investments                                3,233     2,266     2,227
   Purchase of business/affiliate, net of cash
    acquired                                               --        --      (683)
   Other                                                   85        --        --
                                                      ---------------------------
             NET CASH USED FOR INVESTING ACTIVITIES    (3,634)   (4,423)   (3,654)
                                                      ---------------------------
 FINANCING ACTIVITIES
   Capital contributions                                  199       235       761
   Dividends paid                                        (175)       --        --
   Net receipts from investment and universal
    life-type contracts charged against
    policyholder accounts                               2,406     3,567     1,859
                                                      ---------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES     2,430     3,802     2,620
                                                      ---------------------------
   Net increase (decrease) in cash                         17       (10)       33
   Impact of foreign exchange                              --         2        (2)
   Cash -- beginning of year                               79        87        56
                                                      ---------------------------
   Cash -- end of year                                $    96   $    79   $    87
                                                      ---------------------------
 Supplemental Disclosure of Cash Flow Information:
   Net Cash Paid (received) During the Year for:
   Income taxes                                       $    35   $    (2)  $   (69)

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN MILLIONS, UNLESS OTHERWISE STATED)

 -----------------------------------------------------------------------------

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

These Consolidated Financial Statements include Hartford Life Insurance Company and its wholly-owned subsidiaries ("Hartford Life Insurance Company" or the "Company"), Hartford Life and Annuity Insurance Company ("HLAI"), Hartford International Life Reassurance Corporation ("HLRe") and Servus Life Insurance Company, formerly Royal Life Insurance Company of America. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly-owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is a direct subsidiary of Hartford Holdings, Inc., a direct subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"), the Company's ultimate parent company.

Along with its parent, HLA, the Company is a leading financial services and insurance group which provides (a) investment products, such as individual variable annuities and fixed market value adjusted annuities and retirement plan services for savings and retirement needs; (b) individual life insurance for income protection and estate planning; (c) group benefits products such as group life and group disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA, and (d) corporate owned life insurance.

2. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States, which differ materially from the accounting prescribed by various insurance regulatory authorities. All material intercompany transactions and balances between Hartford Life Insurance Company and its subsidiaries and affiliates have been eliminated.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates include those used in determining reserves, deferred policy acquisition costs, valuation of investments and derivative instruments, income taxes and contingencies.

RECLASSIFICATIONS

Certain reclassifications have been made to prior year financial information to conform to the current year classifications.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective December 31, 2003, the Company adopted the disclosure requirements of Emerging Issues Task Force ("EITF") Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". Under the consensus, disclosures are required for unrealized losses on fixed maturity and equity securities accounted for under SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities", and SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations", that are classified as either available-for-sale or held-to-maturity. The disclosure requirements include quantitative information regarding the aggregate amount of unrealized losses and the associated fair value of the investments in an unrealized loss position, segregated into time periods for which the investments have been in an unrealized loss position. The consensus also requires certain qualitative disclosures about the unrealized holdings in order to provide additional information that the Company considered in concluding that the unrealized losses were not other-than-temporary. For further discussion, see disclosures in Note 3.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Generally, SFAS No. 150 requires liability classification for two broad classes of financial instruments:
(a) instruments that represent, or are indexed to, an obligation to buy back the issuer's shares regardless of whether the instrument is settled on a net-cash or gross physical basis and (b) obligations that (i) can be settled in shares but derive their value predominately from another underlying instrument or index (e.g., security prices, interest rates, and currency rates), (ii) have a fixed value, or (iii) have a value inversely related to the issuer's shares. Mandatorily redeemable equity and written options requiring the issuer to buy back shares are examples of financial instruments that should be reported as liabilities under this new guidance.

SFAS No. 150 specifies accounting only for certain freestanding financial instruments and does not affect whether an embedded derivative must be bifurcated and accounted for in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 150 is effective for instruments entered into or modified after May 31, 2003 and for all other instruments beginning with the first interim reporting period beginning after June 15, 2003. Adoption of this Statement did not have a material impact on the Company's consolidated financial condition or results of operations.

In April 2003, the FASB issued guidance in Statement 133 Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor of Those Instruments", ("DIG B36") that addresses the instances in which bifurcation of an instrument into a debt host contract and an embedded derivative is required. The effective date of DIG B36 was October 1, 2003. DIG B36 indicates that bifurcation is necessary in a modified coinsurance arrangement when the yield on the receivable and payable is based on a specified proportion of the ceding company's return on either its general account assets or a specified block of those assets, rather than the overall creditworthiness of the ceding company. The Company has evaluated its modified coinsurance and funds withheld agreements and believes all but one are not impacted by the provisions of DIG B36. The one modified coinsurance agreement that requires the separate recording of an embedded derivative contains two total return swap embedded derivatives that virtually offset each other. Due to the offsetting nature of these total return swaps, the net value of the embedded derivatives in the modified coinsurance agreement had no material effect on the consolidated financial statements upon adoption of DIG B36 on October 1, 2003 and at December 31, 2003.

DIG B36 is also applicable to corporate issued debt securities that incorporate credit risk exposures that are unrelated or only partially related to the creditworthiness of the obligor. The adoption of DIG B36, as it relates to corporate issued debt securities, did not have a material effect on the Company's consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities". The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group (DIG) process that effectively required amendments to SFAS No. 133, in connection with other FASB projects dealing with financial instruments. SFAS No. 149 also clarifies under what circumstances a contract with an initial net investment and purchases and sales of when-issued securities that do not yet exist meet the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The provisions of this statement should be applied prospectively, except as stated below.

The provisions of SFAS No. 149 that relate to SFAS No. 133 DIG issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, the guidance in SFAS No. 149 related to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51" ("FIN 46"), which requires an enterprise to assess whether consolidation of an entity is appropriate based upon its interests in a variable interest entity ("VIE"). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The initial determination of whether an entity is a VIE shall be made on the date at which an enterprise becomes involved with the entity. An enterprise shall consolidate a VIE if it has a variable interest that will absorb a majority of the VIEs expected losses if they occur, receive a majority of the entity's expected residual returns if they occur or both. FIN 46 was effective immediately for new VIEs established or purchased subsequent to January 31, 2003. For VIEs established or purchased subsequent to January 31, 2003, the adoption of FIN 46 did not have a material impact on the Company's consolidated financial condition or results of operations as there were no material VIEs identified which required consolidation.

In December 2003, the FASB issued a revised version of FIN 46 ("FIN 46R"), which incorporates a number of modifications and changes made to the original version. FIN 46R replaces the previously issued FIN 46 and, subject to certain special provisions, is effective no later than the first reporting period that ends after December 15, 2003 for entities considered to be special-purpose entities and no later than the end of the first reporting period that ends after March 15, 2004 for all other VIEs. Early adoption is permitted. The Company adopted FIN 46R in the fourth quarter of 2003. The adoption of FIN 46R did not result in the consolidation of any material VIEs.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45" or "the Interpretation"). FIN 45 requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. In general, the Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying instrument or indices (e.g., security prices, interest rates, or currency rates) that are related to an asset, liability or an equity security of the guaranteed party. The recognition provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. Adoption of this statement did not have a material impact on the Company's consolidated financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Action (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between SFAS No. 146 and Issue 94-3 is that SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities after December 31, 2002. Adoption of SFAS No. 146 will result in a change in the timing of when a liability is recognized if the Company has restructuring activities after December 31, 2002. Adoption of this statement did not have a material impact on the Company's consolidated financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Under historical guidance, all gains and losses resulting from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 rescinds that guidance and requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they are both unusual and infrequent in occurrence. SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases" for the required accounting treatment of certain lease modifications that have economic effects similar to sale-leaseback transactions. SFAS No. 145 requires that those lease modifications be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. Adoption of the provisions of SFAS No. 145 related to SFAS No. 13 did not have a material impact on the Company's consolidated financial condition or results of operations.

Effective September 2001, the Company adopted EITF Issue No. 01-10, "Accounting for the Impact of the Terrorist Attacks of September 11, 2001". Under the consensus, costs related to the terrorist act should be reported as part of income from continuing operations and not as an extraordinary item. The Company has recognized and classified all direct and indirect costs associated with the attack of September 11 in accordance with the consensus. (For discussion of the impact of the September 11 terrorist attack ("September 11"), see Note 17.)

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 establishes an accounting model for long-lived assets to be disposed of by sale that applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 did not have a material impact on the Company's consolidated financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations". SFAS
No. 141 eliminates the pooling-of-interests method of accounting for business combinations, requiring all business combinations to be accounted for under the purchase method. Accordingly, net assets acquired are recorded at fair value with any excess of cost over net assets assigned to goodwill. SFAS No. 141 also requires that certain intangible assets acquired in a business combination be recognized apart from goodwill. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. Adoption of SFAS No. 141 did not have a material impact on the Company's consolidated financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, amortization of goodwill is precluded, however, its recoverability must be periodically (at least annually) reviewed and tested for impairment. Goodwill must be tested at the reporting unit level for impairment in the year of adoption, including an initial test performed within six months of adoption. If the initial test indicates a potential impairment, then a more detailed analysis to determine the extent of impairment must be completed within twelve months of adoption.

During the second quarter of 2002, the Company completed the review and analysis of its goodwill asset in accordance with the provisions of SFAS No. 142. The result of the analysis indicated that each reporting unit's fair value exceeded its carrying amount, including goodwill. As a result, goodwill for each reporting unit was not considered impaired. SFAS No. 142 also requires that useful lives for intangibles other than goodwill be reassessed and remaining amortization periods be adjusted accordingly. (For further discussion of the impact of SFAS No. 142, see Note 6.)

Effective April 1, 2001, the Company adopted EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in

Securitized Financial Assets". Under the consensus, investors in certain securities with contractual cash flows, primarily asset-backed securities, are required to periodically update their best estimate of cash flows over the life of the security. If the fair value of the securitized financial asset is less than its carrying amount and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, an other than temporary impairment charge is recognized. The estimated cash flows are also used to evaluate whether there have been any changes in the securitized asset's estimated yield. All yield adjustments are accounted for on a prospective basis. Upon adoption of EITF Issue No. 99-20, the Company recorded a $3 charge as the net of tax cumulative effect of the accounting change.

Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS Nos. 137 and
138. The standard requires, among other things, that all derivatives be carried on the balance sheet at fair value. The standard also specifies accounting criteria under which a derivative can qualify for hedge accounting. In order to receive hedge accounting, the derivative instrument must qualify as a hedge of either the fair value or the variability of the cash flow of a qualified asset or liability, or forecasted transaction. Hedge accounting for qualifying hedges provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. The Company's policy prior to adopting SFAS No. 133 was to carry its derivative instruments on the balance sheet in a manner similar to the hedged item(s).

Upon adoption of SFAS No. 133, the Company recorded a $3 charge as the net of tax cumulative effect of the accounting change. This transition adjustment was primarily comprised of gains and losses on derivatives that had been previously deferred and not adjusted to the carrying amount of the hedged item. Also included in the transition adjustment were gains and losses related to recognizing at fair value all derivatives that are designated as fair-value hedging instruments offset by the difference between the book values and fair values of related hedged items attributable to the hedged risks. The entire transition amount was previously recorded in Accumulated Other Comprehensive Income ("AOCI") -- Unrealized Gain/Loss on Securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items were not affected by the implementation of SFAS No. 133. Upon adoption, the Company also reclassified $21, net of tax, to AOCI -- Gain on Cash-Flow Hedging Instruments from AOCI -- Unrealized Gain/Loss on Securities. This reclassification reflects the January 1, 2001 net unrealized gain for all derivatives that were designated as cash-flow hedging instruments. (For further discussion of the Company's derivative-related accounting policies, see Note 2.)

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") issued Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities", (SOP 03-3). SOP 03-3 addresses the accounting for differences between contractual and expected cash flows to be collected from an investment in loans or fixed maturity securities (collectively hereafter referred to as 'loan(s)') acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 limits the yield that may be accreted to the excess of the estimated undiscounted expected principal, interest and other cash flows over the initial investment in the loan. SOP 03-3 also requires that the excess of contractual cash flows over cash flows expected to be collected not be recognized as an adjustment of yield, loss accrual or valuation allowance. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. For loans acquired in fiscal years beginning on or before December 15, 2004 and within the scope of Practice Bulletin 6 "Amortization of Discount on Certain Acquired Loans", SOP 03-3, as it pertains to decreases in cash flows expected to be collected, should be applied prospectively for fiscal years beginning after December 15, 2004. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial condition or results of operations.

In July 2003, AcSEC issued a final Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The SOP addresses a wide variety of topics, some of which have a significant impact on the Company. The major provisions of the SOP require:

- Recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits ("GMDB"), certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment;

- Reporting and measuring assets and liabilities of certain separate account products as general account assets and liabilities when specified criteria are not met;

- Reporting and measuring the Company's interest in its separate accounts as general account assets based on the insurer's proportionate beneficial interest in the separate account's underlying assets; and

- Capitalizing sales inducements that meet specified criteria and amortizing such amounts over the life of the contracts using the same methodology as used for amortizing deferred acquisition costs ("DAC").

The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. At the date of initial application, January 1, 2004, the estimated cumulative effect of the adoption of the SOP on net income and other comprehensive income was comprised of the following individual impacts:

                                                                                          Other
                                                                                      Comprehensive
                                                                     Net Income          Income
                                                                     ------------------------------
CUMULATIVE EFFECT OF ADOPTION
Establishing GMDB reserves for annuity contracts                        $(50)*            $ --
Reclassifying certain separate accounts to general accounts               30               294
Other                                                                     (1)               (2)
                                                                     ------------------------------
                         TOTAL CUMULATIVE EFFECT OF ADOPTION            $(21)             $292
                                                                     ------------------------------

    * As of September 30, 2003, the Company estimated the cumulative effect of adopting this provision of the SOP to be between $25 and $35, net of amortization of DAC and taxes. During the fourth quarter, industry and the largest public accounting firms reached general consensus on how to record the reinsurance recovery asset related to GMDB's. This refinement resulted in the increase to the cumulative effect adjustment as of January 1, 2004.

DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

The Company sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, the Company pays the greater of
(1) the account value at death; (2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. As of January 1, 2004, the Company has recorded a liability for GMDB and other benefits sold with variable annuity products of $191 and a related reinsurance recoverable asset of $108. The determination of the GMDB liability and related reinsurance recoverable is based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. The assumptions used are consistent with those used in determining estimated gross profits for purposes of amortizing deferred acquisition costs.

Through December 31, 2003, the Company had not recorded a liability for the risks associated with GMDB offered on the Company's variable annuity business, but had consistently recorded the related expenses in the period the benefits were paid to contractholders. Net of reinsurance, the Company paid $51 and $49 for the years ended December 31, 2003 and 2002, respectively, in GMDB benefits to contractholders.

At December 31, 2003, the Company held $86.5 billion of variable annuities that contained guaranteed minimum death benefits. The Company's total gross exposure (i.e. before reinsurance), or net amount at risk (the amount by which current account values in the variable annuity contracts are not sufficient to meet its GMDB commitments), related to these guaranteed death benefits as of December 31, 2003 was $11.4 billion. Due to the fact that 81% of this amount was reinsured, the Company's net exposure was $2.2 billion. However, the Company will only incur these guaranteed death benefit payments in the future if the policyholder has an in-the-money guaranteed death benefit at their time of death.

The Individual Life segment sells universal life-type contracts with certain secondary guarantees, such as a guarantee that the policy will not lapse, even if the account value is reduced to zero, as long as the policyholder makes scheduled premium payments. The assumptions used in the determination of the secondary guarantee liability are consistent with those used in determining estimated gross profits for purposes of amortizing deferred policy acquisition costs. Based on current estimates, the Company expects the cumulative effect on net income upon recording this liability to be not material. The establishment of the required liability will change the earnings pattern of these products, lowering earnings in the early years of the contract and increasing earnings in the later years. Currently there is diversity in industry practice and inconsistent guidance surrounding the application of the SOP to universal life-type contracts. The Company believes consensus or further guidance surrounding the methodology for determining reserves for secondary guarantees will develop in the future. This may result in an adjustment to the cumulative effect of adopting the SOP and could impact future earnings.

SEPARATE ACCOUNT PRESENTATION

The Company has recorded certain MVA fixed annuity products and modified guarantee life insurance (primarily the Company's Compound Rate Contract ("CRC") and associated assets) as separate account assets and liabilities through December 31, 2003. Notwithstanding the market value adjustment feature in this product, all of the investment performance of the separate account assets is not being passed to the contractholder, and it therefore, does not meet the conditions for separate account reporting under the SOP. On January 1, 2004, market value reserves included in separate account liabilities for CRC, of $10.8 billion, were revalued at current account value in the general account to $10.1 billion. The related separate account assets of $11.0 billion were also reclassified to the general account. Fixed maturities and equity securities were reclassified to the general account, as available for sale securities, and will continue to be recorded at fair value, however, subsequent changes in fair value, net of amortization of deferred acquisition costs and income taxes, will be recorded in other comprehensive income rather than net income. On January 1, 2004, the Company recorded a cumulative effect adjustment to earnings equal to the revaluation of the liabilities from fair value to account value plus the adjustment to record unrealized gains (losses) on available for sale invested assets, previously recorded as a component of net income, as other comprehensive income. The cumulative adjustments to earnings and other comprehensive income were recorded net of amortization of deferred acquisition costs and income taxes Through December 31, 2003, the Company had recorded CRC assets and liabilities on a market value basis with all changes in value (market value spread) included in current earnings as a component of other revenues. Upon adoption of the SOP, the components of CRC spread on a book value basis will be recorded in interest income and interest credited. Realized gains and losses on investments and market value adjustments on contract surrenders will be recognized as incurred.

Certain other products offered by the Company recorded in separate account assets and liabilities through December 31, 2003, were reclassified to the general account upon adoption of the SOP.

INTERESTS IN SEPARATE ACCOUNTS

As of December 31, 2003, the Company had $24 representing unconsolidated interests in its own separate accounts. These interests were recorded as available for sale equity securities, with changes in fair value recorded through other comprehensive income. On January 1, 2004, the Company reclassified $11 to investment in trading securities, where the Company's proportionate beneficial interest in the separate account was less than 20%. Trading securities are recorded at fair value with changes in fair value recorded to net investment income. In instances where the Company's proportionate beneficial interest was between 20-50%, the Company reclassified $13 of its investment to reflect the Company's proportionate interest in each of the underlying assets of the separate account. The Company has designated its proportionate interest in these equity securities and fixed maturities as available for sale.

SALES INDUCEMENTS

The Company currently offers enhanced or bonus crediting rates to contractholders on certain of its individual and group annuity products. Through December 31, 2003, the expense associated with offering certain of these bonuses was deferred and amortized over the contingent deferred sales charge period. Others were expensed as incurred. Effective January 1, 2004, upon adopting the SOP, the future expense associated with offering a bonus will be deferred and amortized over the life of the related contract in a pattern consistent with the amortization of deferred acquisition costs. Effective January 1, 2004, amortization expense associated with expenses previously deferred will be recorded over the remaining life of the contract rather than over the contingent deferred sales charge period.

STOCK-BASED COMPENSATION

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure an Amendment to FASB No. 123", which provides three optional transition methods for entities that decide to voluntarily adopt the fair value recognition principles of SFAS No. 123, "Accounting for Stock Issued to Employees", and modifies the disclosure requirements of SFAS No. 123. In January 2003, The Hartford adopted the fair value recognition provisions of accounting for employee stock-based compensation and used the prospective transition method. Under the prospective method, stock-based compensation expense is recognized for awards granted or modified after the beginning of the fiscal year in which the change is made. The Hartford expenses all stock-based compensation awards granted after January 1, 2003. The allocated expense to the Company from The Hartford associated with these awards for the year ended December 31, 2003, was immaterial.

All stock-based compensation awards granted or modified prior to January 1, 2003, will continue to be valued using the intrinsic value-based provisions set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value method, compensation expense is determined on the measurement date, which is the first date on which both the number of shares the employee is entitled to receive and the exercise price are known. Compensation expense, if any, is measured based on the award's intrinsic value, which is the excess of the market price of the stock over the exercise price on the measurement date. The expense, including non-option plans, related to stock-based employee compensation included in the determination of net income for the years ended December 31, 2003, 2002 and 2001 is less than that which would have been recognized if the fair value method had been applied to all awards granted since the effective date of SFAS No. 123.

INVESTMENTS

Hartford Life Insurance Company's investments in both fixed maturities, which include bonds, redeemable preferred stock and commercial paper and equity securities, which include common and non-redeemable preferred stocks, are classified as "available-for-sale" as defined in SFAS No. 115. Accordingly, these securities are carried at fair value with the after-tax difference from amortized cost, as adjusted for the effect of deducting the life and pension policyholders' share of the immediate participation guaranteed contracts and certain life and annuity deferred policy acquisition costs, reflected in stockholder's equity as a component of AOCI. Policy loans are carried at outstanding balance, which approximates fair value. Other investments primarily consist of limited partnership interests, derivatives and mortgage loans. The limited partnerships are accounted for under the equity method and accordingly the partnership earnings are included in net investment income. Derivatives are carried at fair value and mortgage loans on real estate are recorded at the outstanding principal balance adjusted for amortization of premiums or discounts and net of valuation allowances, if any.

VALUATION OF FIXED MATURITIES

The fair value for fixed maturity securities is largely determined by one of three primary pricing methods: independent third party pricing services, independent broker quotations or pricing matrices which use data provided by external sources. With the exception of short-term securities for which amortized cost is predominantly used to approximate fair value, security pricing is applied using a hierarchy or "waterfall" approach whereby prices are first sought from independent pricing services with the remaining unpriced securities submitted to brokers for prices or lastly priced via a pricing matrix.

Prices from independent pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, a significant percentage of the Company's asset-backed and commercial mortgage-backed securities are priced via broker quotations. A pricing matrix is used to price securities for which the Company is unable to obtain either a price from a third party service or an independent broker quotation. The pricing matrix begins with current treasury rates and uses credit spreads and issuer-specific yield adjustments received from an independent third party source to determine the market price for the security. The credit spreads incorporate the issuer's credit rating as assigned by a nationally recognized rating agency and a risk premium, if warranted, due to the issuer's industry and security's time to maturity. The issuer-specific yield adjustments, which can be positive or negative, are updated twice annually, as of June 30 and December 31, by an independent third-party source and are intended to adjust security prices for issuer-specific factors. The matrix-priced securities at December 31, 2003 and 2002, primarily consisted of non-144A private placements and have an average duration of 4.3 and 4.5, respectively.

The following table identifies the fair value of fixed maturity securities by pricing source as of December 31, 2003 and 2002:

                                                            2003                                    2002
                                            -----------------------------------------------------------------------------
                                                                       Percentage                              Percentage
                                             General Account Fixed      of Total     General Account Fixed      of Total
                                            Maturities at Fair Value   Fair Value   Maturities at Fair Value   Fair Value
                                            -----------------------------------------------------------------------------
Priced via independent market
 quotations                                         $24,668               82.0%             $19,149               77.2%
Priced via broker quotations                        $ 2,037                6.8%             $ 2,819               11.4%
Priced via matrices                                   2,129                7.1%               1,825                7.4%
Priced via other methods                                151                0.5%                 155                0.6%
Short-term investments (1)                            1,100                3.6%                 838                3.4%
                                            -----------------------------------------------------------------------------
                              TOTAL                 $30,085              100.0%             $24,786              100.0%
                                            -----------------------------------------------------------------------------

    (1) Short-term investments are valued at amortized cost, which approximates fair value.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. As such, the estimated fair value of a financial instrument may differ significantly from the amount that could be realized if the security was sold immediately.

OTHER-THAN-TEMPORARY INVESTMENTS

One of the significant estimations inherent in the valuation of investments is the evaluation of other-than-temporary impairments. The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates. The Company's accounting policy requires that a decline in the value of a security below its amortized cost basis be assessed to determine if the decline is other-than-temporary. If so, the security is deemed to be other-than-temporarily impaired, and a charge is recorded in net realized capital losses equal to the difference between the fair value and amortized cost basis of the security. The fair value of the other-than-temporarily impaired investment becomes its new cost basis. The Company has a security monitoring process overseen by a committee of investment and accounting professionals that identifies securities that, due to certain characteristics, as described below, are subjected to an enhanced analysis on a quarterly basis.

Securities not subject to EITF Issue No. 99-20, ("non-EITF Issue No. 99-20 securities"), that are depressed by twenty percent or more for six months are presumed to be other-than-temporarily impaired unless the depression is the result of rising interest rates or significant objective verifiable evidence supports that the security price is temporarily depressed and is expected to recover within a reasonable period of time. Non-EITF Issue No. 99-20 securities depressed less than twenty percent or depressed twenty percent or more but for less than six months are also reviewed to determine if an other-than-temporary impairment is present. The primary factors considered in evaluating whether a decline in value for non-EITF Issue

No. 99-20 securities is other-than-temporary include: (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition, credit rating and near-term prospects of the issuer, (c) whether the debtor is current on contractually obligated interest and principal payments and
(d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for recovery.

For certain securitized financial assets with contractual cash flows (including asset-backed securities), EITF Issue No. 99-20 requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is less than its carrying amount and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment charge is recognized. Projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.

For securities expected to be sold, an other-than-temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company continues to review the other-than-temporarily impaired securities for additional other-than-temporary impairments.

NET REALIZED CAPITAL GAINS AND LOSSES

Net realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are recorded and offset by amounts owed to policyholders and were $1 for the years ended December 31, 2003, 2002 and 2001. Under the terms of the contracts, the net realized capital gains and losses will be credited to policyholders in future years as they are entitled to receive them. Net realized capital gains and losses, after deducting the life and pension policyholders' share and related amortization of deferred policy acquisition costs for certain products, are reported as a component of revenues and are determined on a specific identification basis.

NET INVESTMENT INCOME

Interest income from fixed maturities is recognized when earned on a constant effective yield basis. The Company stops recognizing interest income when it does not expect to receive amounts in accordance with the contractual terms of the security. Net investment income on these investments is recognized only when interest payments are received.

DERIVATIVE INSTRUMENTS

OVERVIEW

The Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards, futures and options through one of four Company-approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; to control transaction costs; or to enter into income enhancement and replication transactions. (For a further discussion, see Note 3.)

The Company's derivative transactions are permitted uses of derivatives under the derivatives use plan filed and/or approved, as applicable, by the State of Connecticut and the State of New York insurance departments. The Company does not make a market or trade in these instruments for the express purpose of earning short-term trading profits.

ACCOUNTING AND FINANCIAL STATEMENT PRESENTATION OF
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2001, and in accordance with SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value. Fair value is based upon either independent market quotations for exchange traded derivative contracts, independent third party pricing sources or pricing valuation models which utilize independent third party data as inputs. The derivative contracts are reported as assets or liabilities in other investments and other liabilities, respectively, in the Consolidated Balance Sheet, excluding embedded derivatives. Embedded derivatives are recorded in the Consolidated Balance Sheets with the associated host instrument.

On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash-flow" hedge), (3) a foreign-currency, fair value or cash-flow hedge ("foreign-currency" hedge), (4) a hedge of a net investment in a foreign operation or (5) held for other investment and risk management activities, which primarily involve managing asset or liability related risks which do not qualify for hedge accounting under SFAS No. 133.

FAIR-VALUE HEDGES

Changes in the fair value of a derivative that is designated and qualifies as a fair-value hedge, along with the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings with any differences between the net change in fair value of derivative and the hedged item representing the hedge ineffectiveness. Periodic derivative net coupon settlements are recorded in net investment income.

CASH-FLOW HEDGES

Changes in the fair value of a derivative that is designated and qualifies as a cash-flow hedge are recorded in AOCI and are reclassified into earnings when the variability of the cash flow of the hedged item impacts earnings. Gains and losses on derivative contracts that are reclassified from AOCI to current period earnings are included in the line item in the Consolidated Statements of Operations in which the hedged item is recorded. Any hedge ineffectiveness is recorded immediately in current period earnings.

Periodic derivative net coupon settlements are recorded in net investment income.

FOREIGN-CURRENCY HEDGES

Changes in the fair value of derivatives that are designated and qualify as foreign-currency hedges are recorded in either current period earnings or AOCI, depending on whether the hedged transaction is a fair-value hedge or a cash-flow hedge, respectively. Any hedge ineffectiveness is recorded immediately in current period earnings. Periodic derivative net coupon settlements are recorded in net investment income.
NET INVESTMENT IN A FOREIGN OPERATION HEDGES

Changes in fair value of a derivative used as a hedge of a net investment in a foreign operation, to the extent effective as a hedge, are recorded in the foreign currency translation adjustments account within AOCI. Cumulative changes in fair value recorded in AOCI are reclassified into earnings upon the sale or complete or substantially complete liquidation of the foreign entity. Any hedge ineffectiveness is recorded immediately in current period earnings. Periodic derivative net coupon settlements are recorded in net investment income.

OTHER INVESTMENT AND RISK MANAGEMENT ACTIVITIES

The Company's other investment and risk management activities primarily relate to strategies used to reduce economic risk or enhance income, and do not receive hedge accounting treatment under SFAS No. 133. Changes in the fair value, including periodic net coupon settlements, of derivative instruments held for other investment and risk management purposes are reported in current period earnings as net realized capital gains and losses. During 2003, the Company began recording periodic net coupon settlements in net realized capital gains and losses and reclassified prior period amounts to conform to the current year presentation.

HEDGE DOCUMENTATION AND EFFECTIVENESS TESTING
At hedge inception, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. In connection with the implementation of SFAS No. 133, the Company designated anew all existing hedge relationships. The documentation process includes linking all derivatives that are designated as fair-value, cash-flow, foreign-currency or net-investment hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. At inception, and on a quarterly basis, the change in value of the hedging instrument and the change in value of the hedged item are measured to assess the validity of maintaining special hedge accounting. Hedging relationships are considered highly effective if the changes in the fair value or discounted cash flows of the hedging instrument are within a ratio of 80-125% of the inverse changes in the fair value or discounted cash flows of the hedged item. Hedge effectiveness is assessed using the quantitative methods, prescribed by SFAS No. 133, as amended, including the "Change in Variable Cash Flows Method," the "Change in Fair Value Method" and the "Hypothetical Derivative Method" depending on the hedge strategy. If it is determined that a derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting in the period in which the derivative became ineffective and prospectively, as discussed below under discontinuance of hedge accounting.

DISCONTINUANCE OF HEDGE ACCOUNTING

The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (3) the derivative expires or is sold, terminated, or exercised. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative continues to be carried at fair value on the balance sheet with changes in its fair value recognized in current period earnings. The changes in the fair value of the hedged asset or liability are no longer recorded in earnings. When hedge accounting is discontinued because the Company becomes aware that it is not probable that the forecasted transaction will occur, the derivative continues to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in AOCI are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued on a cash-flow hedge, including those where the derivative is sold, terminated or exercised, amounts previously deferred in AOCI are amortized into earnings when earnings are impacted by the variability of the cash flow of the hedged item.

EMBEDDED DERIVATIVES

The Company occasionally purchases or issues financial instruments or products that contain a derivative instrument that is embedded in the financial instruments or products. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes. The embedded derivative, which is reported with the host instrument in the Consolidated Balance Sheets, is carried at fair value with changes in fair value reported in net realized capital gains and losses.

CREDIT RISK

The Company's derivatives counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. By using derivative instruments, the Company is exposed to credit risk, which is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. When the fair value of a derivative contract is positive, this indicates that the counterparty owes the Company, and, therefore, exposes the Company to credit risk. Credit exposures are generally quantified weekly and netted, and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of derivatives exceeds exposure policy thresholds. The Company also minimizes the credit risk in derivative instruments by entering into transactions with high quality counterparties that are reviewed periodically by the Company's internal compliance unit, reviewed frequently by senior management and reported to the Company's Finance Committee of the Board of Directors. The Company also maintains a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement which is structured by legal entity and by counterparty and permits the right of offset. In addition, the Company periodically enters into swap agreements in which the Company assumes credit exposure from a single entity, referenced index or asset pool.

PRODUCT DERIVATIVES AND RISK MANAGEMENT

The Company offers certain variable annuity products with a GMWB rider. The GMWB provides the policyholder with a guaranteed remaining balance ("GRB") if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. However, annual withdrawals that exceed 7% of the premiums paid may reduce the GRB by an amount greater than the withdrawals and may also impact the guaranteed annual withdrawal amount that subsequently applies after the excess annual withdrawals occur. The policyholder also has the option, after a specified time period, to reset the GRB to the then-current account value, if greater. The GMWB represents an embedded derivative in the variable annuity contract that is required to be reported separately from the host variable annuity contract. It is carried at fair value and reported in other policyholder funds. The fair value of the GMWB obligations is calculated based on actuarial assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. Because of the dynamic and complex nature of these cash flows, stochastic techniques under a variety of market return scenarios and other best estimate assumptions are used. Estimating these cash flows involves numerous estimates and subjective judgments including those regarding expected market rates of return, market volatility, correlations of market returns and discount rates. In valuing the embedded derivative, the Company attributes a portion of the fees collected from the policyholder equal to the present value of future GMWB claims (the "Attributed Fees"). All changes in the fair value of the embedded derivative are recorded in net realized capital gains and losses. The excess of fees collected from the policyholder for the GMWB over the Attributed Fees are recorded in fee income.

For all contracts in effect through July 6, 2003, the Company entered into a third party reinsurance arrangement to offset its exposure to the GMWB for the lives of those contracts. This arrangement is recognized as a derivative and carried at fair value in reinsurance recoverables. Changes in the fair value of both the derivative assets and liabilities related to this reinsured GMWB are recorded in net realized capital gains and losses. As of July 6, 2003, the Company exhausted all but a small portion of the reinsurance capacity under this current arrangement, as it relates to new business, and will be ceding only a very small number of new contracts subsequent to July 6, 2003. Substantially all new contracts with the GMWB are covered by a reinsurance arrangement with a related party. See Note 13 "Transactions with Affiliates" for information on this arrangement.

SEPARATE ACCOUNTS

Hartford Life Insurance Company maintains separate account assets and liabilities, which are reported at fair value. Separate account assets are segregated from other investments and investment income and gains and losses accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes the investment risk, and guaranteed separate accounts, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. The fees earned for administrative and contractholder maintenance services performed for these separate accounts are included in fee income. Beginning January 1, 2004, products previously recorded in guaranteed separate accounts through December 31, 2003, will be recorded in the general account in accordance with the Company's adoption of the SOP. See
Note 2 of Notes to Consolidated Financial Statements for a more complete discussion of the Company's adoption of the SOP.

DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS

Policy acquisition costs, which include commissions and certain other expenses that vary with and are primarily associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. These deferred costs, together with the present value of future profits of acquired business, are recorded as an asset commonly referred to as deferred policy acquisition costs and present value of future profits ("DAC"). At December 31, 2003 and 2002, the carrying value of the Company's DAC was $6.1 billion and $5.5 billion, respectively. For statutory accounting purposes, such costs are expensed as incurred.

DAC related to traditional policies are amortized over the premium-paying period in proportion to the present value of annual expected premium income. DAC related to investment contracts and universal life-type contracts are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of estimated gross profits ("EGPs"), arising principally from projected investment, mortality and expense margins and surrender charges. The attributable portion of the DAC amortization is allocated to realized gains and losses on investments. The DAC balance is also adjusted through other comprehensive income by an amount that represents the amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had unrealized gains and losses on investments been realized. Actual gross profits can vary from management's estimates, resulting in increases or decreases in the rate of amortization.

The Company regularly evaluates its EGPs to determine if actual experience or other evidence suggests that earlier estimates should be revised. In the event that the Company were to revise its EGPs, the cumulative DAC amortization would be adjusted to reflect such revised EGPs in the period the revision was determined to be necessary. Several assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, estimated interest spread and estimated mortality. The separate account fund performance assumption is critical to the development of the EGPs related to the Company's variable annuity and to a lesser extent, variable universal life insurance businesses. The average annual long-term rate of assumed separate account fund performance (before mortality and expense charges) used in estimating gross profits for the variable annuity and variable universal life business was 9% for the years ended December 31, 2003 and 2002. For other products including fixed annuities and other universal life-type contracts, the average assumed investment yield ranged from 5% to 8.5% for both years ended December 31, 2003 and 2002.

The Company has developed sophisticated modeling capabilities to evaluate its DAC asset, which allowed it to run a large number of stochastically determined scenarios of separate account fund performance. These scenarios were then utilized to calculate a statistically significant range of reasonable estimates of EGPs. This range was then compared to the present value of EGPs currently utilized in the DAC amortization model. As of December 31, 2003, the present value of the EGPs utilized in the DAC amortization model fall within a reasonable range of statistically calculated present value of EGPs. As a result, the Company does not believe there is sufficient evidence to suggest that a revision to the EGPs (and therefore, a revision to the DAC) as of December 31, 2003 is necessary; however, if in the future the EGPs utilized in the DAC amortization model were to exceed the margin of the reasonable range of statistically calculated EGPs, a revision could be necessary. Furthermore, the Company has estimated that the present value of the EGPs is likely to remain within a reasonable range if overall separate account returns decline by 15% or less for 2004, and if certain other assumptions that are implicit in the computations of the EGPs are achieved.

Additionally, the Company continues to perform analyses with respect to the potential impact of a revision to future EGPs. If such a revision to EGPs were deemed necessary, the Company would adjust, as appropriate, all of its assumptions for products accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", and reproject its future EGPs based on current account values at the end of the quarter in which a revision is deemed to be necessary. To illustrate the effects of this process, assume the Company had concluded that a revision of the Company's EGPs was required at December 31, 2003. If the Company assumed a 9% average long-term rate of growth from December 31, 2003 forward along with other appropriate assumption changes in determining the revised EGPs, the Company estimates the cumulative increase to amortization would be approximately $60-$70, after-tax. If instead the Company were to assume a long-term growth rate of 8% in determining the revised EGPs, the adjustment would be approximately $75-$90, after-tax. Assuming that such an adjustment were to have been required, the Company anticipates that there would have been immaterial impacts on its DAC amortization for the 2004 and 2005 years exclusive of the adjustment, and that there would have been positive earnings effects in later years. Any such adjustment would not affect statutory income or surplus, due to the prescribed accounting for such amounts that is discussed above.

Aside from absolute levels and timing of market performance assumptions, additional factors that will influence this determination include the degree of volatility in separate account fund performance and shifts in asset allocation within the separate account made by policyholders. The overall return generated by the separate account is dependent on several factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds as well as equity sector weightings. The Company's overall separate account fund performance has been reasonably correlated to the overall performance of the S&P 500 Index (which closed at 1,112 on December 31, 2003), although no assurance can be provided that this correlation will continue in the future.

The overall recoverability of the DAC asset is dependent on the future profitability of the business. The Company tests the aggregate recoverability of the DAC asset by comparing the amounts deferred to the present value of total EGPs. In addition, the Company routinely stress tests its DAC asset for recoverability against severe declines in its separate account assets, which could occur if the equity markets experienced another significant sell-off, as the majority of policyholders' funds in the separate accounts is invested in the equity market. As of December 31, 2003, the Company believed variable annuity separate account assets could fall by at least 40% before portions of its DAC asset would be unrecoverable.

RESERVE FOR FUTURE POLICY BENEFITS

The Company establishes and carries as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. Reserves for life insurance and disability contracts are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's disability or death. Reserves also include unearned premiums, premium deposits, claims incurred but not reported and claims reported but not yet paid. Reserves for assumed reinsurance are computed in a manner that is comparable to direct insurance reserves.

Liabilities for future policy benefits are computed by the net level premium method using interest assumptions ranging from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Claim reserves, which are the result of sales of group long-term and short-term disability, stop loss, and Medicare supplement, are stated at amounts determined by estimates on individual cases and estimates of unreported claims based on past experience.

OTHER POLICYHOLDER FUNDS

Other policyholder funds and benefits payable include reserves for investment contracts without life contingencies, corporate owned life insurance and universal life insurance contracts. Of the amounts included in this item, $24.0 billion and $21.6 billion, as of December 31, 2003 and 2002, respectively, represent net policyholder obligations. The liability for policy benefits for universal life-type contracts is equal to the balance that accrues to the benefit of policyholders, including credited interest, amounts that have been assessed to compensate the Company for services to be performed over future periods, and any amounts previously assessed against policyholders that are refundable on termination of the contract.

For investment contracts, policyholder liabilities are equal to the accumulated policy account values, which consist of an accumulation of deposit payments plus credited interest, less withdrawals and amounts assessed through the end of the period.

REVENUE RECOGNITION

For investment and universal life-type contracts, the amounts collected from policyholders are considered deposits and are not included in revenue. Fee income for investment and universal life-type contracts consists of policy charges for policy administration, cost of insurance charges and surrender charges assessed against policyholders' account balances and are recognized in the period in which services are provided. Traditional life and the majority of the Company's accident and health products are long duration contracts, and premiums are recognized as revenue when due from policyholders. Retrospective and contingent commissions and other related expenses are incurred and recorded in the same period that the retrospective premiums are recorded or other contract provisions are met.

FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses are reflected in stockholder's equity as a component of accumulated other comprehensive income. The Company's foreign subsidiaries' balance sheet accounts are translated at the exchange rates in effect at each year end and income statement accounts are translated at the average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are reflected in earnings. The national currencies of the international operations are their functional currencies.

DIVIDENDS TO POLICYHOLDERS

Policyholder dividends are accrued using an estimate of the amount to be paid based on underlying contractual obligations under policies and applicable state laws.

Participating life insurance in force accounted for 6%, 6% and 8% as of December 31, 2003, 2002 and 2001, respectively, of total life insurance in force. Dividends to policyholders were $63, $65 and $68 for the years ended December 31, 2003, 2002 and 2001, respectively. There were no additional amounts of income allocated to participating policyholders. If limitations exist on the amount of net income from participating life insurance contracts that may be distributed to the stockholder, the policyholders' share of net income on those contracts that cannot be distributed is excluded from stockholder's equity by a charge to operations and a credit to a liability.

REINSURANCE

Written premiums, earned premiums and incurred insurance losses and loss adjustment expense all reflect the net effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to our acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies have agreed to share certain risks the Company has underwritten. Reinsurance accounting is followed for assumed and ceded transactions when the risk transfer provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," have been met.

INCOME TAXES

The Company recognizes taxes payable or refundable for the current year and deferred taxes for the future tax consequences of differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

3. INVESTMENTS AND DERIVATIVE INSTRUMENTS

                                                                          For the years ended
                                                                              December 31,
                                                                     ------------------------------
                                                                      2003        2002        2001
                                                                     ------------------------------
COMPONENTS OF NET INVESTMENT INCOME
Fixed maturities income                                              $1,425      $1,235      $1,105
Policy loans income                                                     207         251         304
Other investment income                                                 152         103          95
                                                                     ------------------------------
Gross investment income                                               1,784       1,589       1,504
Less: Investment expenses                                                20          17          13
                                                                     ------------------------------
                                       NET INVESTMENT INCOME         $1,764      $1,572      $1,491
                                                                     ------------------------------
COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)
Fixed maturities                                                     $   (6)     $ (285)     $  (52)
Equity securities                                                        (7)         (4)        (17)
Periodic net coupon settlements on non-qualifying
 derivatives                                                             29          13           4
Other                                                                   (16)         (1)        (23)
Change in liability to policyholders for net realized
 capital gains                                                            1           1           1
                                                                     ------------------------------
                         NET REALIZED CAPITAL GAINS (LOSSES)         $    1      $ (276)     $  (87)
                                                                     ------------------------------
COMPONENTS OF UNREALIZED GAINS (LOSSES) ON EQUITY SECURITIES
Gross unrealized gains                                               $   11      $    2      $    1
Gross unrealized losses                                                  (4)        (19)         (8)
                                                                     ------------------------------
Net unrealized gains (losses)                                             7         (17)         (7)
Deferred income taxes and other items                                     2          (6)         (1)
                                                                     ------------------------------
Net unrealized gains (losses), net of tax                                 5         (11)         (6)
Balance -- beginning of year                                            (11)         (6)         (2)
                                                                     ------------------------------
    CHANGE IN UNREALIZED GAINS (LOSSES) ON EQUITY SECURITIES         $   16      $   (5)     $   (4)
                                                                     ------------------------------
COMPONENTS OF UNREALIZED GAINS (LOSSES) ON FIXED MATURITIES
Gross unrealized gains                                               $1,715      $1,389      $  514
Gross unrealized losses                                                (141)       (278)       (305)
Net unrealized gains credited to policyholders                          (63)        (58)        (24)
                                                                     ------------------------------
Net unrealized gains                                                  1,511       1,053         185
Deferred income taxes and other items                                   788         579          65
                                                                     ------------------------------
Net unrealized gains, net of tax                                        723         474         120
Balance -- beginning of year                                            474         120          18
                                                                     ------------------------------
     CHANGE IN UNREALIZED GAINS (LOSSES) ON FIXED MATURITIES         $  249      $  354      $  102
                                                                     ------------------------------

COMPONENTS OF FIXED MATURITY INVESTMENTS

                                                                           As of December 31, 2003
                                                    ----------------------------------------------------------------------
                                                    Amortized           Gross                  Gross
                                                      Cost         Unrealized Gains      Unrealized Losses      Fair Value
                                                    ----------------------------------------------------------------------
Bonds and Notes
  U.S. Gov't and Gov't agencies and
   authorities (guaranteed and sponsored)            $   641                 8                    (2)                647
  U.S. Gov't and Gov't agencies and
   authorities (guaranteed and
   sponsored) -- asset-backed                          2,059                33                    (4)              2,088
  States, municipalities and political
   subdivisions                                          307                 6                    (7)                306
  International governments                              641                55                    (1)                695
  Public utilities                                     1,195               103                    (5)              1,293
  All other corporate including
   international                                      13,808             1,170                   (41)             14,937
  All other corporate -- asset-backed                  8,649               339                   (81)              8,907
  Short-term investments                               1,210                 1                    --               1,211
  Redeemable preferred stock                               1                --                    --                   1
                                                    ----------------------------------------------------------------------
                     TOTAL FIXED MATURITIES          $28,511            $1,715                 $(141)            $30,085
                                                    ----------------------------------------------------------------------

                                                                           As of December 31, 2002
                                                    ----------------------------------------------------------------------
                                                    Amortized           Gross                  Gross
                                                      Cost         Unrealized Gains      Unrealized Losses      Fair Value
                                                    ----------------------------------------------------------------------
Bonds and Notes
  U.S. Gov't and Gov't agencies and
   authorities (guaranteed and sponsored)            $   255            $    9                 $  --             $   264
  U.S. Gov't and Gov't agencies and
   authorities (guaranteed and
   sponsored) -- asset-backed                          2,063                64                    (2)              2,125
  States, municipalities and political
   subdivisions                                           27                 4                    (1)                 30
  International governments                              422                43                    (1)                464
  Public utilities                                     1,160                70                   (29)              1,201
  All other corporate including
   international                                      11,094               822                  (128)             11,788
  All other corporate -- asset-backed                  7,152               348                  (100)              7,400
  Short-term investments                                 940                 1                    --                 941
  Certificates of deposit                                561                28                   (17)                572
  Redeemable preferred stock                               1                --                    --                   1
                                                    ----------------------------------------------------------------------
                     TOTAL FIXED MATURITIES          $23,675            $1,389                 $(278)            $24,786
                                                    ----------------------------------------------------------------------

The amortized cost and estimated fair value of fixed maturity investments at December 31, 2003 by contractual maturity year are shown below. Estimated maturities may differ from contractual maturities due to call or prepayment provisions. Asset-backed securities, including mortgage-backed securities and collateralized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral. Actual prepayment experience may vary from these estimates.

                                                      Amortized Cost       Fair Value
                                                      -------------------------------
MATURITY
One year or less                                         $ 3,129            $ 3,141
Over one year through five years                          10,692             11,146
Over five years through ten years                          7,437              7,912
Over ten years                                             7,253              7,886
                                                      -------------------------------
                                        TOTAL            $28,511            $30,085
                                                      -------------------------------

NON-INCOME PRODUCING INVESTMENTS

Investments that were non-income producing as of December 31, are as follows:

                                                  2003                     2002
                                         -----------------------------------------------
                                         Amortized                Amortized
                                           Cost      Fair Value     Cost      Fair Value
                                         -----------------------------------------------
SECURITY TYPE
All other corporate --
 asset-backed                               $ 2         $ 4          $--         $--
All other corporate including
 international                               12          30           24          36
                                         -----------------------------------------------
                           TOTAL            $14         $34          $24         $36
                                         -----------------------------------------------

For 2003, 2002 and 2001, net investment income was $17, $13 and $2, respectively, lower than it would have been if interest on non-accrual securities had been recognized in accordance with the original terms of these investments.

SALES OF FIXED MATURITY AND EQUITY SECURITY INVESTMENTS

                                                           For the years ended
                                                               December 31,
                                                      ------------------------------
                                                       2003        2002        2001
                                                      ------------------------------
SALE OF FIXED MATURITIES
Sale proceeds                                         $6,205      $5,617      $4,613
Gross gains                                              196         117          82
Gross losses                                             (71)        (60)        (44)
SALE OF EQUITY SECURITIES
Sale proceeds                                         $  107      $   11      $   42
Gross gains                                                4          --          --
Gross losses                                              (3)         (3)        (17)
                                                      ------------------------------

CONCENTRATION OF CREDIT RISK

The Company is not exposed to any credit concentration risk of a single issuer greater than 10% of the Company's stockholder's equity.

SECURITY UNREALIZED LOSS AGING

The following table presents the Company's unrealized loss, fair value and amortized cost for fixed maturity and equity securities, excluding securities subject to EITF Issue No. 99-20, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2003.

                                                      Less Than 12 Months               12 Months or More
                                                ----------------------------------------------------------------
                                                Amortized    Fair    Unrealized   Amortized   Fair    Unrealized
                                                  Cost      Value      Losses       Cost      Value     Losses
                                                ----------------------------------------------------------------
U.S. Gov't and Gov't agencies and
 authorities (guaranteed and sponsored)          $  235     $  233      $ (2)       $ --      $ --       $ --
U.S. Gov't and Gov't agencies and
 authorities (guaranteed and
 sponsored) -- asset-backed                         372        368        (4)          1         1         --
States, municipalities and political
 subdivisions                                       160        153        (7)         --        --         --
International governments                            26         25        (1)         --        --         --
Public utilities                                    120        119        (1)         56        52         (4)
All other corporate including
 international                                    1,176      1,147       (29)        291       279        (12)
All other corporate -- asset-backed                 768        759        (9)        142       141         (1)
                                                ----------------------------------------------------------------
                 TOTAL FIXED MATURITIES           2,857      2,804       (53)        490       473        (17)
Common stock                                          2          2        --           3         3         --
Nonredeemable preferred stock                        39         35        (4)         --        --         --
                                                ----------------------------------------------------------------
                           TOTAL EQUITY              41         37        (4)          3         3         --
                                                ----------------------------------------------------------------
  TOTAL TEMPORARILY IMPAIRED SECURITIES          $2,898     $2,841      $(57)       $493      $476       $(17)
                                                ----------------------------------------------------------------

                                                                                  Total
                                                                     -------------------------------
                                                                     Amortized    Fair    Unrealized
                                                                       Cost      Value      Losses
                                                                     -------------------------------
U.S. Gov't and Gov't agencies and authorities (guaranteed
 and sponsored)                                                       $  235     $  233      $ (2)
U.S. Gov't and Gov't agencies and authorities (guaranteed
 and sponsored) --
 asset-backed                                                            373        369        (4)
States, municipalities and political subdivisions                        160        153        (7)
International governments                                                 26         25        (1)
Public utilities                                                         176        171        (5)
All other corporate including international                            1,467      1,426       (41)
All other corporate -- asset-backed                                      910        900       (10)
                                                                     -------------------------------
                                      TOTAL FIXED MATURITIES           3,347      3,277       (70)
                                                                     -------------------------------
Common stock                                                               5          5        --
Nonredeemable preferred stock                                             39         35        (4)
                                                                     -------------------------------
                                                TOTAL EQUITY              44         40        (4)
                                                                     -------------------------------
                       TOTAL TEMPORARILY IMPAIRED SECURITIES          $3,391     $3,317      $(74)
                                                                     -------------------------------

The following discussion refers to the data presented in the table above.

There were no fixed maturities or equity securities as of December 31, 2003, with a fair value less than 80% of the security's amortized cost. As of December 31, 2003, fixed maturities represented approximately 95% of the Company's unrealized loss amount, which was comprised of approximately 425 different securities. As of December 31, 2003, the Company held no securities presented in the table above that were at an unrealized loss position in excess of $4.2.

The majority of the securities in an unrealized loss position for less than twelve months are depressed due to the rise in long-term interest rates. This group of securities was comprised of approximately 375 securities. Of the less than twelve months total unrealized loss amount $48, or 84%, was comprised of securities with fair value to amortized cost ratios as of December 31, 2003 at or greater than 90%. As of December 31, 2003, $47 of the less than twelve months total unrealized loss amount was comprised of securities in an unrealized loss position for less than six continuous months.

The securities depressed for twelve months or more were comprised of less than 100 securities. Of the twelve months or more unrealized loss amount $15, or 88%, was comprised of securities with fair value to amortized cost ratios as of December 31, 2003 at or greater than 90%.

As of December 31, 2003, the securities in an unrealized loss position for twelve months or more were primarily interest rate related. The sector in the greatest gross unrealized loss position in the schedule above was financial services which is included within the other corporate including international and nonredeemable preferred stock categories above. A description of the events contributing to the security type's unrealized loss position and the factors considered in determining that recording an other-than-temporary impairment was not warranted are outlined below.

Financial services represents approximately $10 of the securities in an unrealized loss position for twelve months or more. All of these positions continue to be priced at or greater than 80% of amortized cost. The financial services securities in an unrealized loss position are primarily investment grade variable rate securities with extended maturity dates, which have been adversely impacted by the reduction in forward interest rates after the purchase date, resulting in lower expected cash flows. Unrealized loss amounts for these securities have declined during the year as interest rates have risen. Additional changes in fair value of these securities are primarily dependent on future changes in forward interest rates. A substantial percentage of these securities are currently hedged with interest rate swaps, which convert the variable rate earned on the securities to a fixed amount. The swaps generally receive cash flow hedge accounting treatment and are currently in an unrealized gain position.

The remaining balance of $7 in the twelve months or more unrealized loss category is comprised of approximately 50 securities with fair value to amortized cost ratios greater than 80%.

As part of the Company's ongoing security monitoring process by a committee of investment and accounting professionals, the Company has reviewed its investment portfolio and concluded that there were no additional other-than-temporary impairments as of December 31, 2003 and 2002. Due to the issuers' continued satisfaction of the securities' obligations in accordance with their contractual terms and the expectation that they will continue to do so, management's intent and ability to hold these securities, as well as the evaluation of the fundamentals of the issuers' financial condition and other objective evidence, the Company believes that the prices of the securities in the sectors identified above were temporarily depressed.
The evaluation for other-than-temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties in the determination of whether declines in the fair value of investments are other-than-temporary. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates.

DERIVATIVE INSTRUMENTS

Derivative instruments are recorded at fair value and presented in the Consolidated Balance Sheets as of December 31, as follows:

                                                                       Asset Values         Liability Values
                                                                   --------------------------------------------
                                                                     2003        2002        2003       2002
                                                                   --------------------------------------------
Other investments                                                   $  116       $179        $ --          --
Fixed maturities                                                         7         10          --          --
Reinsurance recoverables                                                --         48         115          --
Other policyholder funds and benefits payable                          115         --          --          48
Other liabilities                                                       --         --         186          78
                                                                   --------------------------------------------
                                                            TOTAL   $  238       $237        $301      $  126
                                                                   --------------------------------------------

The following table summarizes the primary derivative instruments used by the Company and the hedging strategies to which they relate. Derivatives in the Company's separate accounts are not included because associated gains and losses generally accrue directly to policyholders. The notional value of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. The fair value amounts of derivative assets (liabilities) are presented on a net basis as of December 31 in the following table.

                                                                      Notional Amount          Fair Value
                                                                   --------------------------------------------
HEDGING STRATEGY                                                     2003        2002        2003       2002
                                                                   --------------------------------------------
CASH-FLOW HEDGES

Interest rate swaps
  Interest rate swaps are primarily used to convert interest receipts on floating-rate fixed maturity investments to fixed rates. These derivatives are predominantly used to better match cash receipts from assets with cash disbursements required to
  fund liabilities.                                                 $ 1,889    $ 2,494      $  98      $  184

Foreign currency swaps
  Foreign currency swaps are used to convert foreign denominated cash flows associated with certain foreign denominated fixed maturity investments to U.S. dollars. The foreign fixed
  maturities are primarily denominated in Euros and are swapped to minimize cash flow fluctuations due to changes in currency
  rates.                                                                703        386       (147)        (30)

FAIR-VALUE HEDGES

Interest rate swaps
  A portion of the Company's fixed debt is hedged against
  increases in LIBOR (the benchmark interest rate). In addition, interest rate swaps are used to hedge the changes in fair value
  of certain fixed rate liabilities due to changes in LIBOR.            112         30         (5)         --

Interest rate caps and floors
  Interest rate caps and floors are used to offset the changes in fair value related to corresponding interest rate caps and floors that exist in certain of the Company's variable-rate
  fixed maturity investments.                                            51        129         (1)         (3)

OTHER INVESTMENT AND RISK MANAGEMENT ACTIVITIES

Interest rate caps and swaption contracts
  The Company is exposed to policyholder surrenders during a rising interest rate environment. Interest rate cap and swaption contracts are used to mitigate the Company's loss in a rising interest rate environment. The increase in yield from the cap and swaption contract in a rising interest rate environment may be used to raise credited rates, thereby increasing the Company's competitiveness and reducing the policyholder's incentive to surrender.

  The Company also uses an interest rate cap as an economic hedge of the interest rate risk related to fixed rate debt. In a rising interest rate environment, the cap will limit the net
  interest expense on the hedged fixed rate debt.                     1,466        516         11          --

                                                                      Notional Amount          Fair Value
                                                                   --------------------------------------------
HEDGING STRATEGY                                                     2003        2002        2003       2002
                                                                   --------------------------------------------
Credit default and total return swaps
  The Company enters into swap agreements in which the Company assumes credit exposure from an individual entity, referenced index or asset pool. The Company assumes credit exposure to individual entities through credit default swaps. These
  contracts entitle the company to receive a periodic fee in exchange for an obligation to compensate the derivative
  counterparty should a credit event occur on the part of the issuer. Credit events typically include failure on the part of the issuer to make a fixed dollar amount of contractual
  interest or principal payments or bankruptcy. The maximum
  potential future exposure to the Company is the notional value of the swap contracts, $49 and $49, after-tax, as of
  December 31, 2003 and 2002, respectively.

  The Company also assumes exposure to the change in value of indices or asset pools through total return swaps. As of
  December 31, 2003 and 2002, the maximum potential future
  exposure to the Company from such contracts is $130 and $68,
  after-tax, respectively.                                          $   275    $   307      $ (18)     $  (42)

Options
  The Company writes option contracts for a premium to monetize the option embedded in certain of its fixed maturity
  investments. The written option grants the holder the ability to call the bond at a predetermined strike value. The maximum potential future economic exposure is represented by the then fair value of the bond in excess of the strike value, which is expected to be entirely offset by the appreciation in the value
  of the embedded long option.                                          276        742          1          --

Interest rate swaps
  The Company enters into interest rates swaps to terminate
  existing swaps in hedging relationships, and thereby offsetting the changes in value in the original swap. In addition, the
  Company uses interest rate swaps to convert interest receipts
  on floating-rate fixed maturity investments to fixed rate.          1,702      1,512         29          10

Foreign currency swaps and put and call options
  The Company enters into foreign currency swaps, purchases
  foreign put options and writes foreign call options to hedge the foreign currency exposures in certain of its foreign fixed maturity investments. Currency options were closed in January
  2003 for a loss of $1, after-tax.                                     104        353        (31)         (8)

Product derivatives
  The Company offers certain variable annuity products with a
  GMWB rider. The GMWB is an embedded derivative that provides the policyholder with a guaranteed remaining balance ('GRB') if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. The policyholder also has the
  option, after a specified time period, to reset the GRB to the then-current account value, if greater (For a further
  discussion, see Note 2). The notional value of the embedded
  derivative is the GRB balance.                                     14,961      2,760        115         (48)
                                                                   --------------------------------------------

Reinsurance contracts
  Reinsurance arrangements are used to offset the Company's
  exposure to the GMWB embedded derivative for the lives of the host variable annuity contracts. The notional amount of the
  reinsurance contracts is the GRB amount.                           14,961      2,760       (115)         48
                                                                   --------------------------------------------
                                                            TOTAL   $36,500    $11,989      $ (63)     $  111
                                                                   --------------------------------------------

For the years ended December 31, 2003, 2002 and 2001, the Company's gross gains and losses representing the total ineffectiveness of all cash-flow, fair-value and net investment hedges were immaterial. For the years ended December 31, 2003, 2002 and 2001, the Company recognized an after-tax net gain (loss) of $(3), $1 and ($11), respectively, (reported as net realized capital gains and losses in the Consolidated Statements of Operations), which represented the total change in value for other derivative-based strategies which do not qualify for hedge accounting treatment including the periodic net coupon settlements.

As of December 31, 2003 and 2002, the after-tax deferred net gains on derivative instruments accumulated in AOCI that are expected to be reclassified to earnings during the next twenty-four months are $6 and $7, respectively. This expectation is based on the anticipated interest payments on hedged investments in fixed maturity securities that will occur over the next twenty-four months, at which time the Company will recognize the deferred net gains (losses) as an adjustment to interest income over the term of the investment cash flows. The maximum term over which the Company is hedging its exposure to the variability of future cash flows (for all forecasted transactions, excluding interest payments on variable-rate debt) is twenty-four months. For the years ended December 31, 2003, 2002 and 2001, the net reclassifications from AOCI to earnings resulting from the discontinuance of cash-flow hedges were immaterial.

SECURITIES LENDING AND COLLATERAL ARRANGEMENTS

The Company participates in a securities lending program to generate additional income, whereby certain domestic fixed income securities are loaned for a short period of time from the Company's portfolio to qualifying third parties, via a lending agent. Borrowers of these securities provide collateral of 102% of the market value of the loaned securities. Acceptable collateral may be in the form of cash or U.S. Government securities. The market value of the loaned securities is monitored and additional collateral is obtained if the market value of the collateral falls below 100% of the market value of the loaned securities. Under the terms of the securities lending program, the lending agent indemnifies the Company against borrower defaults. As of December 31, 2003, the fair value of the loaned securities was approximately $780 and was included in fixed maturities in the Consolidated Balance Sheets. The Company retains a portion of the income earned from the cash collateral or receives a fee from the borrower. The Company recorded before-tax income from securities lending transactions, net of lending fees, of $0.5 for the year ended December 31, 2003, which was included in net investment income.

The Company enters into various collateral arrangements, which require both the pledging and accepting of collateral in connection with its derivative instruments. As of December 31, 2003 and 2002, collateral pledged of $209 and $8, respectively, was included in fixed maturities in the Consolidated Balance Sheets.

The classification and carrying amount of the loaned securities associated with the lending program and the collateral pledged at December 31, 2003 and 2002 were as follows:

                                                                     2003      2002
                                                                     --------------
LOANED SECURITIES AND COLLATERAL PLEDGED
U.S. Gov't and Gov't agencies and authorities (guaranteed
 and sponsored)                                                      $410      $ --
U.S. Gov't and Gov't agencies and authorities (guaranteed
 and sponsored -- asset-backed)                                         3         8
International governments                                              11        --
Public utilities                                                       15        --
All other corporate including international                           366        --
All other corporate -- asset-backed                                   184        --
                                                                     --------------
                                                       TOTAL         $989      $  8
                                                                     --------------

As of December 31, 2003 and 2002, the Company had accepted collateral relating to the securities lending program and collateral arrangements consisting of cash, U.S. Government, and U.S. Government agency securities with a fair value of $996 and $407, respectively. At December 31, 2003 and 2002, only cash collateral of $869 and $173, respectively, was invested and recorded in the Consolidated Balance Sheets in fixed maturities and with a corresponding amount recorded in other liabilities. The Company is only permitted by contract to sell or repledge the noncash collateral in the event of a default by the counterparty and none of the collateral has been sold or repledged at December 31, 2003 and 2002. As of December 31, 2003 and 2002 all collateral accepted was held in separate custodial accounts.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts other than financial guarantees and investment contracts. Hartford Life Insurance Company uses the following methods and assumptions in estimating the fair value of each class of financial instrument.

Fair value for fixed maturities and marketable equity securities approximates those quotations published by applicable stock exchanges or received from other reliable sources.

For policy loans, carrying amounts approximate fair value.

Fair value of other investments, which primarily consist of partnership investments, is based on external market valuations from partnership management. Other investments also include mortgage loans, whereby the carrying value approximates fair value.

Derivative instruments are reported at fair value based upon internally established valuations that are consistent with external valuation models, quotations furnished by dealers in such instrument or market quotations. Other policyholder funds and benefits payable fair value information is determined by estimating future cash flows, discounted at the current market rate.

The carrying amount and fair values of Hartford Life Insurance Company's financial instruments as of December 31, 2003 and 2002 were as follows:

                                                                2003                           2002
                                                    -----------------------------------------------------------
                                                       Carrying          Fair         Carrying          Fair
                                                        Amount          Value          Amount          Value
                                                    -----------------------------------------------------------
ASSETS
  Fixed maturities                                      $30,085        $30,085         $24,786        $24,786
  Equity securities                                          85             85             120            120
  Policy loans                                            2,470          2,470           2,895          2,895
  Other investments                                         639            639             918            918
LIABILITIES
  Other policyholder funds (1)                          $23,957        $24,320         $20,418        $20,591
                                                    -----------------------------------------------------------

    (1) Excludes universal life insurance contracts, including corporate owned life insurance.

5. SALE OF SUDAMERICANA HOLDING S.A.

On September 7, 2001, Hartford Life Insurance Company completed the sale of its ownership interest in an Argentine subsidiary, Sudamericana Holding S.A. The Company recognized an after-tax net realized capital loss of $11 related to the sale.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 142 and accordingly ceased all amortization of goodwill.
The following tables show net income for the years ended December 31, 2003, 2002 and 2001, with the 2001 period adjusted for goodwill amortization recorded.

                                                                   2003       2002       2001
                                                                   --------------------------
NET INCOME
  Income before cumulative effect of accounting changes            $626       $426       $652
  Goodwill amortization, net of tax                                  --         --          4
                                                                   --------------------------
  Adjusted income before cumulative effect of accounting
   changes                                                          626        426        656
  Cumulative effect of accounting changes, net of tax                --         --         (6)
                                                                   --------------------------
                                         ADJUSTED NET INCOME       $626       $426       $650
                                                                   --------------------------

The following table shows the Company's acquired intangible assets that continue to be subject to amortization and aggregate amortization expense. Except for goodwill, the Company has no intangible assets with indefinite useful lives.

                                                                   2003                              2002
                                                        -------------------------------------------------------------
                                                                       Accumulated                       Accumulated
                                                        Carrying           Net            Carrying           Net
                                                         Amount        Amortization        Amount        Amortization
                                                        -------------------------------------------------------------
AMORTIZED INTANGIBLE ASSETS
  PRESENT VALUE OF FUTURE PROFITS                         $490             $115             $529             $76
                                                        -------------------------------------------------------------

Net amortization expense for the years ended December 31, 2003, 2002 and 2001 was $39, $39 and $37, respectively.

Estimated future net amortization expense for the succeeding five years is as follows.

For the year ended December 31,
----------------------------------------
2004                                  $35
2005                                  $30
2006                                  $29
2007                                  $25
2008                                  $24
----------------------------------------

The Company's tests of its goodwill for other-than-temporary impairment in accordance with SFAS No. 142 resulted in no write-downs for the years ended December 31, 2003 and 2002. For further discussions of the adoption of SFAS No. 142, see Note 2.

7. SEPARATE ACCOUNTS

Hartford Life Insurance Company maintained separate account assets and liabilities totaling $130.2 billion and $105.3 billion at December 31, 2003 and 2002, respectively, which are reported at fair value. Separate account assets, which are segregated from other investments, reflect two categories of risk assumption: non-guaranteed separate accounts totaling $118.1 billion and $93.5 billion at December 31, 2003 and 2002, respectively, wherein the policyholder assumes substantially all the investment risks and rewards, and guaranteed separate accounts totaling $12.1 and $11.8 billion at December 31, 2003 and 2002, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Included in non-guaranteed separate account assets were policy loans totaling $139 and $384 at December 31, 2003 and 2002, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

Separate account management fees and other revenues were $1.3 billion, $1.1 billion and $1.2 billion in 2003, 2002 and 2001, respectively. The guaranteed separate accounts include fixed market value adjusted (MVA) individual annuities and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.0% and 6.3% as of December 31, 2003 and 2002, respectively. The assets that support these liabilities were comprised of $11.7 billion and $11.1 billion in fixed maturities at December 31, 2003 and 2002, respectively, and $106 and $385 of other invested assets at December 31, 2003 and 2002, respectively. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $(81) and $135 in carrying value and $2.6 billion and $3.6 billion in notional amounts as of December 31, 2003 and 2002, respectively.

8. STATUTORY RESULTS

                              For the years ended December 31,
                            ------------------------------------
                             2003           2002           2001
                            ------------------------------------
Statutory net income
 (loss)                     $  801         $ (305)        $ (485)
                            ------------------------------------
Statutory capital and
 surplus                    $3,115         $2,354         $2,412
                            ------------------------------------

A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The payment of dividends by Connecticut-domiciled insurers is limited under the insurance holding company laws of Connecticut. Under these laws, the insurance subsidiaries may only make their dividend payments out of unassigned surplus. These laws require notice to and approval by the state insurance commissioner for the declaration or payment of any dividend, which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer's policyholder surplus as of December 31 of the preceding year or
(ii) net income (or net gain from operations, if such company is a life insurance company) for the twelve-month period ending on the thirty-first day of December last preceding, in each case determined under statutory insurance accounting policies. In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, it requires the prior approval of the Connecticut Insurance Commissioner. The insurance holding company laws of the other jurisdictions in which The Hartford's insurance subsidiaries are incorporated (or deemed commercially domiciled) generally contain similar (although in certain instances somewhat more restrictive) limitations on the payment of dividends. As of December 31, 2003, the maximum amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 2004, without prior approval, is $550.

The domestic insurance subsidiaries of Hartford Life Insurance Company prepare their statutory financial statements in accordance with accounting practices prescribed by the applicable insurance department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in March 1998. The effective date for the statutory accounting guidance was January 1, 2001. Each of Hartford Life Insurance Company's domiciliary states has adopted Codification and the Company has made the necessary changes in its statutory reporting required for implementation. The impact of applying the new guidance resulted in a benefit of approximately $38 in statutory surplus.

9. PENSION PLANS, POSTRETIREMENT, HEALTH CARE AND LIFE INSURANCE BENEFIT AND SAVINGS PLANS

PENSION PLANS

The Company's employees are included in The Hartford's non-contributory defined benefit pension and postretirement health care and life insurance benefit plans. Defined benefit pension expense, allocated by The Hartford to Hartford Life Insurance Company, was $19, $10 and $11 in 2003, 2002 and 2001, respectively. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was not material to the results of operations for 2003, 2002 and 2001.

INVESTMENT AND SAVINGS PLAN

Substantially all the Company's U.S. employees are eligible to participate in The Hartford's Investment and Savings Plan. The cost to Hartford Life Insurance Company for this plan was approximately $6, $5 and $6 for the years ended December 31, 2003, 2002 and 2001, respectively.

10. REINSURANCE

Hartford Life Insurance Company cedes insurance to other insurers in order to limit its maximum losses and to diversify its exposures. Such transfer does not relieve Hartford Life Insurance Company of its primary liability and, as such, failure of reinsurers to honor their obligations could result in losses to Hartford Life Insurance Company. The Company also assumes reinsurance from other insurers and is a member of and participates in several reinsurance pools and associations. Hartford Life Insurance Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2003, Hartford Life Insurance Company had no reinsurance recoverables and related concentrations of credit risk greater than 10% of the Company's stockholders' equity.

In accordance with normal industry practice, Hartford Life Insurance Company is involved in both the cession and assumption of insurance with other insurance and reinsurance companies. As of December 31, 2003, the largest amount of life insurance retained on any one life by any one of the life operations was approximately $2.5. In addition, the Company reinsures the majority of the minimum death benefit guarantees and the guaranteed withdrawal benefits offered in connection with its variable annuity contracts.

Insurance net retained premiums were comprised of the following:

                                                                       For the years ended December 31,
                                                                     ------------------------------------
                                                                      2003           2002           2001
                                                                     ------------------------------------
Gross premiums                                                       $3,780         $3,324         $4,033
Reinsurance assumed                                                      43             45             79
Reinsurance ceded                                                      (720)          (716)        (1,028)
                                                                     ------------------------------------
                                       NET RETAINED PREMIUMS         $3,103         $2,653         $3,084
                                                                     ------------------------------------

Hartford Life Insurance Company reinsures certain of its risks to other reinsurers under yearly renewable term, coinsurance, and modified coinsurance arrangements. Yearly renewable term and coinsurance arrangements result in passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less an allowance for commissions and expenses and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liabilities for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies.

Hartford Life Insurance Company also purchases reinsurance covering the death benefit guarantees on a portion of its variable annuity business. On March 16, 2003, a final decision and award was issued in the previously disclosed arbitration between subsidiaries of the Company and one of their primary reinsurers relating to policies with death benefits written from 1994 to 1999 (see further discussion in Note 12)

The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. Insurance recoveries on ceded reinsurance contracts, which reduce death and other benefits were $550, $670 and $693 for the years ended December 31, 2003, 2002 and 2001, respectively. Hartford Life Insurance Company also assumes reinsurance from other insurers.

Hartford Life Insurance Company records a receivable for reinsured benefits paid and the portion of insurance liabilities that are reinsured, net of a valuation allowance, if necessary. The amounts recoverable from reinsurers are estimated based on assumptions that are consistent with those used in establishing the reserves related to the underlying reinsured contracts. Management believes the recoverables are appropriately established; however, in the event that future circumstances and information require Hartford Life Insurance Company to change its estimates of needed loss reserves, the amount of reinsurance recoverables may also require adjustments.

On June 30, 2003, the Company recaptured a block of business previously reinsured with an unaffiliated reinsurer. Under this treaty, the Company reinsured a portion of the guaranteed minimum death benefit (GMDB) feature associated with certain of its annuity contracts. As consideration for recapturing the business and final settlement under the treaty, the Company has received assets valued at approximately $32 and one million warrants exercisable for the unaffiliated company's stock. This amount represents to the Company an advance collection of its future recoveries under the reinsurance agreement and will be recognized as future losses are incurred. Prospectively, as a result of the recapture, the Company will be responsible for all of the remaining and ongoing risks associated with the GMDB's related to this block of business. The recapture increased the net amount at risk retained by the Company, which is included in the net amount at risk discussed in Note 2. On January 1, 2004, upon adoption of the SOP, the $32 was included in the Company's GMDB reserve calculation as part of the net reserve benefit ratio and as a claim recovery to date.

Hartford Life Insurance Company maintains certain reinsurance agreements with HLA, whereby the Company cedes both group life and group accident and health risk. Under these treaties, the Company ceded group life premium of $78, $96 and $178 in 2003, 2002 and 2001, respectively, and accident and health premium of $305, $373 and $418, respectively, to HLA.

11. INCOME TAX

Hartford Life Insurance Company and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain tax adjustments, generally will be determined as though the Company were filing a separate Federal income tax return with current credit for net losses to the extent the losses provide a benefit in the consolidated return.

The Company is included in The Hartford's consolidated Federal income tax return. The Company's effective tax rate was 21%, 1% and 6% in 2003, 2002 and 2001, respectively.

Income tax expense (benefit) is as follows:

                                                                        For the years ended December 31,
                                                                       -----------------------------------
                                                                       2003           2002           2001
                                                                       -----------------------------------
Current                                                                $ 13            $4            $(202)
Deferred                                                                155            (2)             246
                                                                       -----------------------------------
                                          INCOME TAX EXPENSE           $168            $2            $  44
                                                                       -----------------------------------

A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision (benefit) for income taxes is as follows:

                                                                        For the years ended December 31,
                                                                       ----------------------------------
                                                                       2003           2002           2001
                                                                       ----------------------------------
Tax provision at the U.S. federal statutory rate                       $278           $150           $244
Tax preferred investments                                               (87)           (63)           (60)
IRS audit settlement (See Note 13)                                       --            (76)            --
Tax adjustment (See Note 13)                                            (21)            --           (144)
Foreign related investments                                              (4)            (6)            --
Other                                                                     2             (3)             4
                                                                       ----------------------------------
                                                       TOTAL           $168           $  2           $ 44
                                                                       ----------------------------------

Deferred tax assets (liabilities) include the following as of December 31:

                                                                       2003            2002
                                                                       ---------------------
Tax basis deferred policy acquisition costs                            $ 638           $ 699
Financial statement deferred policy acquisition costs and
 reserves                                                               (713)           (751)
Employee benefits                                                          5              13
Net unrealized capital losses (gains) on securities                     (535)           (422)
Net operating loss carryforward/Minimum tax credits                      124             249
Investments and other                                                     (5)            (31)
                                                                       ---------------------
                                                       TOTAL           $(486)          $(243)
                                                                       ---------------------

Hartford Life Insurance Company had a current tax receivable of $141 and $89 as of December 31, 2003 and 2002, respectively.

In management's judgment, the gross deferred tax asset will more likely than not be realized as reductions of future taxable income. Accordingly, no valuation allowance has been recorded. Included in the total net deferred tax liability is a deferred tax asset for net operating losses of $50, which expire in 2017 - 2023.

Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus

Account" and, based on current tax law, will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on the balance in this account, which for tax return purposes was $104 as of December 31, 2003.

12. COMMITMENTS AND CONTINGENT LIABILITIES

LITIGATION

The Company is or may become involved in various kinds of legal actions, some of which assert claims for substantial amounts. These actions may include, among others, putative state and federal class actions seeking certification of a state or national class. The Company also is involved in individual actions in which punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. Management expects that the ultimate liability, if any, with respect to such lawsuits, after consideration of provisions made for potential losses and costs of defense, will not be material to the consolidated financial condition of the Company. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's consolidated results of operations or cash flows in particular quarterly or annual periods.

In the third quarter of 2003, Hartford Life Insurance Company ("HLIC") and its affiliate International Corporate Marketing Group, LLC ("ICMG") settled their intellectual property dispute with Bancorp Services, LLC ("Bancorp"). The dispute concerned, among other things, Bancorp's claims for alleged patent infringement, breach of a confidentiality agreement, and misappropriation of trade secrets related to certain stable value corporate-owned life insurance products. The dispute was the subject of litigation in the United States District Court for the Eastern District of Missouri, in which Bancorp obtained in 2002 a judgment exceeding $134 against HLIC and ICMG after a jury trial on the trade secret and breach of contract claims, and HLIC and ICMG obtained summary judgment on the patent infringement claim. Based on the advice of legal counsel following entry of the judgment, the Company recorded an $11 after-tax charge in the first quarter of 2002 to increase litigation reserves. Both components of the judgment were appealed.

Under the terms of the settlement, HLIC and ICMG will pay a minimum of $70 and a maximum of $80, depending on the outcome of the patent appeal, to resolve all disputes between the parties. The appeal from the trade secret and breach of contract judgment will be dismissed. The settlement resulted in the recording of a $9 after-tax benefit in the third quarter of 2003, to reflect the Company's portion of the settlement.

On March 16, 2003, a final decision and award was issued in the previously disclosed reinsurance arbitration between subsidiaries of the Company and one of their primary reinsurers relating to policies with guaranteed minimum death benefits written from 1994 to 1999. The arbitration involved alleged breaches under the reinsurance treaties. Under the terms of the final decision and award, the reinsurer's reinsurance obligations to the Company's subsidiaries were unchanged and not limited or reduced in any manner. The award was confirmed by the Connecticut Superior Court on May 5, 2003.

LEASES

The rent paid to Hartford Fire for operating leases entered into by the Company was $31, $31 and $22 in 2003, 2002 and 2001, respectively. Future minimum rental commitments are as follows:

2004                   $28
2005                   25
2006                   23
2007                   21
2008                   20
Thereafter             37
                       --
                TOTAL  $154
                       --

The principal executive offices of Hartford Life Insurance Company, together with its parent, are located in Simsbury, Connecticut. Rental expense is recognized on a level basis for the facility located in Simsbury, Connecticut, which expires on December 31, 2009, and amounted to approximately $12, $10 and $11 in 2003, 2002 and 2001, respectively.

TAX MATTERS

The Company's federal income tax returns are routinely audited by the Internal Revenue Service ("IRS"). The Company is currently under audit for the 1998-2001 tax years. Management believes that adequate provision has been made in the financial statements for any potential assessments that may result from tax examinations and other tax-related matters for all open tax years.

Throughout the IRS audit of the 1996-1997 years, the Company and the IRS engaged in a dispute regarding what portion of the separate account dividends-received deduction ("DRD") is deductible by the Company. During 2001 the Company continued its discussions with the IRS. As part of the Company's due diligence with respect to this issue, the Company closely monitored the activities of the IRS with respect to other taxpayers on this issue and consulted with outside tax counsel and advisors on the merits of the Company's separate account DRD. The due diligence was completed during the third quarter of 2001 and the Company concluded that it was probable that a greater portion of the separate account DRD claimed on its filed returns would be realized. Based on the Company's assessment of the probable outcome, the Company concluded an additional $144 tax benefit was appropriate to record in the third quarter of 2001, relating to the tax years 1996-2000. Additionally, the Company increased its estimate of the separate account DRD recognized with respect to tax year 2001 from $44 to $60.

Early in 2002, the Company and its IRS agent requested advice from the National Office of the IRS with respect to certain aspects of the computation of the separate account DRD that had been claimed by the Company for the 1996-1997 audit period. During September 2002 the IRS National Office issued a ruling that confirmed that the Company had properly computed the items in question in the separate account DRD claimed on its 1996-1997 tax returns. Additionally, during the third quarter, the Company reached agreement with the IRS on all other issues with respect to the 1996-1997 tax years. The Company recorded a benefit of $76 during the third quarter of 2002, primarily relating to the tax treatment of such issues for the 1996-1997 tax years, as well as appropriate carryover adjustments to the 1998-2002 years. The total DRD benefit related to the 2002 tax year was $63.

During the second quarter of 2003 the Company recorded a benefit of $23, consisting primarily of a change in estimate of the DRD tax benefit reported during 2002. The change in estimate was the result of actual 2002 investment performance on the related separate accounts being unexpectedly out of pattern with past performance, which had been the basis for the estimate. The total DRD benefit relating to the 2003 tax year recorded during the twelve months ended December 31, 2003 was $87.

The Company will continue to monitor further developments surrounding the computation of the separate account DRD, as well as other tax-related items, and will adjust its estimate of the probable outcome of these issues as developments warrant.

UNFUNDED COMMITMENTS

At December 31, 2003, Hartford Life Insurance Company has outstanding commitments totaling $214, of which $152 is committed to fund limited partnership investments. These capital commitments can be called by the partnership during the commitment period (on average 2 to 5 years) to fund working capital needs or purchase new investments. Once the commitment period expires, the Company is under no obligation to fund the remaining unfunded commitment but may elect to do so. The remaining $62 of outstanding commitments are primarily related to various funding obligations associated with investments in mortgage loans. These have a commitment period that expires in less than one year.

13. TRANSACTIONS WITH AFFILIATES

In connection with a comprehensive evaluation of various capital maintenance and allocation strategies by The Hartford, an intercompany asset sale transaction was completed in April 2003. The transaction resulted in certain of The Hartford's Property & Casualty subsidiaries selling ownership interests in certain high quality fixed maturity securities to the Company for cash equal to the fair value of the securities as of the effective date of the sale. For the Property and Casualty subsidiaries, the transaction monetized the embedded gain in certain securities on a tax deferred basis to The Hartford because no capital gains tax will be paid until the securities are sold to unaffiliated third parties. The transfer re-deployed to the Company desirable investments without incurring substantial transaction costs that would have been payable in a comparable open market transaction. The fair value of securities transferred was $1.7 billion.

The Company's employees are included in The Hartford's non-contributory defined benefit pension benefit plans and the Company is allocated expense for these plans by The Hartford. On September 30, 2003, Hartford Life, Inc. assumed the Company's intercompany payable of $49 for the reimbursement of costs associated with the defined benefit pension plans. As a result, the Company reported $49 as a capital contribution during the quarter ended September 30, 2003 to reflect the extinguishment of the intercompany payable.

Effective July 7, 2003, the Company and its subsidiary, Hartford Life and Annuity Insurance Company ("HLAI") entered into an indemnity reinsurance arrangement with Hartford Life and Accident Company ("HLA"). Through this arrangement, both the Company and HLAI will automatically cede 100% of the GMWB's incurred on variable annuity contracts issued between July 7, 2003 and December 31, 2003 that were otherwise not reinsured. The Company and HLAI, in total, ceded an immaterial amount of premiums to HLA. As of December 31, 2003, HLIC and HLAI, combined, have recorded a reinsurance recoverable from HLA of $(26).

The Company has issued a guarantee to retirees and vested terminated employees (Retirees) of The Hartford Retirement Plan for U.S. Employees (the Plan) who retired or terminated prior to January 1, 2004. The Plan is sponsored by The Hartford. The guarantee is an irrevocable commitment to pay all accrued benefits which the Retiree or the Retiree's designated beneficiary is entitled to receive under the Plan in the event the Plan assets are insufficient to fund those benefits and The Hartford is unable to provide sufficient assets to fund those benefits. The Company believes that the likelihood that payments will be required under this guarantee is remote.

14. SEGMENT INFORMATION

With the recent change in Hartford Life Insurance Company's internal organization, the Company has changed its reportable operating segments from Investment Products, Individual Life and Corporate Owned Life Insurance ("COLI") to Retail Products Group ("Retail"), Institutional Solutions Group ("Institutional") and Individual Life. Retail offers individual variable and fixed annuities, retirement plan products and services to corporations under
Section 401(k) plans and other investment products. Institutional primarily offers retirement plan products and services to municipalities under
Section 457 plans, other institutional investment products and private placement life insurance (formerly COLI). Individual Life sells a variety of life insurance products, including variable universal life, universal life, interest sensitive whole life and term life insurance. Hartford Life Insurance Company also includes in an Other category net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits; corporate items not directly allocable to any of its reportable operating segments, intersegment eliminations as well as certain group benefit products including group life and group disability insurance that is directly written by the Company and is substantially ceded to the parent HLA. Periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits are reflected in each applicable segment in net realized capital gains and losses.

The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in Note 2. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues primarily occur between Corporate and the operating segments. These amounts primarily include interest income on allocated surplus, interest charges on excess separate account surplus, the allocation of net realized capital gains and losses and the allocation of credit risk charges. Each operating segment is allocated corporate surplus as needed to support its business. Portfolio management is a corporate function and net realized capital gains and losses on invested assets are recognized in Corporate. Those net realized capital gains and losses that are interest rate related are subsequently allocated back to the operating segments in future periods, with interest, over the average estimated duration of the operating segment's investment portfolios, through an adjustment to each respective operating segment's net investment income, with an offsetting adjustment in Corporate. Credit related net capital losses are retained by Corporate. However, in exchange for retaining credit related losses, Corporate charges each operating segment a "credit-risk" fee through net investment income. The "credit-risk" fee covers fixed income assets included in each operating segment's general account and guaranteed separate accounts. The "credit-risk" fee is based upon historical default rates in the corporate bond market, the Company's actual default experience and estimates of future losses. The Company's revenues are primarily derived from customers within the United States. The Company's long-lived assets primarily consist of deferred policy acquisition costs and deferred tax assets from within the United States. The following tables present summarized financial information concerning the Company's segments.

                                                          For the years ended December 31,
                                                         ----------------------------------
                                                            2003        2002        2001
                                                         ----------------------------------
TOTAL REVENUES
  Retail Products Group                                   $  1,774    $  1,556    $  1,523
  Institutional Solutions Group                              2,082       1,730       2,141
  Individual Life                                              893         858         774
  Other                                                        119        (195)         50
                                                         ----------------------------------
                                         TOTAL REVENUES   $  4,868    $  3,949    $  4,488
                                                         ----------------------------------
NET INVESTMENT INCOME
  Retail Products Group                                   $    493    $    367    $    279
  Institutional Solutions Group                                976         958         938
  Individual Life                                              222         224         205
  Other                                                         73          23          69
                                                         ----------------------------------
                            TOTAL NET INVESTMENT INCOME   $  1,764    $  1,572    $  1,491
                                                         ----------------------------------
AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS AND
 PRESENT VALUE OF FUTURE PROFITS
  Retail Products Group                                   $    462    $    377    $    406
  Institutional Solutions Group                                 33           8           7
  Individual Life                                              165         146         153
  Other                                                         --          --          --
                                                         ----------------------------------
TOTAL AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS
 AND PRESENT VALUE OF FUTURE PROFITS                      $    660    $    531    $    566
                                                         ----------------------------------
INCOME TAX EXPENSE (BENEFIT)
  Retail Products Group                                   $     30    $     55    $     86
  Institutional Solutions Group                                 57          46          42
  Individual Life                                               64          59          54
  Other                                                         17        (158)       (138)
                                                         ----------------------------------
                               TOTAL INCOME TAX EXPENSE   $    168    $      2    $     44
                                                         ----------------------------------
NET INCOME (LOSS)
  Retail Products Group                                   $    341    $    280    $    319
  Institutional Solutions Group                                119          94          92
  Individual Life                                              134         116         106
  Other                                                         32         (64)        129
                                                         ----------------------------------
                                       TOTAL NET INCOME   $    626    $    426    $    646
                                                         ----------------------------------
ASSETS
  Retail Products Group                                    105,903      81,672      92,061
  Institutional Solutions Group                             50,968      47,988      41,271
  Individual Life                                           10,162       8,840       9,146
  Other                                                      4,907       3,601       2,955
                                                         ----------------------------------
                                           TOTAL ASSETS   $171,940    $142,101    $145,433
                                                         ----------------------------------
REVENUES BY PRODUCT
  Retail Products Group
    Individual Annuities                                  $  1,656    $  1,451    $  1,431
    Other                                                      118         105          92
                                                         ----------------------------------
                            TOTAL RETAIL PRODUCTS GROUP      1,774       1,556       1,523
                                                         ----------------------------------
  Institutional Solutions Group                              2,082       1,730       2,141
  Individual Life                                              893         858         774
                                                         ----------------------------------
                              TOTAL REVENUES BY PRODUCT   $  4,749    $  4,144    $  4,438
                                                         ----------------------------------

15. ACQUISITIONS

On April 2, 2001, Hartford Life acquired the individual life insurance, annuity and mutual fund businesses of Fortis, Inc. ("Fortis Financial Group" or "Fortis") for $1.12 billion in cash. The Company effected the acquisition through several reinsurance agreements with subsidiaries of Fortis and the purchase of 100% of the stock of Fortis Advisers, Inc. and Fortis Investors, Inc., wholly-owned subsidiaries of Fortis, Inc. The acquisition was accounted for as a purchase transaction and, as such, the revenues and expenses generated by this business from April 2, 2001 forward are included in the Company's Consolidated Statements of Income.

16. QUARTERLY RESULTS FOR 2003 AND 2002 (UNAUDITED)

                                                                   Three Months Ended
                                         March 31,            June 30,         September 30,        December 31,
                                     ------------------------------------------------------------------------------
                                       2003      2002      2003      2002      2003      2002      2003      2002
                                     ------------------------------------------------------------------------------
Revenues                              $1,018    $1,072    $1,186     $921     $1,449     $952     $1,215    $1,004
Benefits, claims and expenses            888       895       970      863      1,229      873        987       890
Net income                               100       132       189       57        167      146        170        91
                                     ------------------------------------------------------------------------------

17. SEPTEMBER 11, 2001

As a result of September 11, the Company recorded an estimated loss amounting to $9, net of taxes and reinsurance, in the third quarter of 2001. The Company based the loss estimate upon a review of insured exposures using a variety of assumptions and actuarial techniques, including estimated amounts for unknown and unreported policyholder losses and costs incurred in settling claims. Also included was an estimate of amounts recoverable under the Company's ceded reinsurance programs. In the first quarter of 2002, the Company recognized a $3 after-tax benefit related to favorable development of reserves related to September 11. As a result of the uncertainties involved in the estimation process, final claims settlement may vary from present estimates.